SCHEDULE 14A INFORMATION


PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
1934.

FILED BY THE REGISTRANT /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT /  /
Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for the Use of the Commission Only (as permitted by rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             KEY TRONIC CORPORATION
                  (Name of Registrant as Specified In Its Charter)

   (Name of Persons(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total Fee Paid:

/ /  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing:

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party

     4)  Date Filed:

-----------------------------------------------------------------------------

                                March 5, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE:  KEY TRONIC CORPORATION DEFINITIVE PROXY STATEMENT

Dear Sir or Madam:

     On behalf of Key Tronic Corporation, filed herewith via EDGAR pursuant to Rule 14a-6(b) of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are the Company's definitive proxy statement, form of proxy and notice to shareholders for a special meeting of the Company's shareholders (collectively, the "Proxy Materials").

     At the special meeting, to occur on April 15, 1997, the Company's shareholders will be asked to approve and ratify the execution of a Restricted Stock Agreement and the issuance of shares thereunder. The Restricted Stock Agreement is included in the definitive proxy statement as Exhibit A.

     Certain financial information required by Item 13 of Schedule 14A has been incorporated by reference in the Proxy Materials pursuant to Item 13(b)
(1). Pursuant to Note D.4 to Schedule 14A, such information is being filed in electronic format along with the Proxy Materials. In accordance with Instruction 2 to Item 13 of Schedule 14A, a manually signed copy of the report of Deloitte & Touche LLP, the Company's independent auditors, has been filed separately in connection with the filing of the definitive Proxy Materials.

     Three copies of the Proxy Materials will also be filed concurrently with the NASDAQ Exchange, in accordance with rule 14a-6(b) of the Exchange Act.

     The Proxy Materials are to be mailed to the Company's shareholders on or about March 6, 1997. Please contact the undersigned at (509) 927-5569 should you have any questions.

                              Very truly yours,

                              KEY TRONIC CORPORATION




                              By:  Kathleen L. Nemeth
                                   General Counsel





                                KEY TRONIC LOGO

                                 MARCH 6, 1997

Dear Fellow Shareholder,

     The attached Notice of Special Meeting of Shareholders and Proxy Statement relates to the Special Meeting of Shareholders of Key Tronic Corporation, to be held on Tuesday, April 15, 1997, at 1:00 p.m. Pacific Time. The meeting will be held at the principal executive offices of the Company, 4424 N. Sullivan Road, Spokane, Washington.

     The proposal for your consideration relates to the options that the Hiller Group (HKT Partners) acquired when they took over the management of the Company in 1992. At that time, the Company had declining revenues and had been unprofitable in the preceding fiscal year. The Key Tronic Board of Directors brought in Stanley Hiller and his management turn-around team to address these problems.

     As compensation, HKT Partners was granted options to purchase 2,396,923 shares of common stock at $4.50 per share ("HKTP Options"). These HKTP Options were scheduled to expire on March 1, 1997. Mr. Hiller has not received any salary and his total compensation is based on stock appreciation. As has been The Hiller Group's practice, a portion of the HKTP Options were distributed to key management of Key Tronic, including the new Directors that were brought in.

     As you can imagine, placing a large block of stock like this on the open market could have a very negative effect on the stock price. Further, I think it is vitally important to keep Stan and the current Board involved with the Company. Shortly after I joined the Company in 1995, management and the Board began working on these issues.

     Because eight of the eleven members of the Board were brought in with the Hiller team and hold these HKTP Options, it was difficult for the Board to make decisions about these HKTP Options that would not involve a conflict of interest. Consequently, after seeking legal counsel, the Board established a "Special Committee" consisting of Board members that were not holders of HKTP Options. This Committee was charged with making recommendations to the full Board on the disposition of the HKTP Options.

     The Special Committee consisted of Mr. Wendell Satre, Dr. Yacov Shamash and me. Both Mr. Satre and Dr. Shamash were members of the Board prior to the involvement of the Hiller group.

     After considerable study, this Special Committee unanimously recommended to the Board that the HKTP Options to purchase 2,396,923 shares of stock be converted to a grant of 1,070,396 shares of restricted stock. This recommendation was unanimously approved by the Board at a meeting held on February 20, 1997 and is now being submitted for your approval.

     The exchange of the HKTP Options for the restricted Common Stock allows the Company to reduce the potential outstanding shares of Common Stock by over one million shares. The decrease represents approximately 13% of the outstanding shares. This makes especially good sense given the current price of the Common Stock, which in the view of the Board of Directors does not adequately reflect the value of the Company. Additionally, the Common Stock issued to the Hiller Group in exchange for the HKTP Options is subject to restrictions that will lapse over a three-year period. These restrictions provide for the continued service of Stan Hiller to the Company.

     The contributions of Stan Hiller and his team to Key Tronic have been essential to the Company's progress. In May of 1993, they acquired Honeywell's Keyboard operation. This acquisition gave us the foundation for our very successful operations in Juarez, Mexico and Las Cruces, New Mexico. Most of our keyboards are now manufactured in Mexico. Further, they brought in a group of top-notch managers that have cut costs and have built a much stronger company. This management team consists of Jack Oehlke, Chief Operating Officer, Craig Gates, Vice President and General Manager of New Business Development and Ron Klawitter, Chief Financial Officer, who are also holders of HKTP options.

     I believe this Company has a great future, and we need the continued involvement of this management team, our strong Board of Directors and Stan Hiller.

     Approval of this proposal requires the affirmative vote of at least two-thirds of the total outstanding shares of Common Stock voting at the Special Meeting in person or by proxy. I encourage you to review carefully the accompanying proxy statement that describes the Restricted Stock Agreement and the issuance of restricted stock. On behalf of the Board, I strongly recommend that you vote FOR approval and ratification of the proposal.

                              Sincerely,

                              /s/ Fred W. Wenninger

                              Fred W. Wenninger
                              Chief Executive Officer and President
                              Member of the Board of Directors



                                KEY TRONIC LOGO

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 March 6, 1997

To the Shareholders of KEY TRONIC CORPORATION:

     The Special Meeting of Shareholders of Key Tronic Corporation, a Washington corporation (the "Company"), will be held on Tuesday, April 15, 1997, at 1:00 p.m. Pacific time at the principal executive offices of the Company, 4424 N. Sullivan Road, Spokane, Washington 99216 (the "Special Meeting"), for the following purposes:

     1. To consider the approval and ratification of a Restricted Stock Agreement between the Company and Hiller Key Tronic Partners, L.P., a Washington limited partnership ("HKT Partners"), and the issuance of restricted shares of Company Common Stock, no par value per share, in exchange for, and in cancellation of, an option owned by HKT Partners and

     2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Record holders of the Company's Common Stock, at the close of business on February 26, 1997 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

                              By Order of the Board of Directors,

                              /s/ Ronald F. Klawitter

                              Ronald F. Klawitter, Secretary

Spokane, Washington
March 6, 1997


                                   IMPORTANT

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible to ensure your representation at the meeting. PROMPTLY SIGNING, DATING AND RETURNING THE PROXY CARD WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.


             First mailed to shareholders on or about March 6, 1997

                                KEY TRONIC LOGO

                                PROXY STATEMENT

                                 INTRODUCTION

GENERAL

     The preceding Notice of Special Meeting of Shareholders, this Proxy Statement and the enclosed proxy card are being furnished by Key Tronic Corporation, a Washington corporation (the "Company"), to the holders of outstanding shares of Common Stock, no par value per share, of the Company (the "Common Stock") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of such shares. The proxies are to be used at the Special Meeting of Shareholders of the Company to be held on Tuesday, April 15, 1997, at 1:00 p.m. Pacific time at the principal executive offices of the Company, 4424 N. Sullivan Road, Spokane, Washington 99216, and any adjournments or postponements thereof (the "Special Meeting").

     The principal purpose of the Special Meeting is to consider the ratification and approval of an agreement (the "Restricted Stock Agreement") between the Company and Hiller Key Tronic Partners, L.P., a Washington limited partnership ("HKT Partners"), dated February 28, 1997, and the issuance thereunder of 1,070,396 shares of the Common Stock to HKT Partners (the "Issuance") in exchange for, and in cancellation of, an option to purchase 2,396,923 shares of Common Stock held by HKT Partners (the "Hiller Option").
See "APPROVAL AND RATIFICATION OF THE RESTRICTED STOCK AGREEMENT AND ISSUANCE
IN EXCHANGE FOR HILLER OPTION--Background and Recommendation of the Board."
The Restricted Stock Agreement imposes certain restrictions on the shares of Common Stock to be issued to HKT Partners that will lapse over a three-year period in connection with Stanley Hiller, Jr.'s continued service to the Company or upon the happening of certain events. The Issuance of shares under the Restricted Stock Agreement in exchange for the Hiller Option resulted, on a fully diluted basis (including all granted but unexercised options and warrants for Common Stock), in a 13% decrease in shareholder dilution, compared to the level of dilution that would have been experienced if the Hiller Option had been fully exercised. The shares of Common Stock issued under the Restricted Stock Agreement represent approximately 11% of the outstanding Common Stock on February 28, 1997 on a fully diluted basis (excluding the Hiller Option shares). The Board has unanimously approved the Restricted Stock Agreement and the Issuance in exchange for, and in cancellation of, the Hiller Option, subject to approval and ratification by the Company's shareholders. See "APPROVAL AND RATIFICATION OF THE RESTRICTED STOCK AGREEMENT AND ISSUANCE IN EXCHANGE FOR HILLER OPTION--Terms of the Restricted Stock Agreement."

RECORD DATE, PROXIES AND REVOCATION

     Record holders of the Common Stock at the close of business on February 26, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the Record Date, 8,540,434 shares of Common Stock were issued and outstanding. A proxy card for use at the Special Meeting is enclosed with this Proxy Statement. By completing and returning the proxy card, each holder of Common Stock authorizes Fred Wenninger, Wendell J. Satre and Yacov A. Shamash or any of them and their substitutes to vote all such holder's shares on his or her behalf. All completed, signed and dated proxies returned to the Company will be voted at the Special Meeting in accordance with the instructions thereon. If no instructions are given on an otherwise signed and dated proxy card, the proxy will be voted FOR the approval and ratification of the Restricted Stock Agreement and the Issuance. Any proxy may be revoked at any time before it has been voted by giving written notice of revocation to the Secretary of the Company at the address set forth above; by delivering a completed, signed proxy bearing a date later than any earlier proxy; or by voting shares in person at the Special Meeting. The mere presence at the Special Meeting of the shareholder who has given a proxy will not revoke such proxy.

VOTING

     Each share of Common Stock outstanding is entitled to one vote on each matter presented for a vote of the shareholders at the Special Meeting. Under
Article VIII of the Company's Restated Articles of Incorporation (the "Restated Articles"), execution of the Restricted Stock Agreement and the Issuance may constitute a "business combination" with a "Major Shareholder," as such terms are defined in Article VIII because HKT Partners beneficially owned over 5% of the Common Stock when the Restricted Stock Agreement was executed. Accordingly, the Company is seeking approval and ratification of the Restricted Stock Agreement and the Issuance, which constitutes Proposal 1 listed in the accompanying Notice of Special Meeting of Shareholders, by not less than 66.67% of the total outstanding shares of Common Stock. An abstention from voting or a "broker nonvote" (i.e., shares held by brokers, fiduciaries or other nominees, which are not permitted to vote due to the absence of instructions from beneficial owners or other persons entitled to vote shares as to a matter) will have the practical effect of voting against Proposal 1. Approval of Proposal 1 by the Company's shareholders by the percentage required under Article VIII of the Restated Articles will also satisfy the requirement of the National Association of Securities Dealers, Inc. for companies whose shares are traded on the Nasdaq National Market (the "Nasdaq NM") that arrangements under which Company stock may be acquired by Company officers or directors be approved by a majority of the total votes cast on the proposal, in person or by proxy.

     The Board is not seeking, and the vote of the shareholders will not be construed to be, a waiver by the Company's shareholders of any right of action or other challenge relating to any violation by the Company's directors of any fiduciary duty to the Company or its shareholders, or relating to any violation of any federal or state securities or similar disclosure laws, and the Company currently is unaware of any basis for such claim. However, under Section 23B.08.730 of the Washington Business Corporation Act (the "WBCA"), execution of the Restricted Stock Agreement and the Issuance may constitute a "director's conflicting interest transaction" as defined in that statute. Accordingly, ratification and approval of Proposal 1 by the holders of a majority of the "qualified shares" may have the effect of limiting any potential claim that the Restricted Stock Agreement and the Issuance have not been duly authorized.
Section 23B.08.730 defines "qualified shares" as the shares entitled to vote on the transaction, except shares that are beneficially owned, or the voting of which is controlled by, a director who has a conflicting interest respecting the transaction or by a related person of the director or both. Eight of the Company's eleven directors, none of whom served on the Special Committee, and certain executive officers of the Company, have ownership interests in HKT Partners and will, therefore, share in the economic benefit of the Issuance in exchange for the Hiller Option. See "APPROVAL AND RATIFICATION OF THE RESTRICTED STOCK AGREEMENT AND ISSUANCE IN EXCHANGE FOR HILLER OPTION-- Proportionate Interest of Company Directors and Officers in the Restricted Common Stock."

     Because the Issuance occurred after the Record Date, HKT Partners is not eligible to vote the shares of Common Stock issued under the Restricted Stock Agreement on Proposal 1. The Company has been informed that the officers and directors of the Company intend to vote all shares beneficially owned by them in favor of ratification and approval of the Restricted Stock Agreement and the Issuance. As of the Record Date, the officers and directors of the Company as a group owned, or controlled the right to vote, approximately 294,935 shares of Common Stock (excluding outstanding but unexercised options to purchase Common Stock, including the Hiller Option), or approximately 3.5% of the shares of Common Stock issued and outstanding on that date.

     If the Restricted Stock Agreement and the Issuance are not approved and ratified by the required vote at the Special Meeting, the Company may resubmit these matters to the Company's shareholders for approval at any time prior to February 28, 1998 in accordance with the Restricted Stock Agreement, and it is the present intention of the Board to do so. If the proposal should be resubmitted, HKT Partners has agreed that it will vote the shares of Common Stock issued under the Restricted Stock Agreement for or against such resubmitted proposal in the same proportion as shares of Common Stock are voted by the other holders who vote in person or by proxy on the proposal. If the Restricted Stock Agreement and the Issuance are not approved by the required vote prior to February 28, 1998, the Common Stock issued thereunder will be deemed reconveyed to the Company on February 28, 1998 and canceled. See "APPROVAL AND RATIFICATION OF THE RESTRICTED STOCK AGREEMENT AND ISSUANCE IN EXCHANGE FOR HILLER OPTION--Terms of the Restricted Stock Agreement." The cancellation of the Hiller Option is effective, whether or not such shareholder approval is obtained.

                                  PROPOSAL 1

                          APPROVAL AND RATIFICATION OF
                  THE RESTRICTED STOCK AGREEMENT AND ISSUANCE
                         IN EXCHANGE FOR HILLER OPTION

BACKGROUND AND RECOMMENDATION OF THE BOARD

     Based on the recommendation of a Special Committee of the Board (the "Special Committee"), the Board has determined that it is in the best interests of the Company and its shareholders for the shareholders to ratify and approve the execution of the Restricted Stock Agreement and the Issuance. See "--The Special Committee's Role". Subject to approval by the Company's shareholders, under the Restricted Stock Agreement, HKT Partners received 1,070,396 shares of Common Stock in exchange for, and in cancellation of, the Hiller Option, which was exercisable for 2,396,923 shares of Common Stock at an exercise price of $4.50 per share. The Issuance of shares to HKT Partners in exchange for the cancellation of the Hiller Option resulted, on a fully diluted basis, in a 13% decrease in shareholder dilution compared to the level of dilution that would have been experienced if the Hiller Option had been fully exercised. The shares of Common Stock issued in exchange for the Hiller Option are subject to restrictions related to the continued service of Mr. Stanley Hiller, Jr., Chairman of the Board of Directors. See "--Terms of the Restricted Stock Agreement." The Board believes that the Issuance of restricted shares of Common Stock upon the terms contained in the Restricted Stock Agreement in exchange for the Hiller Option is fair to, and in the best interests of, the Company's shareholders and provides an appropriate incentive to the Company's management and the Hiller Group, a corporate management organization of which Mr. Hiller is a principal (the "Hiller Group"), to improve the financial performance of the Company and to enhance shareholder value. HKT Partners is an affiliate of the Hiller Group.

     THE HILLER AGREEMENT. On February 1, 1992, the Company approved an agreement with the Hiller Group (the "Hiller Agreement"), under which Mr. Hiller and other members of the Hiller Group became involved in the management of the Company. Mr. Hiller, who is 72, is the Senior Partner of Hiller Investment Company ("Hiller Investment") and Managing Partner of the Hiller Group. Mr. Hiller has served as Chairman of the Board, Chief Executive Officer or Senior Officer of numerous corporations over a 50-year period. Through the Hiller Group, which he founded in the late 1960s, he has brought together groups of executives who become actively involved in the direct management of companies, usually at the request of its managers, directors or shareholders. During the past 20 years, Mr. Hiller has concentrated his efforts in the area of restructuring troubled companies, including G.W. Murphy Industries (diversified manufacturing and services), The Bekins Company (moving and storage) and York International (air conditioning manufacturing). Mr. Hiller also serves on the Board of Directors of The Boeing Company. Under the Hiller Agreement, Mr. Hiller was appointed a director, Chief Executive Officer and Chairman of the Company's Executive Committee and acquired the right to designate three additional persons to be appointed to the Board. Mr. Hiller served as the Company's Chief Executive Officer until August 1995, at which time he was appointed Chairman of the Board of the Company. Under these arrangements, Mr. Hiller has received no salary for his services as an executive officer and director of the Company, but has been reimbursed for certain expenses incurred by Hiller Investment. See "CERTAIN TRANSACTIONS."
No salary for Mr. Hiller's services is currently anticipated to be paid in the foreseeable future.

     THE HILLER OPTION AGREEMENT. In connection with the Hiller Agreement, the Company entered into an agreement dated February 29, 1992 (the "Hiller Option Agreement"), which was approved by the Company's shareholders in May 1992. The Hiller Option Agreement provided that HKT Partners could purchase from the Company up to 2,396,923 shares of Common Stock (which shares represented approximately 24% of the outstanding Common Stock on the Record Date on a fully diluted basis, including all outstanding and unexercised options and warrants, excluding the Hiller Option shares), at an exercise price of $4.50 per share, subject to proportional adjustment in the number of shares and the exercise price in the event of a recapitalization, stock split, stock dividend or similar transaction. Pursuant to the Hiller Agreement, the Company also approved the authorization of an additional 300,000 shares of Common Stock issuable upon exercise of options to be granted under the Company's Employee Stock Ownership Plan to senior officers of the Company, which increase also was approved by the Company's shareholders in May 1992. The Hiller Option became fully exercisable on March 1, 1994 and would have expired on March 1, 1997 in accordance with its terms. HKT Partners subsequently granted limited partnership interests to certain directors and officers of the Company, providing them with an ownership interest in the Hiller Option as a performance incentive. See "--HKT Partners" below.

     REGISTRATION RIGHTS AGREEMENT. Concurrently with the Hiller Option Agreement, the Company also entered into a Registration Rights Agreement with HKT Partners (the "Registration Rights Agreement"). In the Registration Rights Agreement, the Company agreed, subject to certain conditions, to register shares of Common Stock held by HKT Partners, including (but not limited to) shares subject to the Hiller Option (the "Registrable Shares"), under the Securities Act of 1933, as amended (the "Securities Act"). Subject to certain exceptions, at any time after March 31, 1993, the holders of at least 25% of the shares subject to the Hiller Option may on up to two occasions require the Company at its own expense to use its diligent best efforts to register all or part of the Registrable Shares under the Securities Act, so long as the aggregate offering price to the public would be at least $5,000,000. In addition, in the event that the Company registers shares under the Securities Act on its own behalf, the Company is required at its own expense to include in such registration all or part of the Registrable Shares upon request of the holders thereof, subject to certain limitations. Finally, subject to certain exceptions and limitations, the holders of Registrable Shares may upon request require the Company, at the expense of such holders, to register all or part of such shares on Form S-3 under the Securities Act if such Form is available, and so long as the aggregate price to the public of such shares would be equal to at least $500,000. The registration rights granted under the Registration Rights Agreement expire on March 1, 2002. HKT Partners has utilized one demand registration right under the Registration Rights Agreement in connection with the registration of 1,000,000 shares of Common Stock on a Form S-3 registration statement effective May 23, 1995 and exercised its remaining demand right on August 29, 1996 in connection with a registration statement which has not yet been filed.

     HKT PARTNERS. HKT Partners is a Washington limited partnership created by the Hiller Group in connection with the Hiller Option Agreement and related matters. Mr. Hiller, as the sole shareholder of HKT, Inc., a Washington corporation that is the General Partner of HKT Partners, and as a General Partner of Hiller Investment Partners, a California general partnership and a limited partner of HKT Partners, currently has a 66.73% interest in HKT Partners. Each partner of HKT Partners, including certain directors and officers of the Company, will share in the economic benefit of the cancellation of the Hiller Option in exchange for the Issuance of shares under the Restricted Stock Agreement to the extent of such partner's partnership interest. See "--Proportionate Interest of Company Directors and Officers in the Restricted Common Stock." The following directors have each received a .5% ownership interest in HKT Partners: Robert H. Cannon, Jr.; Michael R. Hallman; Kenneth F. Holtby; Dale F. Pilz; Clarence W. Spangle; and William E. Terry.
Mr. Cason, a director of the Company has received a 8.46% ownership interest in HKT Partners. Messrs. Gates, Klawitter and Oehlke, executive officers of the Company, have received, respectively, .77%, 1.72% and 1.74% ownership interests in HKT Partners. The extent to which the interests of these Company directors and officers in HKT Partners constituted beneficial ownership of the Common Stock at January 31, 1997 is set forth in "PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT". During fiscal year 1996, Messrs. Cason, Oehlke, Klawitter, and Gates received cash distributions of a portion of their limited partnership interests in HKT Partners in the amounts of $548,843, $123,500, $119,700 and $44,156, respectively.

     THE SPECIAL COMMITTEE'S ROLE. The Special Committee, consisting of Messrs. Wenninger, Satre and Shamash, was appointed in July 1996 to consider issues relating to the expiration of the Hiller Option. In particular, the Special Committee considered the dilutive effect of exercise in full of the Hiller Option, the potential adverse impact on the price of the Common Stock if the Hiller Option shares were sold pursuant to the Registration Rights Agreement, whether the exercise of the Hiller Option and sale of the underlying Common Stock (or expiration of the Hiller Option unexercised) would eliminate incentives for the holders of the limited partnership interests in HKT Partners to continue actively participating in the management of the Company in order to increase long-term shareholder value and the benefits to the Company of Mr. Hiller's continued involvement in management of the Company as a director or a consultant and a shareholder. To address these concerns, the Special Committee considered alternatives that would avoid the potential adverse impacts of exercise of the Hiller Option and create incentives for the continued involvement with the Company of the directors and officers affiliated with HKT Partners, including Mr. Hiller. These alternatives included possible restructurings of the Hiller Option, such as extending the term of the Hiller Option, providing for cashless exercise of the Hiller Option, or canceling the Hiller Option in exchange for a grant of restricted shares of Common Stock. In considering these alternatives, the Special Committee sought to recommend to the Board a transaction that would be fair to the Company and its shareholders, including HKT Partners, and that would provide incentives to HKT Partners to continue participating in the Company's long-term growth.

     The Special Committee determined that cancellation of the Hiller Option in exchange for the Issuance of restricted shares of Common Stock, upon the terms set forth in the proposed Restricted Stock Agreement, best satisfied the Special Committee's objectives because it avoided the immediate exercise and sale of the Hiller Option, replaced the Hiller Option with restricted shares of Common Stock of comparable net aggregate value, imposed restrictions which lapse in connection with Mr. Hiller's continued service to the Company, provided incentives for the partners of HKT Partners to continue to create long-term value in order to realize the full benefit of their ownership interest in the restricted Common Stock and minimized any potential adverse impact on the Company's earnings from the recognition of compensation expense related to cancellation of the Hiller Option and the Issuance. See "--Certain Financial Effects of the Restricted Stock Agreement."

     In making its recommendation that the Board approve the Restricted Stock Agreement and the Issuance, the Special Committee made the following determinations regarding the calculation of the shares of restricted Common Stock to be issued to HKT Partners: (a) the number of shares to be issued to HKT Partners should be determined by dividing the net aggregate dollar value of the Hiller Option by the per share fair market value of the Common Stock to be issued to HKT Partners on the date of the Restricted Stock Agreement, (b) the per share fair market value of the shares of restricted Common Stock should reflect the restrictions imposed on the shares, (c) the fair market value of the restricted shares of Common Stock should be 17.5% less than the fair market value of unrestricted Common Stock to reflect the fact that the restrictions will lapse, and the shares will be available for sale, over a three-year period, and (d) the net aggregate dollar value of the Hiller Option should equal the current market price of the Common Stock, based on the average of the last reported sale prices on the Nasdaq NM on the five business days immediately preceding the date of the Restricted Stock Agreement, minus the exercise price ($4.50) of the Hiller Option multiplied by the 2,396,923 shares subject to the Hiller Option.

     The Board applied the formula recommended by the Special Committee and calculated the number of shares of Common Stock issued to HKT Partners under the Restricted Stock Agreement as follows: the average of the last reported sale prices of the Common Stock on February 21, 24, 25, 26 and 27, 1997 was $7.125; therefore, the aggregate value of the restricted shares issued to HKT Partners equaled $6,291,922.80 ($7.125 - $4.50) x 2,396,923 shares), the net aggregate dollar value of the Hiller Option. The aggregate value of $6,291,922.80 divided by $5.878125 (the per share fair market value of the Common Stock ($7.125, reduced by 17.5% to reflect the restrictions), yielded a total of 1,070,396 shares of Common Stock issued to HKT Partners in exchange for cancellation of the Hiller Option.

PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Nasdaq NM. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of the Common Stock as reported on the Nasdaq NM. These quotations represent prices between dealers without adjustment for markups, markdowns or commissions, and may not represent actual transactions.


FISCAL PERIOD                             HIGH         LOW
1994:     First Quarter                 $ 10.750    $  8.750
          Second Quarter                $  9.250    $  6.000
          Third Quarter                 $  9.000    $  6.250
          Fourth Quarter                $  8.000    $  6.000

1995:     First Quarter                 $ 11.500    $  6.000
          Second Quarter                $ 11.000    $  9.000
          Third Quarter                 $ 14.375    $ 10.000
          Fourth Quarter                $ 16.125    $ 13.500

1996:     First Quarter                 $ 17.922    $ 13.875
          Second Quarter                $ 13.875    $  7.750
          Third Quarter                 $  9.000    $  5.375
          Fourth Quarter                $  9.125    $  6.000

1997:     First Quarter                 $  8.375    $  6.375
          Second Quarter                $  9.000    $  7.000
          Third Quarter                 $  7.750    $  6.500
          (through February 27,
          1997)

TERMS OF THE RESTRICTED STOCK AGREEMENT

     THE DESCRIPTION OF THE RESTRICTED STOCK AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RESTRICTED STOCK AGREEMENT, A COPY OF WHICH IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT.

     The Restricted Stock Agreement provides that, subject to approval by the Company's shareholders, the Company will issue 1,070,396 shares of Common Stock to HKT Partners in exchange for, and in cancellation of, the Hiller Option and that such shares are subject to certain restrictions set forth in the Restricted Stock Agreement that will lapse over a three-year period or upon the happening of certain events described below.

     Restrictions on the Shares. The shares issued under the Restricted Stock Agreement are subject to restrictions prohibiting resale of the shares by HKT Partners, and to a risk of forfeiture, until the restrictions lapse or upon the happening of certain events described below. Subject to the events described below, the restrictions will lapse and the shares will become unrestricted according to the following schedule: (i) 33-1/3% of the total shares will become unrestricted on the first anniversary of the issuance date, (ii) an additional 33-1/3% of the total shares will become unrestricted on the second anniversary of the issuance date, and (iii) the remaining 33-1/3% of the total shares will become unrestricted on the third anniversary of the issuance date.

     The restrictions will lapse according to the above schedule; provided that Mr. Hiller continues to serve the Company as a director, officer or advisor during such anniversary periods, subject to the following exceptions: (i) if the shareholders or the Board fail to elect or appoint Mr. Hiller to serve as a director, officer or advisor of the Company despite his willingness to do so, all the shares shall immediately become unrestricted; (ii) if Mr. Hiller becomes unable to serve as a director, officer or advisor of the Company due to health problems, the resale restrictions shall continue to lapse according to the three-year schedule above; and (iii) if there is a "Change of Control" of the Company (as defined in the Restricted Stock Agreement), all shares issued to HKT Partners shall immediately become unrestricted. A "Change of Control" is defined to include (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company where the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; (ii) a merger in which the shareholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the shareholders of the Company before such sale, exchange, or transfer retain, directly or indirectly at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

     Shareholder Approval. The Restricted Stock Agreement also provides that the Issuance and the Restricted Stock Agreement must be approved by the Company's shareholders in accordance with Article VIII of the Restated Articles prior to February 28, 1998. If the Issuance and the Restricted Stock Agreement are not approved by the required vote prior to February 28, 1998, the Common Stock issued thereunder will be deemed reconveyed to the Company on February
28, 1998 without payment of any consideration by the Company, and the Company will thereupon cancel all such shares. If the Issuance and the Restricted Stock Agreement are not approved by the Company's shareholders when first submitted for their approval, the Company may elect to resubmit the proposal for shareholder approval at any time prior to February 28, 1998. In connection with any such resubmission, the Restricted Stock Agreement provides that HKT Partners will vote the shares of Common Stock issued under the Restricted Stock Agreement for or against such resubmitted proposal in the same proportion as shares of Common Stock are voted by the other holders who vote in person or by proxy on the proposal.

     The Company will retain all stock certificates representing shares of restricted Common Stock until the later of (i) the date the Company's shareholders approve the Issuance and the Restricted Stock Agreement and (ii) the date the restrictions on such Common Stock have lapsed in accordance with the schedule set forth above. Any shares of restricted Common Stock that fail to vest in accordance with such schedule will be deemed reconveyed to the Company without payment of any consideration by the Company, and the Company will thereupon cancel all such shares.

     Amendments. The Restricted Stock Agreement may be amended, and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and HKT Partners. The written consent of the Company will be effective only if approved by a majority of the directors who do not have a "conflicting interest" as such term is defined in Section 23B.08.700 of the WBCA (or successor statute) with respect to the amendment. If required by law, the rules of any stock exchange on which the Common Stock is listed or approved for quotation, the Restated Articles or the Company's Restated Bylaws, the written consent of the Company will be effective only if approved or ratified by holders of a majority of the voting stock of the Company present in person or by proxy at a duly held shareholders meeting (provided that a quorum is present at such meeting) or such higher amount as may be required by such law, rule, Restated Articles or Restated Bylaws.

     Registration Rights. Pursuant to the terms of the Restricted Stock Agreement, all shares of Common Stock issued to HKT Partners under the Restricted Stock Agreement in exchange for the cancellation of the Hiller Option are entitled to the benefits of the Registration Rights Agreement upon the same terms and conditions as the shares that would have been issuable on exercise of the Hiller Option.

PROPORTIONATE INTEREST OF COMPANY DIRECTORS AND OFFICERS IN THE RESTRICTED COMMON STOCK

     The Company directors and officers who are partners of HKT Partners have a beneficial interest in the shares of restricted Common Stock issued under the Restricted Stock Agreement in proportion to their respective interests in HKT Partners. Such interests result in beneficial ownership of the following number of shares of such Common Stock as of the date of the Restricted Stock Agreement, in substitution for their respective interests in the Hiller Option reflected under "PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT".


                               NEW PLAN BENEFITS

                                                            DISCOUNTED
                                           DOLLAR VALUE    DOLLAR VALUE    NUMBER
 NAME               TITLE                     $(1)            $(2)         OF SHARES

Robert H. Cannon    Director               $    36,126     $    31,460      5,352

Thomas W. Cason     Director                   611,502         532,517     90,593

Michael R. Hallman  Director                    36,126          31,460      5,352

Stanley Hiller,     Chairman                 4,835,896       4,211,259    716,429
 Jr.(3)

Kenneth F. Holtby   Director                    36,126          31,460      5,352

Dale F. Pilz        Director                    36,126          31,460      5,352

Clarence W. Spangle Director                    36,126          31,460      5,352

William E. Terry    Director                    36,126          31,460      5,352

Craig D. Gates      Vice President              55,653          48,465      8,245

Ronald F. Klawitter Vice President of          123,903         107,899     18,356
                    Finance, Treasurer &
                    Secretary

Jack W. Oehlke      Chief Operating            126,036         109,756     18,672
                    Officer

Richard T.          Vice-President-             59,535          51,845      8,820
Tinsley(4)          Quality

Executive Group                                365,127         317,965     54,093

Non-Executive                                5,664,153       4,932,534    839,134
 Director Group

Non-Executive                                        0               0          0
 Officer Employee
 Group



(1) Based on the closing price of the Common Stock on February 28, 1997, the date the restricted Common Stock was granted subject to shareholder approval.
(2) Based on the formula recommended by the Special Committee and used by the Board to determine the number of shares of restricted Common Stock to issue in exchange for the Hiller Option. See "--Background and Recommendation of the Board--The Special Committee's Role."
(3) Represents the pro rata interest of Mr. Hiller in the interests of entities controlled by Mr. Hiller who are partners in HKT Partners, in the shares of restricted Common Stock.
(4) Mr. Tinsley, who had served as Vice-President-Quality of the Company since November 1993, resigned as Vice President-Quality effective January 1, 1997.

CERTAIN FINANCIAL EFFECTS OF THE RESTRICTED STOCK AGREEMENT

     The Company will account for the exchange of the Hiller Option for the restricted Common Stock pursuant to the Restricted Stock Agreement in accordance with Financial Accounting Standard 123 ("FAS 123"). Under FAS 123, the Company will not recognize compensation expense upon the exchange of the Hiller Option for such Common Stock because the net aggregate dollar value of the Hiller Option is equal to the aggregate fair market value of such Common Stock, taking into account the restrictions thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION
OF THE RESTRICTED STOCK AGREEMENT AND THE ISSUANCE IN EXCHANGE FOR THE HILLER OPTION.

DIRECTOR COMPENSATION

     Each director who is not an employee of the Company receives a quarterly retainer of $1,500, a fee of $750 for each Board meeting attended in person and a fee of $250 for each Board meeting attended by telephone. Directors also receive a fee of $250 for each committee meeting attended, except that directors receive a fee of $1,000 for each Executive Committee meeting attended (which payment is in lieu of any payment for a Board meeting attended on the same day). Committee chairmen receive an additional fee of $100 for each committee meeting attended. Directors also receive payment of out-of-pocket expenses related to their service as directors.

     Each director who is not, upon election to the Board, an employee of the Company participates in the Company's Stock Option Plan for Non-Employee Directors. Each non-employee director is granted, upon initial election, an option to purchase 10,000 shares of Common Stock and an additional option to purchase 10,000 shares upon the director's first reelection to the Board. All options granted pursuant to the plan have a three-year vesting period.

                               EXECUTIVE OFFICERS

     The following persons are the executive officers of the Company:

     Fred W. Wenninger, age 58, has been a director of the Company since September 1, 1995. He has served as President and Chief Executive Officer of the Company since September 1, 1995. Mr. Wenninger served as President and Chief Executive Officer and a director of Iomega Corporation, a computer mass storage company, from May 1989 until January 1994. From February 1986 until April 1989, he was President of Bendix/King, an avionics division of Allied Signal Corporation. From 1963 to 1986, he was employed by Hewlett Packard, the last eight years in General Manager positions at divisions that developed and produced computers and workstations. Mr. Wenninger has a Ph.D. in Engineering from Oklahoma State University. He is a director of Norand Corporation and Hach Corp.

     Craig D. Gates, age 38, has been Vice President and General Manager of New Business Development since October 1995. He joined the Company as Vice President of Engineering in October of 1994. Mr. Gates has a Bachelor of Science Degree in Mechanical Engineering and a Master's Degree in Business Administration from the University of Illinois, Urbana. From 1982 he held various engineering and management positions within the Microswitch Division of Honeywell, Inc., in Freeport, Illinois, and, from 1991 to October 1994, he served as Director of Operations, Electronics for Microswitch.

     Ronald F. Klawitter, age 45, has been Vice President of Finance and Treasurer of the Company since November 1992 and Secretary since October 1995. He was Acting Secretary from November 1994 to October 1995. From 1987 to 1992, Mr. Klawitter was Vice President, Finance at Baker Hughes Tubular Service, a subsidiary of Baker Hughes, Inc.

     Jack W. Oehlke, age 51, has been Chief Operating Officer of the Company since October, 1995. Previously, he served as Senior Vice President of Operations of the Company from January 1995 to October 1995 and Vice President of Manufacturing Operations from December 1993 to January 1995. Mr. Oehlke served as Director of Operations, Director of Quality and in various management positions within manufacturing, engineering and quality functions of the Microswitch Division of Honeywell, Inc. from 1968 to 1993.

     All executive officers hold office until their successors are elected and have qualified.

                      PRINCIPAL SHAREHOLDERS AND SECURITY
                            OWNERSHIP OF MANAGEMENT

     The following table provides certain information that has been furnished to the Company regarding beneficial ownership of the Common Stock as of January 10, 1997, with respect to (i) each person known by the Company to own beneficially more than 5% of the Common Stock;(ii) each director of the Company;
(iii) the Chief Executive Officer and each of the executive officers of the Company other than the Chief Executive Officer named in the Summary
Compensation Table (collectively, the "Named Executive Officers"); and (iv) all directors and executive officers of the Company as a group.

              NAME OF                 NUMBER OF SHARES    PERCENT OF
         BENEFICIAL OWNER*           BENEFICIALLY OWNED   CLASS (1)
                                            (1)
Zesiger Capital Group LLC             1,063,000(2)          12.4%
320 Park Avenue
New York, NY 10022

BZW Barclays Global Investors, N.A.     584,376(3)           6.8%
420 Montgomery Street, Floor 3
San Francisco, CA 94162

Dimensional Fund Advisors, Inc.         538,300(4)           6.3%
1299 Ocean Avenue, Suite 650
Santa Monica, CA 90401

Hiller Key Tronic Partners, L.P.      2,561,984(5)          23.4%

Robert H. Cannon, Jr. - Director         25,318(6)          **

Thomas W. Cason - Director              202,865(7)           2.4%

Michael R. Hallman - Director            29,068(8)          **

Stanley Hiller, Jr. - Chairman        1,767,452(9)          17.4%

Kenneth F. Holtby - Director             43,068(10)         **

Dale F. Pilz - Director                  26,518(11)         **

Wendell J. Satre - Director              27,333(12)         **

Yacov A. Shamash - Director               7,833(13)         **

Clarence W. Spangle - Director           25,318(14)         **

William E. Terry - Director              29,068(15)         **

                                        187,500(16)          2.2%
Fred W. Wenninger - Chief Executive
 Officer and President

Craig D. Gates - Vice President,         45,267(17)         **
 General Manager of New Business
 Development

Ronald F. Klawitter - Vice President     83,288(18)         **
 of Finance, Treasurer and
 Secretary

Jack W. Oehlke - Chief Operating         79,586(19)         **
 Officer

Richard T. Tinsley - Vice President,     64,018(20)         **
 -   Quality ***

All officers and directors as a       2,643,500(21)         24.3%
 group
 (15 persons)  6)-(20),(21)


* Unless otherwise noted, the address for each named shareholder is in care of the Company at its principal executive offices.
**   Less than 1%.
*** Mr. Tinsley, who had served as Vice President-Quality of the Company since November 1993, resigned as Vice President-Quality effective January 1, 1997.

(1) Percentage beneficially owned is based on 8,540,434 shares of Common Stock outstanding on January 31, 1997. A person or group of persons is deemed to beneficially own as of the Record Date any shares that such person or group of persons has the right to acquire within 60 days after the Record Date. In computing the percentage of outstanding shares held by each person or group of persons, any shares that such person or persons have the right to acquire within 60 days after the Record Date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) Based on Schedule 13G filed with the Securities and Exchange Commission (the "SEC"), dated January 27, 1997.
(3)  Based on Form 13F filed with the SEC, dated April 14, 1996.
(4) Dimensional Fund Advisors, Inc. ("DFA"), a registered investor advisor, is deemed to have beneficial ownership of these shares, all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which DFA serves as investment manager. DFA disclaims beneficial ownership of all shares.
(5) Represents 2,396,923 shares subject to presently exercisable options pursuant to the Hiller Option Agreement (described on page 4), and 161,524 shares held by HKT Partners and 3,537 shares held by HKT, Inc., its general partner. Excludes 100 shares owned directly by Mr. Hiller, as to which HKT Partners disclaims beneficial ownership. See textual disclosure on page 5.
(6) Represents 13,333 shares issuable upon exercise of director stock options and Mr. Cannon's pro rata interest (11,985 shares) in shares issuable upon the exercise of options held by HKT Partners.
(7) Represents Mr. Cason's pro rata interest in shares issuable upon the exercise of options held by HKT Partners.
(8) Includes 13,333 shares issuable upon exercise of director stock options and Mr. Hallman's pro rata interest (11,985 shares) in shares issuable upon the exercise of options held by HKT Partners.
(9) Represents 1,767,352 shares held and shares issuable upon the exercise of presently exercisable stock options, which shares represent the pro rata interest of Mr. Hiller in the interest of entities controlled by Mr. Hiller in shares held by HKT Partners and shares issuable upon the exercise of options owned by HKT Partners. Also includes 100 shares owned directly by Mr. Hiller, as to which HKT Partners disclaims beneficial ownership. See textual disclosure on page 5.
(10) Includes 13,333 shares issuable upon exercise of director stock options and Mr. Holtby's pro rata interest (11,985 shares) in shares issuable upon the exercise of options held by HKT Partners.
(11) Includes 13,333 shares issuable upon exercise of director stock options and Mr. Pilz's pro rata interest (11,985 shares) in shares issuable upon the exercise of options held by HKT Partners.
(12) Includes 3,333 shares issuable upon exercise of a director stock option. Excludes 1,200 shares owned by Mr. Satre's grandchildren under the Uniform Transfers to Minors Act. Mr. Satre disclaims beneficial ownership of these shares.
(13) Includes 3,333 shares issuable upon exercise of a director stock option.
(14) Represents 13,333 shares issuable upon exercise of director stock options and Mr. Spangle's pro rata interest (11,985 shares) in shares issuable upon the exercise of options held by HKT Partners.
(15) Includes 13,333 shares issuable upon exercise of director stock options and Mr. Terry's pro rata interest (11,985 shares) in shares issuable upon the exercise of options held by HKT Partners.
(16) Includes 112,500 shares issuable upon exercise of employee stock options. Excludes 6,500 shares owned by Mr. Wenninger's wife, as to which Mr. Wenninger disclaims beneficial ownership.
(17) Includes 26,250 shares issuable upon exercise of employee stock options and Mr. Gates' pro rata interest (18,467 shares) in shares issuable upon the exercise of options held by HKT Partners.
(18) Represents 42,182 shares issuable upon exercise of employee stock options and Mr. Klawitter's pro rata interest (41,106 shares) in shares issuable upon the exercise of options held by HKT Partners.
(19) Includes 36,500 shares issuable upon exercise of employee stock options and Mr. Oehlke's pro rata interest (41,812 shares) in shares issuable upon the exercise of options held by HKT Partners. Also includes Common Stock allocated to Mr. Oehlke as a participant in the Company's Variable Investment Plan (774 shares) as of June 29, 1996.
(20) Includes 39,750 shares issuable upon exercise of employee stock options and Mr. Tinsley's pro rata interest (19,751 shares) in shares issuable upon the exercise of options held by HKT Partners. Also includes Common Stock allocated to Mr. Tinsley as a participant in the Company's Variable Investment Plan (2,534 shares) as of June 29, 1996.
(21) Includes 257,182 shares subject to issuance pursuant to employee stock options. Does not include Common Stock allocated to officers as participants in the Company's Variable Investment, Stock Bonus or Employee Stock Ownership Plans after June 29, 1996.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     Set forth below is information on the annual and long-term compensation for services rendered during fiscal years 1994, 1995 and 1996, by the Named Executive Officers who include (i) Mr. Wenninger, the Company's Chief Executive Officer, (ii) Mr. Hiller, who served as the Company's Chief Executive Officer from February 1992 through August 1995, and (iii) the four other most highly paid executive officers of the Company. For information regarding the Company's current executive officers, see Executive Officers, page 10.

                           SUMMARY COMPENSATION TABLE



                                                                          Long-Term Compensation
                                                                          ----------------------
                              Annual Compensation                             Awards           Payouts
                       -----------------------------------------   Restricted     Securities
                                                    Other Annual     Stock        Underlying               All Other
Name and               Fiscal  Salary     Bonus     Compensation    Award(s)        Options              Compensation
Principal Position      Year   ($)(1)     ($)(2)      ($)(3)        ($)(4)          (#)(5)     Payouts       ($)(6)
-----------------      ------ -------    -------    -------------   ---------      ----------  -------   ------------

Stanley Hiller, Jr.(7)  1995       --         --         --            --              --          --          --
Chairman                1994       --         --         --            --              --          --          --
                        1993       --         --         --            --              --          --          --

Fred W. Wenninger       1996 $243,462   $150,000     $131,782      $762,500         $225,000       --       $4,615
Chief Executive Officer 1995       --         --         --            --              --          --          --
and President           1994       --         --         --            --              --          --          --

Jack W. Oehlke          1996  179,808         --         --            --             33,000       --        4,495
Chief Operating         1995  139,621    105,250       39,531          --              9,000       --        3,491
Officer                 1994   61,251      8,000       26,044          --             20,000       --          777


Craig D. Gates          1996  149,808         --         --            --             43,000       --        3,745
Vice President,         1995   93,159     88,500       20,448          --             20,000       --        1,664
General Manager of      1994       --         --         --            --                 --       --           --
New Business
Development

Ronald F. Klawitter     1996  142,692         --         --            --             33,000       --        3,567
Vice President of       1995  120,910     73,500         --            --              8,815       --        3,023
Finance, Treasurer and  1994   90,938         --         --            --              5,867       --        2,273
Secretary

Richard T. Tinsley      1996  135,001         --         --            --             12,500       --        3,128
Vice President,         1995  135,025     65,651       38,698          --              6,000       --        3,376
Quality                 1994   77,899         --       46,819          --             30,000       --          650

------------

(1)  Includes amounts deferred under the 401(k) component of the Company's
     Variable Investment Plan.
(2)  Represents dollar value of cash bonuses earned by the Named Executive
     Officers during the fiscal year indicated. Includes cash signing bonus of $24,000 ($16,000 paid in 1995 and $8,000 paid in 1994) to Jack W. Oehlke.
     Also includes cash signing bonus of $15,000 paid in 1995 to Craig D. Gates.
(3) In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 and 10% of the total of annual salary and bonus for the Named
     Executive Officer for such year. Dollar amounts shown consist of relocation expenses.
(4) On September 1, 1995, Mr. Wenninger was granted 50,000 phantom stock option units, with no cost basis to Mr. Wenninger, and the value of which at any time equals the market price of the Common Stock multiplied by the number of units. The units vest over a period of five years at 20% per year. The market price of the Common Stock on September 1, 1995 was $15.25 per share.
(5) Does not include stock options granted to HKT Partners, a partnership in which entities controlled by Mr. Hiller, and in which Messrs. Oehlke, Tinsley, Klawitter and Gates, individually, hold limited partnership interests. See notes (5) and (17) through (20) to "PRINCIPAL SHAREHOLDERS
     AND SECURITY OWNERSHIP OF MANAGEMENT." Such options were exchanged for shares of restricted stock on February 28, 1997, pursuant to the Restricted
     Stock Agreement.  See "APPROVAL AND RATIFICATION OF THE RESTRICTED STOCK
     AGREEMENT AND ISSUANCE IN EXCHANGE FOR HILLER OPTION--Pro Rata Interest of
     Company Directors and Officers in the Restricted Stock."
(6) Represents Company matching payments in 1996, 1995 and 1994 under the Company's Variable Investment Plan.
(7)  Mr. Hiller served as Chief Executive Officer of the Company from February
     1992 through August 1995. Pursuant to an agreement entered into in February 1992 between the Company and the Hiller Group, a corporate management organization, Mr. Hiller has received no salary for his services as an executive officer and director of the Company. See the textual disclosure on page 4.

                       OPTION GRANTS IN 1996 FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to each of the individuals identified in the Summary Compensation Table.




                    Number of       % of Total                             Potential Realizable Value at
                    Securities       Options                                  Assumed Annual Rates of
                    Underlying      Granted To                              Stock Price Appreciation for
                    Options Granted  Employees in   Exercise  Expiration           Option Term(2)
NAME                (#)(1)          Fiscal 1995    ($/Share)     Date           5%($)         10%($)
------------------ ------------     ------------   ---------   ----------      --------      ---------

Stanley Hiller, Jr.     --              --             --         --             --             --

Fred W. Wenninger   225,000            42.1%         $15.25     9/01/05       $5,589,128    $8,899,707

Jack W. Oehlke       15,000             2.8%          16.25     7/27/05          397,042       632,224
                     18,000             3.4%           8.34     6/18/06          244,529       389,372

Craig D. Gates       12,500             2.3%          16.25     7/27/05          169,812       270,397
                     30,500             5.7%           8.34     6/18/06          414,341       659,770

Ronald F. Klawitter  15,000             2.8%          16.25     7/27/05          397,042       632,224
                     18,000             3.4%           8.34     6/18/06          244,529       389,372

Richard T. Tinsley    7,500             1.4%          16.25     7/27/05          198,521       316,112
                      5,000              .9%           8.34     6/18/06           67.925       108,159
___________________________


(1) Options vest at the rate of 50% per year on the first and second anniversaries of the grant date.
(2) The rates of appreciation shown in the table are for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company, among other factors. Accordingly the amounts shown may not necessarily be realized.

     The following table provides information on the exercise of options to purchase Common Stock by the Named Executive Officers in fiscal 1996 and such officers' unexercised options to purchase Common Stock at June 29, 1996.


                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                        AND FISCAL YEAR-END OPTION VALUES


                     Shares                    Number of Shares
                    Acquired                Underlying Unexercised         Value of Unexercised
                       on        Value        Options at Fiscal            In-The-Money Options
                    Exercise    Realized         Year End (#)           at Fiscal Year-End($)(1)
Name                  (#)         ($)     Exercisable   Unexercisable  Exercisable  Unexercisable
------------------- --------   --------   -----------   -------------- -----------   --------------

Stanley Hiller, Jr.     0         N/A     1,604,291              0        $3,208,582       N/A

Fred W. Wenninger       0         N/A             0        225,000            N/A          N/A

Jack W. Oehlke          0         N/A        24,500         37,500            N/A          N/A

Craig D. Gates          0         N/A        10,000         53,000            N/A          N/A

Ronald F. Klawitter     0         N/A        30,274         37,405            N/A          N/A

Richard T. Tinsley      0         N/A        33,000         15,500            N/A          N/A
______________

(1) This amount represents the aggregate of the number of in-the-money options multiplied by the difference between the closing price of the Common Stock on the Nasdaq NM on June 29, 1996 and the exercise prices for the relevant options.


EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Contracts. Pursuant to an employment contract, effective
September 1, 1995, Mr. Wenninger agreed to serve as the Company's President and
Chief Executive Officer. He received an initial base salary of $300,000 and eligibility to participate in the Company's bonus incentive plan as offered to its key employees from time to time, with a guaranteed minimum cash bonus of $150,000 for 1996. The Company also granted to Mr. Wenninger options to purchase 225,000 shares of Common Stock at an exercise price of $15.25 per share
(the market price on the date of grant) and 50,000 phantom stock option units at $15.25 per unit, with no cost basis to Mr. Wenninger. The Company also agreed to pay Mr. Wenninger's relocation-related expenses.

     Pursuant to an employment contract, dated December 27, 1993, Mr. Oehlke received an initial salary of $122,500 per year, a cash signing bonus of $24,000 and eligibility to participate in the Company's bonus incentive plan as offered to its key employees from time to time. In addition, the Company granted to Mr. Oehlke, options to purchase 20,000 shares of Common Stock at an exercise price of $8.00 per share (the market price on the date of grant) and agreed to pay Mr. Oehlke's relocation-related expenses.

     Pursuant to an employment contract, dated November 11, 1993, Mr. Tinsley received an initial base salary of $135,000 per year and eligibility to participate in the Company's bonus incentive plan as offered to its key employees from time to time. In addition, the Company granted to Mr. Tinsley options to purchase 30,000 shares of Common Stock at an exercise price of $7.25 per share (the market price on the date of grant) and agreed to pay
Mr. Tinsley's relocation-related expenses.

     Pursuant to an employment contract, executed December 9, 1992, Mr.
Klawitter received an initial base salary of $88,000 per year and eligibility to participate in the Company's bonus incentive plan as offered to its key employees from time to time. In addition, the Company granted to Mr. Klawitter options to purchase 20,000 shares of Common Stock at an exercise price of $8.25 per share (the market price on the date of grant) and agreed to pay
Mr. Klawitter's relocation-related expenses.

     Pursuant to an employment contract, executed October 27, 1994, Mr. Gates received an initial base salary of $125,000 per year and eligibility to participate in the Company's bonus incentive plan as offered to its key employees from time to time. The Company also granted to Mr. Gates options to purchase 20,000 shares of Common Stock at an exercise price of $10.75 per share
(the market price on the date of grant) and agreed to pay Mr. Gates' relocation-related expenses.

     Each of the employment contracts entered into described above imposes upon the employee standard nondisclosure, confidentiality and covenant not to compete provisions. The above employment contracts provide that the Company may terminate employment at any time. The employment contracts provide that upon termination of employment by the Company, other than for cause, or upon termination by the employee in the event the Company changes the substantive responsibilities and duties of the employee in such a way as to constitute a demotion the Company shall continue to pay the employee's base salary in effect prior to termination for a period of one year after termination in the case of Messrs. Wenninger, Oehlke, Klawitter and Tinsley and nine months in the case of Mr. Gates.

     Stock Option Plans.  The Company's executive stock option plans and Stock
Option Plan for Non-Employee Directors provide that, in general, upon a Change of Control of the Company, all outstanding options will become fully vested and exercisable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
DECISIONS

     The Board has a Compensation Committee, presently consisting of Messrs.
Cason, Pilz, Satre and Spangle. Mr. Satre served as Acting President of the
Company from August 1991 through February 1992. Mr. Cason served as President and Chief Operating Officer of the Company from February 1994 through August
1995. During the portion of fiscal 1996 during which Mr. Cason served as President and Chief Operating Officer, he received salary payments totaling
$62,500, payment of his incentive bonus earned during fiscal 1995 in the amount of $168,750, and other compensation and expense reimbursements, pursuant to his employment arrangement totaling $28,326.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

     Key Tronic's compensation philosophy established by the Compensation
Committee is that annual total cash compensation should vary with the performance of the Company, and long-term incentives should be aligned with the interests of the Company's shareholders. The Company's compensation plan is designed to allow the Company to attract, motivate and retain highly qualified individuals and is consistent with the short-term and long-term goals of the Company. Compensation of the Company's executive officers, except as otherwise noted in this report, has three primary elements: base salary, annual incentive bonus and an annual stock option incentive grant.

     Base salaries are established following a review of competitive information related to comparable companies, in similar industries, located in the Northwest. Annual incentive bonuses are tied to the profitability of the Company and the key employee's contribution to the Company's performance.
Annual stock option incentive grants are based on base salary and a stock performance goal established by the Compensation Committee. Annual stock option grants to executive officers are made under the Company's employee stock option plan.

BASE SALARIES

     The Company's compensation philosophy emphasizes performance-based pay.
The goal is to have base salary represent a target percentage of an executive officer's total annual compensation. Prior to setting compensation levels for executive officers, the Compensation Committee reviews competitive information related to comparable companies, in similar industries, located in the Northwest. These companies include some but not all of the companies appearing in the Nasdaq Computer Manufacturer Index in the performance graph on page 20.
The Compensation Committee indexes base salary ranges to be slightly below average competitive levels in the Northwest. During fiscal 1996, executive officer pay ranges were adjusted upward to be consistent with the Compensation
Committee's established index. Management recommendations (other than those of the subject executive officer) are considered by the Compensation Committee in establishing an individual executive officer's recommended salary. The
Compensation Committee also considers factors related to individual performance, individual responsibility, Company performance based on net earnings and external competitive factors. The Board as a whole establishes each executive officer's annual salary. Executive officers who also serve as directors abstain from voting when their own annual salary is determined.

ANNUAL INCENTIVE BONUS

     The Compensation Committee established a Key Employee incentive bonus plan for fiscal 1996. The plan was based on Company profit goals. A minimum Company profit goal had to be achieved before any payment was to be made under the plan to executive officers. Bonus payments under the plan were to be based on three performance levels: threshold achievement, expected achievement and overachievement of Company profit goals or a combination of Company profit goals and other financial goals. Overachievement payments under the plan were intended to be higher than comparable industry averages for annual incentive bonus plans by an amount approximately equal to the amount by which base salary was below comparable industry averages. Payments were to be based on a percentage of the key employee's fiscal 1996 base earnings. The payment percentage ranges were established in descending order for the Chief Operating
Officer, all other officers and all other key employees. Mr. Wenninger, the Company's Chief Executive Officer and President did not participate in the plan for fiscal 1996. Mr. Wenninger was awarded a bonus for fiscal 1996, pursuant to his employment agreement. The threshold achievement profit performance level was not met, and, therefore, no executive officer was awarded a bonus pursuant to the incentive bonus plan for fiscal 1996. Certain non-officer key employees were paid bonuses in accordance with the incentive bonus plan for fiscal 1996.


ANNUAL STOCK OPTION INCENTIVE GRANTS

     The Compensation Committee's policies make long-term incentive compensation an important part of motivating and retaining key employees. Such long-term incentive compensation is consistent with the interests of the Company's shareholders in that it ties executive compensation to the performance of the Company's stock. The Compensation Committee believes that long-term incentive compensation can best be implemented through the granting of annual stock options. The Stock Option Sub-Committee of the Compensation Committee makes the determination to grant options to key employees based on each key employee's position in the Company, base salary and the recommendations of the President and Chief Executive Officer and the Chief Operating Officer based on individual performance. The exercise price of the options is equal to the closing price of the Common Stock on the date of grant as quoted by the Nasdaq NM, as reported in The Wall Street Journal. The options vest 50% per year commencing one year from the date of grant. As members of the Hiller Group with rights to some portion of the value of the stock issuable upon exercise of the stock option granted to HKT Partners pursuant to the Hiller Agreement, Mr. Hiller and Mr. Cason did not participate in this plan during the 1996 fiscal year. The Stock Option Sub-
Committee granted options to all other executive officers (other than Mr. Wenninger who was granted stock options during fiscal 1996 in accordance with his employment agreement) and certain other key employees during fiscal
1996 in accordance with the Company's compensation policies.

CHIEF EXECUTIVE OFFICER

     Effective September 1, 1995, Fred W. Wenninger became Chief Executive
Officer and President of the Company and a member of the Board. Pursuant to an employment agreement, effective September 1, 1995, Mr. Wenninger received an initial base salary of $300,000 per year. Pursuant to the agreement
Mr. Wenninger is also eligible to participate, beginning in fiscal year 1997, in the Company's annual incentive bonus plan with his annual bonus targeted at 50% of base salary, based on meeting specific objectives for each fiscal year as agreed to in advance with the Board. Higher annual bonuses can be achieved based on his exceeding these objectives, with a maximum annual bonus of 75% of his base salary. For fiscal year 1996, the Board, recognizing that Mr. Wenninger did not have the opportunity to participate in the determination of the objectives that drive the fiscal 1996 incentive bonus plan, agreed to guarantee him a minimum cash bonus of $150,000.

     Mr. Wenninger was granted upon his employment 225,000 shares of non-qualified stock options pursuant to the Company's 1995 Executive Stock Option
Plan that vest in two consecutive annual installments of 50% each. These options are priced at market price as of September 1, 1995. Mr. Wenninger was also granted on September 1, 1995, 50,000 phantom stock option units, with no cost basis to Mr. Wenninger, the unit value of which at any time equals the market price of the Common Stock. The phantom stock option units vest and become exercisable in five equal annual installments. Should the Company have a major change of ownership (defined as 50% or more of its outstanding and issued Common Stock being purchased by an individual, group of individuals, or corporate entity) during Mr. Wenninger's employment, the vesting of his non-qualified options and phantom stock option units will be accelerated immediately so that both are 100% vested. If Mr. Wenninger elects to leave the Company after such a Change of Control, he will be paid one year's annual base salary in a lump sum payment. Should Mr. Wenninger's employment with the Company be terminated by the Board for any reason(s) other than for cause, he will receive a severance payment equal to one year's annual base salary in a lump sum payment. Upon Mr. Wenninger's termination, no bonus or portion thereof will be paid, except for a bonus earned for a prior year but not yet paid. As of the date of Mr. Wenninger's termination of employment for other than "cause," he will receive that amount of phantom stock option units that equates to that portion of the five-year vesting period that will have passed as of his date of termination. No severance payment will occur if Mr.
Wenninger's termination is voluntary (unless it follows a Change of Control) or is for "cause."

     Compensation payments in excess of $1,000,000 to the Chief Executive
Officer or four other most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. To the extent that there is no adverse effect on the Company's performance-related compensation philosophy or on the Company's ability to provide competitive compensation, it is the policy of the Compensation Committee and the Board to minimize executive compensation that is not deductible by the Company for tax purposes.

     Compensation Committee              Stock Option Sub-Committee

     Dale F. Pilz, Chairman              Dale F. Pilz, Chairman

     Thomas W. Cason                     Clarence W. Spangle

     Wendell J. Satre

     Clarence W. Spangle




                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         SET FORTH BELOW IS A LINE GRAPH COMPARING THE CUMULATIVE TOTAL
      SHAREHOLDER RETURN ON THE COMPANY'S COMMON STOCK WITH THE CUMULATIVE
        TOTAL RETURN OF THE NASDAQ MARKET INDEX AND THE NASDAQ COMPUTER
                       MANUFACTURER INDEX IN FISCAL 1996.
                         COMPARISON OF TOTAL RETURN(1)
                 AMONG NASDAQ (U.S. AND FOREIGN) MARKET INDEX,
         NASDAQ COMPUTER MANUFACTURER INDEX AND KEY TRONIC CORPORATION

  Measurement Period        Key Tronic       CRSP NASDAQ (US       CRSP Com-
  (Fiscal Year Covered)     Corporation      & Frgn) Index         puter

        06/30/91             $100.000          $100.000             $100.000
        07/04/92              137.143           126.804              112.145
        07/03/93              228.571           161.340              144.460
        07/02/94              142.857           159.046              112.266
        07/01/95              365.714           210.155              199.800
        06/29/96              185.714           260.794              297.376


(1) Assumes that the value of the investment in the Common Stock and each index was $100 invested on June 30, 1991 and that all dividends, if any, were reinvested. The Nasdaq (U.S. and Foreign) Market Index is composed of companies included within all Standard Industrial Classification ("SIC") codes. The SIC code of all companies included in the Nasdaq Computer Manufacturer Index is 357. The Company will provide a list of companies included in the indexes to any shareholder upon written request to the Company's Secretary.

                              CERTAIN TRANSACTIONS

     Pursuant to an agreement approved by the Board in January 1993, Hiller Investment is entitled to receive $24,000 per month in reimbursement for expenses incurred by Hiller Investment in connection with the provision of clerical and other services to the Company. Effective October 1, 1995, the agreement was amended to decrease the per month reimbursement to $15,000. Hiller Investment received $221,000 pursuant to this agreement in fiscal 1996. Mr. Hiller is Senior Partner of Hiller Investment. Mr. Hiller does not receive any salary from the Company's reimbursement paid to Hiller Investment.

     During fiscal 1996, the Company made aggregate payments totaling $37,881 to Bighawk Corp., Jayhawk Aviation, Inc. and Starhawk, Inc. for hangar fees and aircraft rental fees. Mr. Wenninger is the sole stockholder of these corporations. The Company believes that the terms of its business relationships with these corporations are no less favorable to the Company than those that could be obtained from an unrelated party.

     See "EXECUTIVE COMPENSATION--Compensation Committee Interlocks and Insider Participation in Compensation Decisions," page 17, for additional relationships and transactions.

                             SHAREHOLDER PROPOSALS

     To be considered for presentation to the Annual Meeting of Shareholders to be held in 1997, a shareholder proposal must be received by Ronald F. Klawitter, Vice President of Finance, Treasurer and Secretary, Key Tronic Corporation,
4424 N. Sullivan Road, Spokane, Washington 99216, no later than May 23, 1997.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     This Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents (other than exhibits thereto that are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of shares of Common Stock to whom this Proxy Statement is sent, upon written or oral request to Key Tronic Corporation, 4424 North Sullivan Road, Spokane, Washington 99216, telephone (509) 928-8000. In order to ensure delivery of documents prior to the Special Meeting, any such request should be made not later than April 1, 1997.

     The following documents heretofore filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     1.   Annual Report on Form 10-K for the fiscal year ended June 29, 1996;

     2.   Current Report on Form 8-K reporting event on December 31, 1996;

     3. Quarterly Reports on Form 10-Q for the fiscal quarters ended September 28, 1996 and December 28, 1996.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(d), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                    AUDITORS

     Deloitte & Touche LLP has served as the Company's independent auditors since 1983 and has been appointed by the Board of Directors as the Company's independent auditors for the fiscal year ending June 28, 1997. Representatives of Deloitte & Touche LLP are expected to be present at the Special Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

                              CAUTIONARY STATEMENT

     When used in this Proxy Statement with respect to the Company, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations that is included in the Company's 1996 Annual Report to shareholders and that is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 1996. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                 OTHER MATTERS

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the "SEC" and the National Association of Securities Dealers, Inc. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5 were required, the Company believes that with respect to the fiscal year ended June 29, 1996 all the Reporting Persons complied with all applicable filing requirements.

     Solicitation Expenses. The expense of printing and mailing proxy material will be borne by the Company. The Company has retained Georgeson &
Co. at an approximate cost of $8,000 plus reasonable expenses. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, executive officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

     Other Business. The Board knows of no other business that will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

                              By Order of the Board of Directors,


                              /s/ Ronald F. Klawitter

                              Ronald F. Klawitter, Secretary

Spokane, Washington
March 6, 1997


                                   EXHIBIT A

                             KEY TRONIC CORPORATION
                           RESTRICTED STOCK AGREEMENT



     THIS RESTRICTED STOCK AGREEMENT (this "Agreement") is entered into as of the 28th day of February, 1997, between Key Tronic Corporation (the "Company") and Hiller Key Tronic Partners L.P., a Washington limited partnership ("Recipient").

                                  WITNESSETH:

     WHEREAS, the Recipient is the holder of an option dated February 29, 1992 (the "HKT Option") to acquire 2,396,923 shares of the common stock, no par value, of the Company (the "Common Stock");

     WHEREAS, the Recipient also has certain rights to register the shares of Common Stock issuable upon exercise of the HKT Option;

     WHEREAS, certain directors and officers of the Company hold direct or indirect interests in the HKT Option as limited partners of the Recipient;

     WHEREAS, the Recipient's exercise of the HKT Option and sale of the underlying shares of Common Stock could adversely affect the price per share of the Common Stock;

     WHEREAS, the Recipient has agreed to exchange the HKT Option for shares of Common Stock that will be subject to certain restrictions on transfer set forth in this Agreement; and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it would be in the interest of the Company and its shareholders to grant the Common Stock provided for in this Agreement to the Recipient in exchange for, and in cancellation of, the HKT Option, and thereby reduce the potential impact on the price of the Common Stock while providing an appropriate continuing incentive for those officers and directors of the Company with an interest in the HKT Option;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties to this Agreement hereby agree as follows:

     1.   GRANT OF RESTRICTED STOCK.

          (a) Subject to all the terms and conditions of this Agreement, including in particular paragraph (b) of this Section 1, contemporaneously with the execution of this Agreement, the Company will issue to the Recipient 1,070,396 shares of Common Stock (the "Shares"). Stock certificates evidencing the Shares will be retained by the Company, accompanied by blank stock powers executed by the Recipient, for the period during which the Shares constitute "Restricted Stock" pursuant to the terms of Sections 2 and 3, hereof. All Shares issued hereunder shall be deemed issued to the Recipient as fully paid and nonassessable shares of Common Stock, and the Recipient shall have all rights of a shareholder with respect thereto, including the right to vote (subject to the restrictions set forth in Section 1(b), to receive dividends (including stock dividends), to participate in stock splits or other recapitalizations, and to exchange the Shares in a merger, consolidation or other reorganization. The Company shall pay any applicable stock transfer taxes. The term "Shares" refers not only to the Shares issued hereunder, but also to any and all "Additional Securities" as defined in Section 5 hereof.

          (b) The Board has approved the issuance of the Shares to the Recipient pursuant to paragraph (a) of this Section 1, subject to approval of the issuance and this Agreement by the Company's shareholders in accordance with
Article VIII of the Company's Restated Articles of Incorporation prior to February 28, 1998. Accordingly, if the issuance and this Agreement are not approved by the affirmative vote of the holders of not less than sixty-six and two-thirds (66 2/3) of the outstanding shares of Common Stock prior to February 28, 1998, the Shares shall be deemed reconveyed to the Company on February 28, 1998 without payment of any consideration by the Company, and the Company shall thereupon cancel all such Shares.

          If this Agreement and the issuance are not approved by the Company's shareholders when first submitted for their approval, the Company may elect to resubmit the proposal for shareholder approval at any time prior to February 28, 1998. In connection with any such resubmission, HKT Partners has agreed that it will vote the Shares for or against such resubmitted proposal in the same proportion as shares of Common Stock are voted by the other holders who vote in person or by proxy on the proposal.

     2. RESTRICTIONS. No Shares issued to the Recipient hereunder shall be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by the Recipient prior to the date when the Recipient shall become vested in such Shares pursuant to Section 3 hereof, and such Shares shall constitute "Restricted Stock" for purposes of this Agreement until such date. Any attempt to transfer Restricted Stock in violation of the terms of this Agreement shall be null and void and, upon such attempt such Shares of Restricted Stock shall be deemed reconveyed to the Company without payment of any consideration by the Company, and the Company shall thereafter cancel all such Shares of Restricted Stock. The Company shall retain all stock certificates representing Restricted Stock until the later of (i) the date the Company's shareholders approve the issuance and this Agreement, and (ii) the date such Restricted Stock has vested in accordance with Section 3 hereof. Any Shares of Restricted Stock that fail to vest in accordance with Section 3 hereof shall be deemed reconveyed to the Company without payment of any consideration by the Company, and the Company shall thereupon cancel all such Shares.

     3.   VESTING.

          (a) For purposes of this Agreement, the term "vest" shall mean with respect to any Share that such Share is no longer subject to the restrictions on transfer set forth in Section 2 and that such Share is released from the reconveyance provision of that section. If the Recipient would become vested in any fraction of a Share on any date, such fractional Share shall not vest and shall remain Restricted Stock until the Recipient becomes vested in the entire Share. The transfer restrictions shall lapse and the Restricted Stock shall become vested according to the following schedule: (i) 33-1/3% of the total Shares shall become vested on the first anniversary of the issuance date, (ii) an additional 33-1/3% of the total Shares shall become vested on the second anniversary of the issuance date, and (iii) the remaining 33-1/3% of the total Shares shall become vested on the third anniversary of the issuance date.

     The transfer restrictions shall lapse according to the above schedule provided that Mr. Stanley Hiller continues to serve the Company as a director, officer or adviser during such anniversary periods and up until such anniversary dates subject to the following exceptions: (i) if the shareholders or Board of Directors fail to elect or appoint Mr. Hiller to serve as a director, officer or adviser of the Company despite his willingness to serve as such, all the Shares shall immediately become vested; (ii) if Mr. Hiller becomes unable to serve as a director, officer or adviser of the Company due to health problems, the Shares shall continue to vest according to the three-year schedule set forth above; and
(iii) if there is a "Change of Control" of the Company (as defined in paragraph 3(b) hereof), all Shares issued to the Recipient shall immediately become vested.

          (b) Notwithstanding the foregoing, and subject only to the requirements of Section 1(b) hereof, all Shares of Restricted Stock issued under this Agreement shall, unless previously reconveyed in accordance with Section 1(b) or 2, become fully vested, nonforfeitable and not subject to reconveyance in the event of a Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to occur if (i) there is any acquisition by shareholders acting as a group (other than an acquisition from the Company or by the Company, by the Recipient, by the Recipient's general and/or limited partners, by the management of the Company or by a Company sponsored employee benefit plan) of 30% or more of the outstanding Common Stock; (ii) during any calendar year, individuals who at the beginning of the year constitute the Board (together with any new director whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of the majority of the directors then still in office who either were directors at the beginning of the calendar year or whose election or nomination was approved by the Board) cease for any reason to constitute at least a majority thereof; (iii) the Company's shareholders approve of a reorganization, merger (in which the shareholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company); there is a consolidation, sale or disposition of all or substantially all of the assets of the Company (other than a sale or disposition to one or more corporation(s) where the shareholders of the Company before such sale or disposition retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets are transferred), or (iv) the Company's shareholders approve of a complete liquidation or dissolution of the Company.

     4. WITHHOLDING OF TAXES. The Recipient shall provide the Company with a copy of any timely election made pursuant to Section 83(b) of the Internal Revenue Code or similar provision of state law (collectively, an "83(b) Election"). If the Recipient makes a timely 83(b) Election, the Recipient shall immediately pay the Company the amount necessary to satisfy any applicable federal, state, and local income and employment tax withholding requirements.
If the Recipient does not make a timely 83(b) Election, the Recipient shall, either at the time that the restrictions lapse under this Agreement or at the time withholding is otherwise required by any applicable law, pay the Company the amount necessary to satisfy any applicable federal, state, and local income and employment tax withholding requirements.

     5. ADDITIONAL SECURITIES. Any securities received as the result of ownership of Restricted Stock (hereinafter called "Additional Securities"), including, but not by way of limitation, warrants, options and other securities received as a stock dividend or stock split, or as a result of a recapitalization or reorganization, shall be retained by the Company in the same manner and subject to the same conditions as the Restricted Stock with respect to which they were issued. The Recipient shall be entitled to direct the Company to exercise any warrant or option received as Additional Securities upon supplying the funds necessary to do so, in which event the securities so purchased shall constitute Additional Securities, but the Recipient may not direct the Company to sell or transfer any such warrant or option. If Additional Securities consist of a convertible security, the Recipient may exercise any conversion right, and any securities so acquired shall constitute Additional Securities. Additional Securities shall be subject to the provisions of Sections 2 and 3, above, in the same manner as the Restricted Stock.

     6.   LEGENDS

          All certificates for Shares shall bear the following legends:

          (a) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE HOLDER HEREOF, DATED FEBRUARY 28, 1997. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

          (b) THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

          (c) Any other legend required by any applicable Federal or State securities laws.

     7. TERMINATION OF STOCK OPTION AGREEMENT. Upon the effective date hereof, the Stock Option Agreement between the Company and the Recipient dated February 29, 1992, shall terminate and be superseded by this Agreement, irrespective of whether the Company's shareholders approve the issuance of the Shares and this Agreement pursuant to Section 1(b) hereof.

     8. NO EFFECT ON TERMS OF EMPLOYMENT. THIS AGREEMENT SHALL NOT CONFER UPON ANY OF THE RECIPIENT'S PARTNERS (A "RECIPIENT PARTNER") ANY RIGHT WITH RESPECT TO EMPLOYMENT, CONTINUATION OF HIS EMPLOYMENT, WITH THE COMPANY OR ITS AFFILIATES, NOR SHALL IT INTERFERE IN ANY WAY WITH THE RIGHT OF A RECIPIENT PARTNER, OR THE COMPANY, OR ANY OF ITS AFFILIATES, TO TERMINATE SUCH RECIPIENT PARTNER'S EMPLOYMENT WITH THE COMPANY OR ANY SUCH AFFILIATE AT ANY TIME FOR ANY REASON WITH OR WITHOUT CAUSE OR TO CHANGE THE TERMS OF EMPLOYMENT OF A RECIPIENT PARTNER.

     9. SECTION 83(B) ELECTION. The Recipient hereby represents that it understands (a) the contents and requirements of the 83(b) Election, (b) the application of Section 83(b) to the receipt of the Shares by the Recipient pursuant to this Agreement, (c) the nature of the election to be made by the Recipient's partners under Section 83(b), and (d) the effect and requirements of the 83(b) Election under relevant state and local tax laws. The Recipient further represents that it does not intend to file an election pursuant to
Section 83(b) with the Internal Revenue Service within thirty (30) days following issuance of the Shares hereunder, and submit a copy of such election with its respective federal tax return for the 1997 calendar year.

     10. DISTRIBUTIONS. The Company shall disburse to the Recipient all dividends, interest and other distributions paid or made in cash or property (other than Additional Securities) with respect to Restricted Stock and Additional Securities, less any applicable federal or state withholding obligations.

     11. SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successor and permitted assigns.

     12. NOTICE. Any notice or other document required to be given or sent pursuant to the terms of this Agreement shall be sufficiently given or served hereunder to any party when transmitted by registered or certified mail, postage prepaid, addressed to the party to be served as follows:

          Company: At Company's address as it appears under Company's signature to this Agreement, or to such other address as Company may specify in writing to the Recipient.

          Recipient:      At the Recipient's address as it appears under the
                          Recipient's signature to this Agreement, or to such other address as Recipient may specify in writing to the Company.

     Any party may designate another address for receipt of notices so long as notice of such address is given in accordance with this Section.

     13. REGISTRATION RIGHTS. With respect to the Shares (including any Additional Securities), the Company hereby acknowledges that the Recipient is entitled to the benefit of the Registration Rights Agreement, dated February 29, 1992, between the Company and Recipient (the "Rights Agreement"). The Company and the Recipient hereby agree that paragraph 1(b) of the Rights Agreement is amended, effective February 28, 1997, to read in full as follows: "The term "Registrable Securities" means: (i) the Option; (ii) any Common Stock issued or to be issued by the Company to Hiller pursuant to the exercise of the Option or in connection with the exchange or cancellation of the Option; and (iii) any other Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Common Stock issued pursuant to the exercise of the Option or in connection with the exchange or cancellation of the Option: (A) if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction pursuant to an effective registration statement or pursuant to SEC Rule 144, or (B) if in the opinion of counsel to the Company they may be sold in a transaction exempt from the prospectus delivery requirements of the Act so that all transfer restrictions and legends with respect thereto are removed upon the consummation of such sale; and (iv) any other shares of the Company's Common Stock owned by Hiller or which Hiller has a right to acquire.

     14.  GOVERNING LAW.   The interpretation, performance and enforcement of
this Agreement shall be governed by the laws of the State of Washington.

     15. FURTHER DOCUMENTS AND ACTS. Each party shall execute and deliver all such further instruments, documents and papers and shall perform any and all acts, necessary to give full force and effect to all of the terms and provisions of this Agreement.

     16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, which, taken together, shall constitute the whole of the agreement as between the parties.

     17. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended, and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Recipient. Failure to enforce any right hereunder shall not constitute a waiver of such right or of any other right under this Agreement. For purposes of this Section 17, the written consent of the Company shall be effective only if approved by a majority of the directors who do not have a "conflicting interest" as such term is defined in Section 23B.08.700 of the Washington Business Corporation Act (or successor statute) with respect to the amendment. If required by law, the rules of any stock exchange on which the Common Stock is listed or approved for quotation, the Company's Restated Articles of Incorporation or the Company's Restated Bylaws, the written consent of the Company shall be effective only if approved or ratified by holders of a majority of the voting stock of the Company present in person or by proxy at a duly held shareholders meeting (provided that a quorum is present at such meeting) or such higher amount as may be required by such law, rule, Restated Articles or Restated Bylaws.

     18. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and no modifications of any of the provisions hereof shall be binding upon either the Recipient or the Company unless in writing, signed by the party against whom such modification is sought to be enforced.

     20. THIRD-PARTY RIGHTS. Except as may be expressly set forth herein, the parties hereto do not intend to confer any rights or remedies upon any person other than the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Restricted Stock Agreement as of the date first above written.


COMPANY                              RECIPIENT

KEY TRONIC CORPORATION               HILLER KEY TRONIC PARTNERS L.P.



By:                                  By:
   Fred W. Wenninger, President          HKT, Inc., a Washington corporation,
   and Chief Executive Officer           its General Partner
   4424 North Sullivan Road              Stanley Hiller, Jr., President
   Spokane, WA 99216                     3000 Sand Hill Road, Bldg. 2, Ste. 260
                                         Menlo Park, CA 94025




                                  PROXY CARD



                            KEY TRONIC CORPORATION
                4424 N. Sullivan Road, Spokane, Washington 99216

     PROXY SOLICITED BY BOARD OF DIRECTORS FOR SPECIAL SHAREHOLDERS MEETING
                                 APRIL 15, 1997


     WENDELL J. SATRE, YACOV A. SHAMASH and FRED W. WENNINGER, or any of them, each with the power of substitution, are hereby authorized to represent and vote all shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Key Tronic Corporation to be held on Tuesday, April 15, 1997, and any adjournments or postponements thereof.

     UNLESS OTHERWISE SPECIFIED THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1.

      1. Approval and ratification of Restricted Stock Agreement between the Company and Hiller Key Tronic Partners, L.P., a Washington limited partnership ("HKT Partners") and the issuance of restricted shares of Company Stock, no par value per share, in exchange for, and in cancellation of, an option owned by HKT Partners.

                  /    /    FOR     /    /   AGAINST    /    /    ABSTAIN



               (Continued and to be signed and dated on other side.)


The undersigned hereby acknowledges receipt of the Notice of Special Meeting and accompanying proxy statement, ratifies all that said Proxies or their substitutes may lawfully do by virtue hereof, and revokes all prior proxies. Shares represented by this proxy will be voted as directed by the shareholder. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date below. You need not mark any boxes.

PLEASE SIGN, DATE AND RETURN PROMPTLY.    Mark /  / for address change:

                                Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                Signature                         Date


                                Signature                         Date


No postage is required if this proxy is returned in the enclosed envelope and mailed in the United States.



DELOITTE &
TOUCHE LLP              _________________________
                       700 Fifth Avenue, Suite 4500    Telephone:(206)292-1800
                       Seattle, Washington 98104-5044  Facsimile:(206)343-7809




                          INDEPENDENT AUDITORS' REPORT



    We agree to the incorporation by reference in the Proxy Statement of Key Tronic Corporation, relating to the Special Meeting of Shareholders of Key Tronic Corporation to be held April 15, 1997, of our report dated August 9, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of Key Tronic Corporation for the year ended June 29, 1996 and to the reference to us under the heading "Auditors" in the Proxy Statement.


/s/ Deloitte & Touche LLP


Seattle Washington
March 5, 1997














Deloitte & Touche LLP
Tohmatsu
International






                            INCORPORATED DOCUMENTS


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ----------------------


                                   FORM 10-K

                 Annual Report Pursuant to Section 13 or 15(d)
                                       of
                      The Securities Exchange Act of 1934
                             ----------------------

For the Fiscal Year Ended                                Commission File Number
June 29, 1996                                                    0-11559

                             KEY TRONIC CORPORATION

     Washington                                                 91-0849125
(State of Incorporation)                                     (I.R.S. Employer
   ------------------                                       Identification No.)
 N. 4424 Sullivan Road
Spokane, Washington 99216
    (509) 928-8000


Securities registered pursuant to Section 12(b) of the Act:  None
Securities registered pursuant to Section 12(g) of the Act:  Common Stock

The registrant has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months, and has been subject to such filing requirements during the past 90 days.

Indicate by checkmark if delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

The aggregate market value of the voting stock held by nonaffiliates of the Registrant was $59,780,238 as of September 17, 1996.

The number of shares of Common Stock of the Registrant outstanding as of September 17, 1996 was 8,540,034 shares.

The Exhibit Index is located at Page 15.

                      DOCUMENTS INCORPORATED BY REFERENCE

A portion of the Registrant's Proxy Statement, pages 1 - 23, pursuant to Regulation 14A, covering the Annual Meeting of Shareholders to be held October 24, 1996 is incorporated by reference into Part III and IV.


                             KEY TRONIC CORPORATION
                                 1995 FORM 10-K


                               TABLE OF CONTENTS

                                                                           Page
                                     Part I
Item 1.     Business.......................................................3-8

Item 2.     Properties.....................................................8-9
Item 3.     Legal Proceedings..............................................9-11
Item 4.     Submission of Matters to a Vote of Security Holders..............11

                                    Part II

Item 5.     Market for the Registrant's Common Stock and Related
            Stockholder Matters..............................................12

Item 6.     Selected Financial Data.......................................12-13
Item 7.     Management's Discussion and Analysis of Financial Condition
            and Results of Operations.....................................14-20

Item 8.     Financial Statements and Supplementary Data...................20-39

Item 9.     Disagreements on Accounting and Financial Disclosure............ 39

                                    Part III

Item 10.    Directors and Executive Officers of the Registrant............40-42

Item 11.    Executive Compensation...........................................42

Item 12.    Securities Ownership of Certain Beneficial Owners and
            Management.......................................................42

Item 13.    Certain Relationships and Related Transactions...................42

                                    Part IV

Item 14.    Exhibits, Financial Statement Schedules, Reports on Form
            8-K and Signatures............................................43-52


                                     PART I


Item 1.  BUSINESS

The following discussion relates to fiscal years of the Company.

Key Tronic Corporation, a Washington corporation organized in 1969, and its subsidiaries (hereinafter collectively called the "Company" or "Key Tronic" unless the context otherwise requires) are principally engaged in the design, development, and manufacture of input devices, primarily keyboards, for personal computers, terminals, and workstations.

BACKGROUND

Keyboards are the primary means by which people input data and commands to computers. Keyboards consist of an array of switches, with each switch activated by an operator depressing a keycap to input a particular letter, number or special function to the computer. Full travel keyboards, with typewriter-like strokes, are preferred in high use applications where speed, accuracy, and ease of data input are required. Keyboards are distinguishable from keypads, which are short travel data entry devices more likely to be used where only numerical data entry is required, such as in push button telephones and pocket calculators.

Keyboard configurations differ substantially, depending upon application and other factors with variables such as switch technology, the amount of key motion required to activate a switch, the feel or tactile response to the operator when depressing a key, and the shape, color and positioning of the individual keys. The majority of keyboards are sold with a plastic enclosure and cable, although keyboards for portable computers (notebooks and laptops) are generally sold unenclosed, housed within the system enclosure.

Many keyboards contain a microprocessor. This microprocessor encodes the data being entered and sends it to the computer. The more powerful microprocessors available today allow intelligence to be included in the keyboard. With this intelligence, a keyboard can perform a number of functions which enhances the value of the keyboard in the overall hardware configuration.

The majority of the Company's keyboards are custom designed for a particular computer product, although an increasing percentage consist of standard configurations or those that have been tailored to meet industry standards. Key Tronic has the capability to produce a variety of keyboards and keycap configurations to provide to computer manufacturers for the intended applica-tions.

The pace of computer product development requires that keyboard suppliers be able to rapidly design and manufacture new products for specific customer requirements, as well as develop new switch technology platforms that anticipate future market needs. Because of this, the Company provides custom design support which depends on its ability to closely control its tooling and manufacturing processes.

The Company has recognized the need in the marketplace to provide more answers to data entry needs. In response to this need, the Company has developed other input devices that can be used separately or in conjunction with the keyboard. Some of these products include a touch pad, a mouse and an integrated trackball.

The Company uses an internal sales force in conjunction with retail representatives and distributors to reach a customer base that consists of Original Equipment Manufacturers (OEMs), corporations, and individual end users. Standard keyboard products that are plug-compatible with IBM, Apple and compatible personal computers are available through this network in addition to custom designed keyboards. The Company sells to principal customers primarily on a purchase order basis, as opposed to long-term contracts.

ACQUISITION OF ASSETS

On July 30, 1993, the Company acquired substantially all of the assets and liabilities of Honeywell, Inc.'s Keyboard Division in a purchase accounting transaction for approximately $22.0 million in cash, $5.8 million in liabilities assumed, $5.0 million in acquisition costs, a note payable to Honeywell, Inc. of $3.6 million plus 400,000 shares of the Company's common stock valued at $3.2 million and a warrant to purchase an additional 300,000 shares of the Company's common stock. Details of this transaction are more fully discussed in Note 15 to the Company's 1995 Annual Report and in Form 8-K filed on August 12, 1993.

KEYSWITCH TECHNOLOGIES

There are five prevalent keyswitch technologies for fully encoded keyboard applications presently available to computer manufacturer purchasers of keyboards: membrane, Hall effect, mechanical contact, conductive rubber, capacitance, and dome. Key Tronic currently manufactures keyboards employing capacitance and membrane technologies.

Capacitance Switch Technology

In 1975, the Company developed a capacitance keyboard in response to demand for lower cost keyboards. Key Tronic was the first major independent keyboard supplier to successfully manufacture and market capacitance keyboards. The capacitance switch is based on two charged plates separated by an insulator brought into proximity by depressing the keycap. An electronic signal is transmitted at the point of closest proximity. Capacitance, mechanical, and membrane contact are currently the dominant technologies for applications which require detachable keyboards with serial output.

During 1992, the conversion of significant OEM customers to membrane keyswitch technologies from capacitance resulted in a change in the predominant technology used by the Company. It is anticipated that capacitance will continue to decline as a preferred technology platform as membrane and other technologies in development offer relative price advantages.

Membrane Technology

In 1987, the Company developed a full travel membrane switch technology. The membrane switch offers significant reduction in material and labor costs. Specifically, a membrane keyboard utilizes a smaller printed circuit board and approximately 40 percent fewer electronic components than capacitance keyboards. In 1990, the Company completed development on an improved generation of membrane technology.

KEYBOARD PRODUCTS

During 1996, 1995 and 1994, the Company realized revenues of approximately $169.1 million, $185.3 million and $146.8 million from the sale of keyboards representing approximately 84 percent, 89 percent and 92 percent of total sales.

Low Profile Keyboards

In 1979, Europe led a move toward adopting ergonomic standards for computer products designed to maximize operator comfort. The resulting DIN (Deutsche Industry Norm) standards were based on human factors engineering studies. The standards as applied to keyboards require a lower profile, designed to permit faster and more efficient data entry with less operator fatigue. This new design has become the worldwide standard. During 1981, Key Tronic committed to the extensive retooling required to manufacture the new lower profile design, and was the first domestic manufacturer in volume production of the low profile keyboards satisfying the DIN standards. The Company's low profile keyboards incorporate both the capacitance and membrane switch technologies. The Company believes it has a major position in the low profile noncaptive market.

OEM Standard Keyboards

The keyboard market has continued to trend toward standard keyboard layouts. In order to accommodate the strong demand for standard products, the Company maintains a purchase-from-stock program. The most popular standard layouts are built and stocked for immediate availability.

Retail Keyboards

In 1983, Key Tronic began supplying to the retail market fully enclosed plug-compatible keyboards. These products serve as enhancements to or replacements for the original system-supplied keyboard. The Company is presently selling its plug-compatible keyboards through a worldwide network of distributors.

Complex Keyboard Products

The Company developed a custom terminal for Reuters Limited in response to specifications developed by Reuters. The construction utilizes a custom injection molded enclosure which provides integral mounting for the keyboard, liquid crystal display and associated logic cards. The product utilizes a structural, high level language and module design to ensure ease of software maintenance. Features of the system include host-programmable key codes and selectable legends for the liquid crystal display, built-in 18 digit calculator function, multiple host environment and option mounts.

ALTERNATIVE INPUT DEVICES

The Company realized revenue from non-keyboard products, which in the aggregate, accounted for $31.9 million, $22.6 million and $12.6 million in 1996, 1995 and 1994 representing approximately 16 percent, 11 percent and 8 percent of total sales. The significant dollar increase in 1996 is due to the manufacture and sale of plastic components for use on computer peripherals.

Custom Manufacturing

The Company utilizes its extensive fabrication and assembly capabilities to offer certain contract manufacturing services. Such services have included manufacture of tooling, custom molding, as well as complete fabrication and assembly of unique custom assemblies. Requirements for custom manufacturing may diminish as a result of the migration to standard products.

Mouse

In 1988, the Company developed a two button mechanical mouse, a pointing device that essentially replaces the cursor keys on a computer keyboard and allows rapid selection of options from a menu on the display.

As part of the acquisition of Honeywell, Inc.' s keyboard division the company acquired the rights to manufacture and sell the Hawley mouse. This mouse is a new design whereby it is virtually maintenance free. Unlike other mouse products this product does not have a trackball to pickup dust and dirt thereby avoiding contaminants reaching the internal mechanism.

Ergonomic Products

The Company is currently in various stages of designing, developing, and marketing a number of input related devices for a growing market for improved ergonomic products.

MANUFACTURING

Since inception, the Company has made substantial investments in developing and expanding the extensive capital equipment base to achieve selective vertical integration in its manufacturing processes. The Company designs and develops tooling for injection molding machines and manufactures the majority of plastic parts used in its products. Additionally, the company has invested in equipment to produce switch membranes as a means to reduce cost and improve quality.

The OEM market has increasingly demanded rapid response time and design adaptability from keyboard manufacturers. New computer products are continually being introduced by computer manufacturers, with the timing of product introduction often perceived as having distinct marketing advantages. Developing a keyboard for a new application is a custom process, which requires frequent contact with the customer while working through changes during design stages. Computer manufacturers place a premium on the ability of the keyboard manufacturer to design and produce keyboards which meet their technical specifications, aesthetic considerations, and which are delivered in accordance with production schedules.

The Company's automated manufacturing processes enable it to work closely with its customers during design and prototype stages of production for new custom products and to jointly increase productivity and reduce response time to the market place. Key Tronic uses computer-aided design techniques and unique software to assist preparation of the tool design layout and tool fabrication to reduce tooling costs, significantly improve component and product quality and significantly enhance turnaround time during product development.

The Company uses numerous injection molding machines in producing more than 50,000 different keycaps, enclosures and various plastic parts for the entire keyboard. Designs by Key Tronic engineers in both tooling and molding have improved standard processing time and thereby increased productivity. The molding machines used by the Company employ the latest technology, including the ability to mix plastics and determine the color of finished components as part of the molding process. This automated, pneumatically-fed process, not only allows precise control of color determination, but also results in lower product costs and improved component quality. The Company also produces blank keytops for certain models with print legends using a print process to apply the colored inks and laser technology to produce entire key configuration layouts.

Key Tronic uses a variety of manual to highly-automated assembly processes in its facilities, depending upon product complexity and degree of customization. Automated processes include component insertion, surface mount technology, flexible robotic assembly, computerized vision system quality inspection, automated switch and keytop installation, and automated functional testing.

The Company purchases materials for keyboard production from a number of different suppliers. Key Tronic believes that it has excellent relationships with its vendors, most of whom have been suppliers for the Company for many years.

CUSTOMERS AND MARKETING

OEM MARKETS

The Company manufactures and supplies custom keyboards to many of the leading OEMs in the noncaptive keyboard market. The Company currently sells keyboards to more than 170 active OEM customers.

Based on industry data, the Company believes it acquired a leading domestic market position as an independent supplier of keyboards in the late 1970's.

Hewlett Packard accounted for approximately 34 percent, 23 percent and 10 percent of net sales in 1996, 1995 and 1994. Microsoft accounted for approximately 17 percent, 19 percent and 1 percent of net sales in 1996, 1995 and 1994. Compaq Computer accounted for approximately 7 percent, 12 percent and 21 percent of net sales in 1996, 1995 and 1994. Digital Equipment Corporation accounted for approximately 2 percent, 6 percent and 11 percent of net sales in 1996, 1995 and 1994. No other customer accounted for more than 10 percent of net sales during any of the last three years. In 1996, 1995 and 1994, the five largest customers accounted for 68 percent, 65 percent and 50 percent of total sales, respectively.

The Company markets its products primarily through its direct sales organization aided by distribution sales in the U.S., Canada and Europe. During the past year, the Company also established relationships with several independent sales organizations to assist in marketing the Company's retail product lines in the U.S.

All OEM keyboards are accompanied by a manufacturer's one-year warranty which provides for repair or replacement of defective products. Retail products carry a one-year to a limited lifetime warranty. The limited lifetime warranty is product specific.

FOREIGN MARKETS

In 1996, $87.0 million, or 43.0 percent of the Company's revenues were from foreign sales, primarily sales in the Far East, Europe and Canada. Foreign sales in 1995 and 1994 were $83.2 million and $68.2 million, respectively. Foreign sales are made primarily through the Company's direct sales force in the U.S. and Ireland.

For additional financial information about foreign operations, see Note 11 to the Consolidated Financial Statements contained in the Company's 1996 Annual Report to Shareholders.

BACKLOG

At September 17, 1996, the Company had an order backlog of approximately $29 million. This compares with a backlog of approximately $48 million at September 1, 1995. The decrease in backlog is a result of decreased customer demand for products due to various market-driven factors and decreased manufacturing lead time. Order backlog is not necessarily indicative of future sales. Order backlog consists of purchase orders received for products with a specified shipment date, although shipment dates are subject to change due to design modifications or other customer requirements. All orders in backlog are expected to be filled within the current fiscal year.

RESEARCH, DEVELOPMENT, AND ENGINEERING

The Company's research, development, and engineering expenses were $6.0, $6.1 and $5.8 million in 1996, 1995 and 1994. Research, development and engineering expenses as a percentage of sales were 3.0 percent, 3.0 percent and 3.7 percent in 1996, 1995 and 1994.

As a key strategy the Company plans continued emphasis on research, development, and engineering in the future.

COMPETITION

The Company believes that its principal competitors in the full travel keyboard market are Alps Electric, BTC, Fujitsu, Chicony, Maxiswitch (a subsidiary of Siletek/Liteon), Mitsumi, NMB (formerly Hi Tek) and Se-Jin.

TRADEMARKS AND PATENTS

The company owns several patents on emerging keyboard technologies which management believes will have a significant impact on the market place once they become available. It is management's belief this will, in turn, strengthen the company's market position and ability to continue to respond to the needs of its customers. The Key Tronic name and logo are federally registered trademarks and the company believes they are valuable assets in its business.

EMPLOYEES

As of September 17, 1996, the Company had approximately 2,585 employees. Management considers its employee relations to be excellent. None of the Company's U.S. employees are represented by a union; however a limited number of the Company's employees in Dundalk, Ireland are represented by the ATGWU (Amalgamated Transport and General Workers Union). The Company has never experienced any material interruption of production due to labor disputes.

The Company's employee benefit program includes a bonus program involving periodic payments to all employees based on quarterly after-tax income. The Company maintains a tax-qualified profit sharing plan, a 401(k) plan which provides a matching company contribution on a portion of the employees contribution and also provides group health, life, and disability insurance plans. The Company also offers an Incentive Stock Option Plan, Executive Stock Appreciation Rights Plan, Executive Stock Option Plan, and an Employee Stock Ownership Plan to certain individuals.

Item 2.  PROPERTIES

The Company owns its' principal research and administration facility, which is located in Spokane, Washington. The Company also owns an assembly facility in Juarez, Mexico in addition to a manufacturing and assembly facility in Las Cruces, New Mexico and a Sales, Marketing and Product distribution facility in Ireland. The Company leases manufacturing facilities in the Spokane Industrial Park, and warehouses in Singapore and El Paso, Texas. In the fourth fiscal quarter of 1996, the Company began restructuring it's manufacturing and assembly facility in Ireland into a Sales, Marketing, and product distribution facility. This action was completed in the first fiscal quarter of 1997. In 1994 the Company closed its assembly facility in Cheney, Washington and currently holds it for sale. In 1992 the Company began the process of closing an assembly facility it leased in Taiwan. This action was completed in 1993. The Company considers its properties in good condition, well maintained and generally suitable for operations. The Company considers the productive capacity of the rest of its operations sufficient to carry on the Company's business. The facilities in Juarez, Mexico; Las Cruces, New Mexico; and El Paso, Texas are a result of the acquisition of assets of Honeywell Inc.'s Keyboard Division.

The Company owns real estate, for sale, in Cheney, Washington. The net book value of this property is $2,243,000.

Item 3.  LEGAL PROCEEDINGS

The company currently has one hundred ten suits by computer keyboard users which are in State or Federal Courts in Connecticut, Illinois, Kansas, Maryland, New Jersey, New York, Pennsylvania and Texas. These suits allege that specific keyboard products manufactured by the company were sold with manufacturing, design and warning defects which caused or contributed to their injuries. The alleged injuries are not specifically identified but are referred to as repetitive stress injuries (RSI) or cumulative trauma disorders (CTD). These suits seek compensatory damages and some seek punitive damages. It is more likely than not that compensatory damages, if awarded, will be covered by insurance, however the likelihood that punitive damages, if awarded, will be covered by insurance is remote. A total of thirty-four suits have been dismissed in California, Florida, Illinois, Kentucky, Massachusetts, Michigan, New Jersey, New York and Texas. Six of the thirty-four dismissed suits are on appeal, all in New York. The Company believes it has valid defenses and will vigorously defend these claims. These claims are in the early stages of discovery. Given the early stage of litigation, the complexity of the litigation, the inherent uncertainty of litigation and the ultimate resolution of insurance coverage issues, the range of reasonably possible losses in connection with these suits is not estimable at this time. Therefore, no provision has been made to cover any future costs. Management's position will change if warranted by facts and circumstances.

(Also see Note 9 to the Consolidated Financial Statements contained in the Company's 1996 Annual Report to Shareholders.)

RISKS AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS

The following risks and uncertainties could affect the Company's actual results and could cause results to differ materially from past results or those contemplated by the Company's forward-looking statements. When used herein, the words "expects", "believes", "anticipates" and similar expressions are intended to identify forward-looking statements.

Potential Fluctuations in Quarterly Results. The Company's quarterly operating results have varied in the past and may vary in the future due to a variety of factors, including changes in overall demand for computer products, success of customers' programs, timing of new programs, new product introductions or technological advances by the Company, its customers and its competitors and changes in pricing policies by the Company, its customers and its competitors. For example, the Company relies on customers' forecasts to plan its business.
If those forecasts are overly optimistic, the Company's revenues and profits may fall short of expectations. Conversely, if those forecasts are too conservative, the Company could have an unexpected increase in revenues and profits.

Competition. The keyboard and other input device industry is intensely competitive. Most of the Company's principal competitors are headquartered in Asian countries that have a low cost labor force. Those competitors may be able to offer customers lower prices on certain high volume programs. This could result in price reductions, reduced margins and loss of market share, all of which would materially and adversely affect the Company's business, operating results and financial condition. In addition, competitors can copy the Company's non-proprietary designs after the Company has invested in development of products for customers, thereby enabling such competitors to offer lower prices on such products due to savings in development costs.

Concentration of Major Customers. At present, the Company's customer base is highly concentrated, and there can be no assurance that its customer base will not become more concentrated. Three of the Company's OEM customers accounted for 34%, 17% and 7% individually, of net sales during fiscal 1996. In 1995, the same customers accounted for 23%, 19% and 12% of the Company's net sales. There can be no assurance that the Company's principal customers will continue to purchase products from the Company at current levels. Moreover, the Company typically does not enter into long-term volume purchase contracts with its customers, and the Company's customers have certain rights to extend or delay the shipment of their orders. The loss of one or more of the Company's major customers or the reduction, delay or cancellation of orders from such customers could materially and adversely affect the Company's business, operating results and financial condition.

Dependence on Key Personnel. The Company's future success depends in large part on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified employees. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of key employees could have a material adverse effect on the Company's business, operating results and financial condition.

Litigation. The Company currently is a party to approximately 110 lawsuits brought by computer keyboard users in state and federal courts. These lawsuits allege that specific keyboard products manufactured by the Company were sold with manufacturing, design and warning defects which caused or contributed to the claimants' alleged injuries, generally referred to as repetitive stress injuries (RSI) or cumulative trauma disorders (CTD). The Company believes it has valid defenses to these claims, and it will vigorously defend them. These lawsuits are in the early stages of discovery. At this time, management believes that it is not likely that the ultimate outcome of these lawsuits will have a material adverse effect on the Company's financial position. However, given the limited information currently available, the complexity of the litigation, the inherent uncertainty of litigation and the ultimate resolution of insurance coverage issues, management's position will change if warranted by facts and circumstances.

Technological Change and New Product Risk. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and relatively short product life cycles.
The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. The Company's success will depend upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products that keep pace with technological developments and emerging industry standards and address evolving and increasingly sophisticated customer requirements. Failure to do so could substantially harm the Company's competitive position. There can be no assurance that the Company will be successful in identifying, developing, manufacturing and marketing products that respond to technological change, emerging industry standards or evolving customer requirements.

Dilution and Stock Price Volatility. As of June 29, 1996, there were outstanding options and warrants for the purchase of approximately 3,670,000 shares of common stock of the Company ("Common Stock"), of which options for approximately 2,671,000 shares were vested and exercisable. Holders of the Common Stock will suffer immediate and substantial dilution to the extent outstanding options and warrants to purchase the Common Stock are exercised. The stock price of the Company may be subject to wide fluctuations and possible rapid increases or declines over a short time period. These fluctuations may be due to factors specific to the Company such as variations in quarterly operating results or changes in analysts' earnings estimates, or to factors relating to the computer industry or to the securities markets in general, which, in recent years, have experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded.

Control by Hiller Key Tronic Partners, L.P. and The Hiller Group. Hiller Key Tronic Partners, L.P. ("HKT Partners") is a limited partnership created by The Hiller Group, a corporate management organization. Pursuant to an agreement, which terminates March 1, 1997, between The Hiller Group and the Company, Stanley Hiller, Jr., who currently has approximately 67% interest in HKT Partners, was appointed as a Director and Chairman of the Company's Executive Committee in February 1992 and acquired the right to designate three additional persons to be appointed to the Company's Board of Directors. Mr. Hiller has served as Chairman of the Board of Directors since September 1995. In connection with the agreement, HKT Partners received options to purchase 2,396,923 shares of Common Stock at an exercise price of $4.50 per share. The options terminate on March 1, 1997. HKT Partners beneficially owns approximately 24% of the outstanding shares of Common Stock. This concentration of ownership, in conjunction with the agreement between the Company and The Hiller Group, enables The Hiller Group to exert significant control over corporate actions and potentially over any change in control of the Company.

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         NONE

                                     PART II


Item 5:     MARKET FOR REGISTRANTS COMMON STOCK AND RELATED SHAREHOLDER MATTERS


Corporate Information

Corporate Offices
4424 N. Sullivan Road
Spokane, WA  99216

Transfer Agent & Registrar
Chase Mellon Shareholder Services
50 California Street
10th Floor
San Francisco, CA  94111

Securities
Key Tronic Corporation's common stock is traded in the over-the-counter market and is listed on the NASDAQ National Market System under the symbol KTCC. The closing price of the stock on June 28, 1996 was $ 6.50. As of June 30, 1996, the company had 1,591 shareholders of record. The company's current line of credit agreement contains a covenant which prohibits the declaration or payment of dividends. The company has never paid a cash dividend and does not anticipate payment of dividends on its Common Stock in the foreseeable future.

10-K Report
A copy of the company's report on SEC Form 10-K may be obtained by request from the Secretary:
Key Tronic Corporation
P.O. Box 14687
Spokane, WA  99214-0687
509/928-8000

Item 6:     SELECTED FINANCIAL DATA


                    KEY TRONIC TEN-YEAR FINANCIAL HIGHLIGHTS

(Dollars in millions, except share amounts)

                                  1996    1995    1994      1993      1992      1991       1990       1989      1988       1987


Net Sales                       $201.0  $207.5  $159.4    $123.3    $124.0    $141.0     $140.2     $145.9      $136.0   $107.6


Operating Income (loss)            0.2     9.8    (8.3)      3.7      (7.7)     (7.5)       0.5        2.9       (14.1)     0.7


Net Income (Loss)                 (1.8)    4.4    (1.1)      3.8      (7.5)     (7.7)       1.5        3.1       (11.0)     0.5


Earnings (Loss) per share         (0.22)    .43   (0.13)     0.42     (0.96)    (1.00)      0.18       0.37       (1.28)    0.06


Depreciation/amortization         10.0     8.9     8.6       6.3       6.9       5.4        6.5        8.6         8.4      8.9


Total Assets                      93.5   115.1   101.9      61.8      62.2      68.6       75.4       80.8        78.2     86.8


Net working capital               28.0    37.7    28.5      20.0      17.2      19.7       33.9       38.0        31.4     40.5


Long-term Debt (net of current)   17.3    28.5    26.6       0.8       0.8       0.1        0.0        1.1         2.6      2.3


Shareholders' equity              49.5    51.3    44.5      43.4      40.5      46.4       54.9       56.7        53.4     66.3


Book value/share                   5.80    6.06    5.38      5.54      5.21      6.00       7.09       6.79        6.33     7.53


Cash dividends per share           0       0       0         0         0         0          0          0           0        0


Number of shares outstanding
at year-end (thousands)        8,534   8,456   8,271     7,837     7,757     7,736      7,736      8,356       8,429    8,809


Number of employees
(year-end)                     2,824   2,925   2,163     1,204     1,618     2,241      2,127      2,351       2,021    1,986


Item 7: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

1996: Fiscal year 1996 started out very strong with first quarter sales in excess of $60 million and net income of $1.6 million. However, various market-driven events began to negatively impact sales beginning in the second quarter. Second quarter sales declined to $56 million and sales were down to $41 million for the third quarter. Although there was some recovery in the fourth quarter of the year, sales volume did not recover to the levels reached in the first and second quarter.

During the fourth quarter, it became apparent that to remain competitive in the European marketplace, the company would need to scale down its manufacturing facility in Dundalk, Ireland and fill excess capacity in its Juarez manufacturing facility. Restructuring activities were implemented during the quarter and a charge of $2.7 million was recorded to reflect the estimated costs associated with this restructuring (see Note 15 to the June 29, 1996 Consolidated Financial Statements).

Unit sales increased by 3.5% compared to fiscal 1995 while average selling price
(ASP) declined by 11.6%. Gross profit percentage decreased by 1.9% to 13.4% in 1996 compared to 1995.

1995: The results of operations improved each quarter due to an increase in sales from new products and programs to Original Equipment Manufacturing customers. The increased sales volume and the benefit of operating a full year in the company's Juarez, Mexico plant resulted in a lower cost of goods sold which allowed the company to improve its gross margins. Also, the company's operating expenses decreased, primarily due to lower selling expenses and the restructuring provision recorded in 1994 not recurring in the current year.

The large declines in ASP experienced in 1993 and 1994 slowed significantly in 1995. This resulted from the addition of new value-added products at higher ASP's.

To accommodate the increase in sales, the company increased its manufacturing capacity through additional investment in molding, membrane production, and assembly facilities.

For the year, total unit sales increased by 31.4% compared to fiscal 1994 while ASP declined by 3.9%. Gross profit percentage increased by 4.6% from the prior year to 15.3% in 1995.

RISKS AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS

The following risks and uncertainties could affect the Company's actual results and could cause results to differ materially from past results or those contemplated by the Company's forward-looking statements. When used herein, the words "expects", "believes", "anticipates" and similar expressions are intended to identify forward-looking statements.

Potential Fluctuations in Quarterly Results. The Company's quarterly operating results have varied in the past and may vary in the future due to a variety of factors, including changes in overall demand for computer products, success of customers' programs, timing of new programs, new product introductions or technological advances by the Company, its customers and its competitors and changes in pricing policies by the Company, its customers and its competitors.

For example, the Company relies on customers' forecasts to plan its business.
If those forecasts are overly optimistic, the Company's revenues and profits may fall short of expectations. Conversely, if those forecasts are too conservative, the Company could have an unexpected increase in revenues and profits.

Competition. The keyboard and other input device industry is intensely competitive. Most of the Company's principal competitors are headquartered in Asian countries that have a low cost labor force. Those competitors may be able to offer customers lower prices on certain high volume programs. This could result in price reductions, reduced margins and loss of market share, all of which would materially and adversely affect the Company's business, operating results and financial condition. In addition, competitors can copy the Company's non-proprietary designs after the Company has invested in development of products for customers, thereby enabling such competitors to offer lower prices on such products due to savings in development costs.

Concentration of Major Customers. At present, the Company's customer base is highly concentrated, and there can be no assurance that its customer base will not become more concentrated. Three of the Company's OEM customers accounted for 34%, 17% and 7% individually, of net sales during fiscal 1996. In 1995, the same customers accounted for 23%, 19% and 12% of the Company's net sales. There can be no assurance that the Company's principal customers will continue to purchase products from the Company at current levels. Moreover, the Company typically does not enter into long-term volume purchase contracts with its customers, and the Company's customers have certain rights to extend or delay the shipment of their orders. The loss of one or more of the Company's major customers or the reduction, delay or cancellation of orders from such customers could materially and adversely affect the Company's business, operating results and financial condition.

Dependence on Key Personnel. The Company's future success depends in large part on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified employees. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of key employees could have a material adverse effect on the Company's business, operating results and financial condition.

Litigation. The Company currently is a party to approximately 110 lawsuits brought by computer keyboard users in state and federal courts. These lawsuits allege that specific keyboard products manufactured by the Company were sold with manufacturing, design and warning defects which caused or contributed to the claimants' alleged injuries, generally referred to as repetitive stress injuries (RSI) or cumulative trauma disorders (CTD). The Company believes it has valid defenses to these claims, and it will vigorously defend them. These lawsuits are in the early stages of discovery. At this time, management believes that it is not likely that the ultimate outcome of these lawsuits will have a material adverse effect on the Company's financial position. However, given the limited information currently available, the complexity of the litigation, the inherent uncertainty of litigation and the ultimate resolution of insurance coverage issues, management's position will change if warranted by facts and circumstances.

Technological Change and New Product Risk. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and relatively short product life cycles.
The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. The Company's success will depend upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products that keep pace with technological developments and emerging industry standards and address evolving and increasingly sophisticated customer requirements. Failure to do so could substantially harm the Company's competitive position. There can be no assurance that the Company will be successful in identifying, developing, manufacturing and marketing products that respond to technological change, emerging industry standards or evolving customer requirements.

Dilution and Stock Price Volatility. As of June 29, 1996, there were outstanding options and warrants for the purchase of approximately 3,670,000 shares of common stock of the Company ("Common Stock"), of which options for approximately 2,671,000 shares were vested and exercisable. Holders of the Common Stock will suffer immediate and substantial dilution to the extent outstanding options and warrants to purchase the Common Stock are exercised. The stock price of the Company may be subject to wide fluctuations and possible rapid increases or declines over a short time period. These fluctuations may be due to factors specific to the Company such as variations in quarterly operating results or changes in analysts' earnings estimates, or to factors relating to the computer industry or to the securities markets in general, which, in recent years, have experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded.

Control by Hiller Key Tronic Partners, L.P. and The Hiller Group. Hiller Key Tronic Partners, L.P. ("HKT Partners") is a limited partnership created by The Hiller Group, a corporate management organization. Pursuant to an agreement, which terminates March 1, 1997, between The Hiller Group and the Company, Stanley Hiller, Jr., who currently has approximately 67% interest in HKT Partners, was appointed as a Director and Chairman of the Company's Executive Committee in February 1992 and acquired the right to designate three additional persons to be appointed to the Company's Board of Directors. Mr. Hiller has served as Chairman of the Board of Directors since September 1995. In connection with the agreement, HKT Partners received options to purchase 2,396,923 shares of Common Stock at an exercise price of $4.50 per share. The options terminate on March 1, 1997. HKT Partners beneficially owns approximately 24% of the outstanding shares of Common Stock. This concentration of ownership, in conjunction with the agreement between the Company and The Hiller Group, enables The Hiller Group to exert significant control over corporate actions and potentially over any change in control of the Company.

NET SALES

Net sales in 1996 were $201.0 million compared to $207.5 million and $159.4 million in 1995 and 1994, respectively. This represents a 3.1% decrease in 1996 compared to an increase of 30.1% in 1995. The average unit selling prices of the company's keyboard products declined by 11.6% in 1996 compared to 3.9% in 1995. Offsetting these price declines were increases in unit volumes of 3.5% and 31.4% in 1996 and 1995, respectively.

COST OF SALES

In 1996, cost of sales was 86.6% of sales compared to 84.7% in 1995 and 89.3% in 1994. The increase in 1996 is mainly due the decrease in ASP outpacing cost reductions and a shift in product mix such that a greater quantity of lower margin products contributed a larger portion of sales. In 1995 the cost of sales percentage decreased due to the redeployment of production from the company's Cheney, Washington plant to other lower cost facilities as well as increased sales volume. The company provides for warranty costs based on historical experience and anticipated product returns. The amounts charged to expense were $1,121,000, $1,001,000, and $647,000 in 1996, 1995, and 1994,
respectively. The large increase in 1995 is due to the increase in sales and changes in product mix. The company provides for obsolete and nonsaleable inventories based on specific identification of inventory against current demand and recent usage. The amounts charged to expense were $2,906,000, $2,907,000, and $1,758,000 in 1996, 1995, and 1994, respectively.

RESEARCH, DEVELOPMENT AND ENGINEERING

The company's research, development and engineering (RD&E) expenses were $6.0 million, $6.1 million, and $5.8 million, in 1996, 1995, and 1994, respectively. As a percent of sales, these expenses were 3.0%, 3.0%, and 3.7%, respectively. In 1996, 1995, and 1994 the company focused most of its RD&E efforts on products for large Original Equipment Manufacturers, resulting in a fairly constant quantity of projects on which the company worked. Consequently, spending in 1996, 1995, and 1994 was relatively unchanged.

SELLING EXPENSES

Selling expenses were $5.6 million, $5.0 million, and $7.4 million, in 1996, 1995, and 1994, respectively. Selling expenses as a percent of revenue were 2.8%, 2.4%, and 4.6%, respectively. The increase in 1996 is primarily due to costs associated with the introduction of new products into the retail market. The significant decrease in 1995 is due to reduced spending in advertising, travel and commissions. The reduction in advertising is due to less general advertising in industry publications. The reduction in travel is due to a reduction in the company's sales force. The company ceased using outside sales representatives in 1995 and commission payments were reduced accordingly.

GENERAL AND ADMINISTRATIVE

General and administrative expenses were $12.5 million, $10.8 million and $11.0 million, in 1996, 1995, and 1994, respectively. The increase in 1996 is partially due to $827,000 of recoveries and reversals (discussed below) recorded in 1995 not recurring in 1996. The balance of the increase is primarily due to an increase of $267,000 in foreign exchange transaction losses, $480,000 of costs incurred to scale down European Operations, an increase of $149,000 in hiring and moving costs, and $101,000 of increased insurance costs. G&A expenses in 1995 include recoveries of previously written off accounts receivable totaling $310,000 and the reversal of certain litigation reserves in the amount of $517,000. The company provides for doubtful accounts primarily based on specific identification. The amounts charged to expense were $87,000, $361,000, and $542,000, in 1996, 1995 and 1994, respectively.

General and administrative costs as a percentage of sales were 6.2%, 5.2%, and 6.9%, in 1996, 1995, and 1994, respectively.

INTEREST EXPENSE AND OTHER

The company had interest expense of $3,047,000, $3,486,000, and $1,849,000, in 1996, 1995 and 1994, respectively. The decrease in 1996 is due to a significant reduction in interest bearing debt, partially offset by increases in interest rates over the year. The increase in 1995 is related to the debt incurred in the acquisition of Honeywell, Inc.' s Keyboard Division (see Note 16 to the June 29, 1996 Consolidated Financial Statements) being outstanding the entire year, an increase in the company's revolving line to support the growth in working capital, and higher interest rates compared to 1994.

The company earned $125,000, $110,000, and $146,000 in 1996, 1995, and 1994,
respectively, from investing in short term securities and commercial paper. Interest income is included in Other (Income) Expense.

On January 3, 1996 the company reached a settlement in the amount of $1,440,000 with one of its insurers for reimbursement of costs associated with the Colbert landfill (a Superfund site), which were incurred and paid in previous years. This amount was recorded in Other (Income) Expense in 1996. No settlement has been reached with the final insurer, and therefore, the amount of any contingent gain is not determinable. Negotiations have commenced, and any recoveries will be recorded upon settlement.

As a result of the restructuring of the Ireland subsidiary a significant amount of property, plant, and equipment was disposed of in the fourth fiscal quarter of 1996. This generated the recognition of $549,000 gain on liquidation of the currency translation account which was included in Other (Income) Expense in 1996.

INCOME TAXES

The company had income tax expense of $1,240,000, $2,203,000, and $8,000, in 1996, 1995, and 1994, respectively. Income tax expense (benefit) on foreign operations represented $(251,000) and $201,000 of the income tax expense in 1996 and 1995, respectively, and all of the income tax expense in 1994. The company has tax loss carryforwards of approximately $30.3 million which expire in varying amounts in the years 2003 through 2010. In 1996 and 1994 foreign losses increased the Company's effective income tax rate since such losses are not deductible for U.S. income tax purposes. Accordingly, in 1996 the income tax provision primarily resulted from net income from domestic operations and has been reported net of any tax benefit from foreign operations. In 1995 the company's effective tax rate was 33.3% differing from the statutory rate principally because of lower tax rates on foreign earnings. In 1994 the company adopted "Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes" (see Note 7 to the June 29, 1996 Consolidated Financial Statements). The effect on the company's operations was to increase net income by $8,750,000. Additionally, a deferred tax asset of $8,750,000 was recorded, which was net of a valuation allowance of $5,416,000. The balance of the deferred tax asset on June 29, 1996 was $5,506,000, which was net of a valuation allowance of $8,609,000. The increase in the valuation allowance is based on management's estimate of the future realizable value of the net deferred tax asset. In recording this deferred tax asset, the company considered both negative and positive evidence. Negative evidence includes the fact that the company had sustained taxable losses in three of the four years prior to adoption. The company operates in a volatile industry which has seen average selling prices decline significantly due to foreign competition. Also, the company incurred a significant amount of debt as a result of the acquisition of the keyboard division of Honeywell in 1994. This is offset by positive evidence including greatly reduced product costs as a result of moving production to Juarez, Mexico, where a lower wage base can be attained and lower operating expenses by reducing commissions for sales representatives. The company was awarded significant new programs by new large OEM customers, which have and are expected to improve revenues and profits. As a result, backlogs grew to $35.5 million an the end of fiscal year 1994 from $15.1 million at the previous year end. Backlogs continued to grow in fiscal 1995 to a balance of $42.8 million by year end. Fiscal year 1996 experienced a decrease in backlog to $24.6 million, primarily due to reduced lead time requirements from the company's customers.
In order to fully utilize this deferred tax asset, the company must generate approximately $16,000,000 in taxable income before the net operating loss carryovers expire. Management believes that the positive evidence outweighs the negative evidence, and it is more likely than not that the company will generate sufficient taxable income to allow the realization of the deferred tax asset within the next three or four fiscal years.

INTERNATIONAL (ASIA, EUROPE, MEXICO)

In the first quarter of 1994 the company acquired substantially all of the assets and liabilities of the Honeywell Keyboard Division (see note 16 to the June 29, 1996 Consolidated Financial Statements). As part of this acquisition the company acquired an assembly facility in Juarez, Mexico. This subsidiary, Key Tronic Juarez, SA de CV, is primarily used to support the company's domestic and European operations. At the end of 1992, the company decided to discontinue the activities of one of its subsidiaries, Key Tronic Taiwan Corporation. This subsidiary, which was primarily an assembly facility, began operations in January 1984 and was initially set up to serve the Asian market. In July 1985, the company opened Key Tronic Europe, Ltd. (KTEL), a keyboard manufacturing facility in Dundalk, Ireland. In the fourth quarter of 1996 the company implemented a restructuring of the KTEL operation (see Note 15 to the June 29, 1996 Consolidated Financial Statements). KTEL will remain the company's European base for sales, marketing, and product distribution.

Foreign sales from worldwide operations, including domestic exports, were $87.0 million in 1996 compared to $83.2 and $68.2 million in 1995 and 1994, respectively. Foreign sales were 43.3% of net sales in 1996 compared to 40.1% and 42.8% in 1995 and 1994, respectively. Sales from KTEL represented 20.4% of consolidated sales to unaffiliated customers in 1996, compared to 18.3% in 1995 and 19.5% in 1994, respectively (see Note 11 to the June 29, 1996 Consolidated Financial Statements).

CAPITAL RESOURCES AND LIQUIDITY

The company generated (used) cash flow from operating activities of $19.1 million, $3.2 million, and $(.7) million in 1996, 1995, and 1994, respectively. Capital expenditures were $7.1 million, $7.7 million, and $5.2 million in 1996, 1995, and 1994, respectively. The company's cash position decreased by $1.9 million in 1996 compared to decreases of $.5 million and $1.9 million in 1995 and 1994, respectively. Cash flow generated from operations allowed the long-term debt to be reduced by $14.2. The company had working capital of $28.0 million and $37.7 million at June 29, 1996 and July 1, 1995. The decrease in working capital was due primarily to lower trade receivables resulting from decreased sales.

Trade receivables were $23.4 million at June 29, 1996, a decrease of $10.6 million from 1995. Trade receivables decreased primarily because of lower sales. Inventories were $22.0 million and $26.9 million at June 29, 1996 and July 1, 1995. The decrease in inventory is a result of less materials required to support a lower sales volume.

On October 24, 1994, the company entered into a secured financing agreement with the CIT Group/Business Credit, Inc. (CIT). The agreement contains covenants that relate to minimum net worth, minimum working capital, income statement, and balance sheet ratios, and it restricts investments, disposition of assets, and payment of dividends. The agreement contains a $12,000,000 term note and a revolving loan for up to $28,000,000. The agreement is secured by the assets of the corporation (see Note 5 to the June 29, 1996 Consolidated Financial Statements). At June 29, 1996 there was $11.4 million available for use under the revolving loan. At June 29, 1996 and July 1, 1995, the company was in compliance with all debt covenants and restrictions.

The company anticipates that capital expenditures of approximately $8.6 million will be required during the next fiscal year. Capital expenditures are expected to be financed through cash balances, cash flow from operating activities and capital leases.

Item 8:     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Key Tronic Corporation.

We have audited the consolidated balance sheets of Key Tronic Corporation and Subsidiaries as of June 29, 1996 and July 1, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ending June 29, 1996, July 1, 1995 and July 2, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Key Tronic Corporation and Subsidiaries at June 29, 1996 and July 2, 1994, and the results of their operations and cash flows for the years ending June 29, 1996, July 1, 1995 and July 2, 1994 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Seattle, Washington
August 9, 1996



CONSOLIDATED BALANCE SHEETS

(In thousands)                                                   June 29,      July 1,
-------------------------------------------------------------------------------------
                                                                    1996          1995
ASSETS

Current assets:
   Cash and cash equivalents                                    $  2,569      $  4,455
   Trade receivables, less allowance for doubtful
      accounts of $932 and $1,185                                 23,358        33,964
   Inventories (Note 2)                                           21,966        26,883
   Real estate held for sale                                       2,243         2,243
   Deferred income tax asset, net (Note 7)                         1,295         1,531
   Other                                                           3,322         3,932
--------------------------------------------------------------------------------------
      Total current assets                                        54,753        73,008
--------------------------------------------------------------------------------------

Property, Plant, and Equipment-at cost (Notes 3, 6, and 15)       94,609        89,255
   Less accumulated depreciation                                  63,264        55,387
--------------------------------------------------------------------------------------
      Total property, plant, and equipment                        31,345        33,868
--------------------------------------------------------------------------------------

Other Assets:
   Other, (net of accumulated amortization of $734 and $286)       1,692         1,283
   Deferred income tax asset, net (Note 7)                         4,211         5,269
  Goodwill (net of accumulated amortization of $255 and $128)      1,531         1,658
--------------------------------------------------------------------------------------
                                                                 $93,532      $115,086
                                                                 =======      ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                             $ 15,577      $ 21,650
   Current portion of long-term obligations (Note 5)               2,265         5,433
   Interest payable                                                  253           329
   Accrued compensation and vacation (Note 15)                     2,936         4,152
   Accrued taxes other than income taxes                           1,125         1,468
   Other (Notes 9 and 15)                                          4,577         2,289
--------------------------------------------------------------------------------------
      Total current liabilities                                   26,733        35,321
--------------------------------------------------------------------------------------

Long-term liabilities:
   Long-term obligations, less current portion (Note 5)           17,323        28,499
--------------------------------------------------------------------------------------
      Total long-term liabilities                                 17,323        28,499
--------------------------------------------------------------------------------------
Commitments and contingencies (Notes 5,6, and 9)
Shareholders' equity (Note 8):
   Common stock, no par value, authorized 25,000 shares; issued and
     outstanding 8,534 and 8,456 shares                           38,142        37,484
   Retained earnings                                              10,906        12,741
   Foreign currency translation adjustment                           428         1,041
--------------------------------------------------------------------------------------
      Total shareholders' equity                                  49,476        51,266
--------------------------------------------------------------------------------------
                                                                 $93,532      $115,086
======================================================================================


See notes to consolidated financial statements


CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                Years Ended
(In thousands, except per share amounts)                June 29,   July 1,    July 2,
-------------------------------------------------------------------------------------
                                                           1996       1995      1994
Net sales                                              $201,038   $207,456  $159,447
Cost of sales (Notes 1 and 2)                           174,052    175,709   142,397
------------------------------------------------------------------------------------

Gross profit on sales                                    26,986     31,747    17,050

Operating expenses:
Research, development and engineering (Note 1)            5,997      6,131     5,836
Selling                                                   5,597      5,042     7,409
General and administrative (including provision for
   doubtful receivables of $87, $361, and $542) (Note 1) 12,543     10,772    11,045
Provision for restructuring (Note 15)                     2,669          -     1,021
------------------------------------------------------------------------------------
Operating income (loss)                                     180      9,802    (8,261)
Interest expense (Note 5)                                 3,047      3,486     1,849
Other (income) expense (Note 10)                         (2,272)      (308)     (308)
-------------------------------------------------------------------------------------
Income (loss) before income taxes                          (595)     6,624    (9,802)
Income tax provision (Note 7)                             1,240      2,203         8
------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change
   in accounting principle                               (1,835)     4,421    (9,810)
Cumulative effect to July 4, 1993, of change in
accounting principle for income taxes (Notes 1 and 7)         -          -     8,750
------------------------------------------------------------------------------------
Net income (loss)                                      $ (1,835)  $  4,421  $ (1,060)
                                                       =========  ========  =========
Earnings (loss) per share:
Before cumulative effect of change in
   accounting principle                                $   N.A.   $   N.A.  $  (1.19)
                                                       =========  ========  =========

Primary earnings (loss) per common share               $   (.22)  $    .45  $   (.13)
                                                       =========  ========  =========

Fully diluted earnings per common share                $   N.A.   $    .43  $    N.A.
                                                       =========  ========  =========

Primary shares outstanding                                8,522      9,853     8,231
                                                       =========  ========  =========

Fully diluted shares outstanding                           N.A.     10,339       N.A.
                                                       =========  ========  =========


See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                         Foreign
                                                                         Currency
                                            Common Stock    Retained   Translation
(In thousands)                             Shares   Amount  Earnings    Adjustment  Total

Balances, July 3, 1993                      7,837  $32,887    $9,380     $1,123   $43,390
Net Loss - 1994                                               (1,060)              (1,060)
Issuance of stock under stock options          34      164                            164
Stock issued (Note 16)                        400    3,200                          3,200
Foreign currency translation adjustment                                  (1,182)   (1,182)
-----------------------------------------------------------------------------------------
Balances, July 2, 1994                      8,271  $36,251    $8,320       $(59)  $44,512
-----------------------------------------------------------------------------------------
Net Income - 1995                                              4,421                4,421
Issuance of stock under stock options         185    1,233                          1,233
Foreign currency translation adjustment                                   1,100     1,100
-----------------------------------------------------------------------------------------
Balances, July 1, 1995                      8,456  $37,484   $12,741     $1,041   $51,266
-----------------------------------------------------------------------------------------
Net Loss - 1996                                               (1,835)              (1,835)
Issuance of stock under stock options          78      658                            658
Foreign currency translation adjustment                                    (613)     (613)
-----------------------------------------------------------------------------------------
Balances, June 29, 1996                     8,534  $38,142   $10,906     $  428   $49,476
-----------------------------------------------------------------------------------------

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               Years Ended
(In thousands)                                          June 29,   July 1,    July 2,
------------------------------------------------------------------------------------
                                                           1996       1995      1994
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:

  Net income (loss)                                     $(1,835)    $4,421   $(1,060)

Adjustments to reconcile net income (loss) to cash
  provided (used) by operating activities:
  Depreciation and amortization                           9,974      8,877     8,596
Provision for restructuring of business line              2,669          -     1,021
Provision for obsolete inventory                          2,906      2,907     1,758
  Provision for doubtful receivables                         87        361       542
  Provision for litigation                                    -       (517)        -
  Provision for warranty                                  1,121      1,001       647
  (Gain) or loss on disposal of assets                     (181)       (43)      (43)
  Cumulative effect of change in accounting for
  income taxes (Notes 1 and 7)                                -          -    (8,750)
Deferred income tax asset                                 1,294      1,950         -
Changes in operating assets and liabilities:
Trade receivables                                        10,519     (8,890)   (1,182)
Inventories                                                 (39)    (8,003)   (1,290)
Other assets                                              1,809     (2,164)    1,769
Accounts payable                                         (6,073)     4,491     3,723
Employee compensation and accrued vacation               (1,216)     1,223       383
   Other liabilities                                     (1,921)    (2,409)   (6,839)
------------------------------------------------------------------------------------
Cash provided by (used in) operating activities          19,114      3,205      (725)
------------------------------------------------------------------------------------
Cash flows from investing activities:
Cash Paid for assets acquired and liabilities
   assumed, net (Note 16)                                     -          -   (21,961)
Purchase of property and equipment                       (7,060)    (7,652)   (5,231)
Proceeds from sale of property and equipment                358        203       448
   Change in other assets                                     -          -     1,047
------------------------------------------------------------------------------------
Cash used in investing activities                        (6,702)    (7,449)  (25,697)
------------------------------------------------------------------------------------
Cash flows from financing activities:
Payment of financing costs                                  (22)    (1,245)        -
Proceeds from issuance of common stock                      681      1,233       164
Proceeds from long-term obligations                           -     28,595    31,711
   Payments on long-term obligations                    (14,344)   (25,980)   (6,205)
------------------------------------------------------------------------------------
Cash provided by (used in) financing activities         (13,685)     2,603    25,670
------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                    (613)     1,100    (1,182)
------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                    (1,886)      (541)   (1,934)
Cash and cash equivalents, beginning of year              4,455      4,996     6,930
------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                 $  2,569    $ 4,455    $4,996
                                                       ========    =======    ======

See notes to consolidated financial statements

1.   SIGNIFICANT ACCOUNTING POLICIES

Business
Key Tronic Corporation and subsidiaries (the "Company") principally manufactures input devices, primarily keyboards, for computers, terminals, and work stations. The Company also is in various stages of developing, marketing, and manufacturing a variety of computer related products.

Principles of Consolidation
The consolidated financial statements include Key Tronic Corporation and its wholly owned subsidiaries in Ireland, Mexico, Taiwan, and the United States. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the provisions for bad debts, inventory, litigation, warranty and barter credits. Actual results could differ from those estimates.

Cash Equivalents
The Company considers investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost which approximates fair value.

Inventories
Inventories are stated at the lower of cost or market. Cost is determined principally using the first-in, first-out (FIFO) method. The reserve to adjust inventory to market value for obsolete and nonsaleable inventories was approximately $4,322,000 and $3,512,000 at June 29, 1996 and July 1, 1995,
respectively. The Company provides for obsolete and nonsaleable inventories based on specific identification of inventory against current demand and recent usage.

Property, Plant and Equipment
Property, plant and equipment are carried at cost and depreciated using accelerated and straight-line methods over the expected useful lives. Constructed molds and dies are expensed as incurred if there is no future utility beyond one year. Capitalized molds and dies are depreciated over the expected useful lives of one to three years.

Valuation of Long-Lived Assets
Effective March 31, 1996 the company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews assets for impairment whenever events or changes in circumstances have indicated that the carrying amount of its assets might not be recoverable. Impaired assets are reported at the lower of cost or fair value. At June 29, 1996, no assets had been written down.

Goodwill
Goodwill resulted from the acquisition of substantially all of the assets and liabilities of Honeywell, Inc.' s Keyboard Division (see Note 16). Goodwill is amortized on a straight-line basis over a period of fifteen years.

Accrued Warranty
An accrual is made within other current liabilities for expected warranty costs, with the related expense recognized in cost of goods sold. Management reviews the adequacy of this accrual quarterly based on historical analysis and anticipated product returns. Accrued warranty costs at June 29, 1996 and July 1, 1995 were $437,000 and $629,000, respectively.

Net Sales
Sales are recognized when products are shipped. Provisions for estimated sales returns are not significant. The Company provides for doubtful accounts primarily based on specific identification.

Research, Development and Engineering
Research, development and engineering expenses include costs of developing new products and production processes as well as design and engineering costs associated with the production of custom keyboards. Generally product customizations are targeted at perceived market needs and precede the obtaining of customer orders and/or contracts. Such costs are charged to expense as incurred. Product customization costs incurred pursuant to customer orders and/or contracts are included in cost of sales.

Income Taxes
The Company accounts for income taxes in accordance with provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method prescribed by SFAS No. 109, deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred taxes are measured using provisions of currently enacted tax laws. Tax credits are accounted for as a reduction of income taxes in the year the credit originates.

Per Share Data
Net income (loss) per share is computed on the basis of the weighted average number of common and common equivalent shares outstanding and is adjusted for shares issuable upon exercise of stock options when such exercise has a dilutive effect. The computation assumes the proceeds from the exercise of stock options were used to repurchase common shares at the average market price (for primary earnings per share) or greater of average or ending market price (for fully diluted earnings per share) of the Company's common stock during each period.

Significant Customers
One customer accounted for approximately 34%, 23%, and 10% of net sales for the years ended June 29, 1996, July 1, 1995, and July 2, 1994, respectively. This customer accounted for approximately 28% and 20% of trade receivables at June 29, 1996 and July 1, 1995 respectively. Another customer accounted for approximately 17%, 19%, and 1% of net sales in 1996, 1995, and 1994, respectively. This customer accounted for approximately 7% and 18% of trade receivables at June 29, 1996 and July 1, 1995, respectively. A third customer reported as significant as of July 1, 1995 accounted for approximately 7% of net sales for the year ended June 29, 1996. Sales to this customer accounted for 12% and 21% of net sales in 1995 and 1994, respectively. This customer accounted for approximately 6% and 8% of trade receivables at June 29, 1996 and July 1, 1995, respectively.

Foreign Currency Translation Adjustment
The functional currency of the company's subsidiaries in Ireland and Mexico is the U.S. dollar. Realized foreign currency transaction gains and losses are included in general and administrative expenses. Assets and liabilities of the Company's subsidiary in Taiwan are translated to U.S. dollars at year-end exchange rates. Revenues and expenses are translated at average exchange rates. Translation gains and losses are included in a separate component of shareholders' equity.

During the fourth quarter of fiscal 1995 the Company determined that significant changes in the business of the company's subsidiary in Ireland had occurred throughout the year such that the functional currency of the subsidiary had changed from the Irish punt to the U.S. dollar. Effective April 1, 1995 the Company changed the functional currency of this subsidiary to the U.S. dollar. Factors influencing this change include a) the origination point of major sales contracts switching to the U.S. b) a large increase in the percentage of materials received from the U.S. and c) a switch in the denomination of sales contracts from Irish punts to U.S. dollars. The impact of this change in accounting policy is such that subsequent to April 1, 1995, the Company has not incurred translation adjustments relating to this subsidiary.

Financial Instruments
Effective July 2, 1995 the company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 107 "Disclosures About the Fair Value of Financial Instruments". The carrying values reflected in the balance sheet at June 29, 1996, reasonably approximate the fair value of cash and cash equivalents and other assets. Based on the borrowing rates currently available to the company for loans with similar terms and average maturities, the fair value of long-term debt is estimated to be $20.0 million.

Reclassification
Certain amounts have been reclassified for 1994 to be consistent with the presentation of 1995 amounts.

Fiscal Year
The Company operates on a 52/53 week fiscal year. Fiscal years end on the Saturday nearest June 30. As such, fiscal years 1996, 1995, and 1994 ended on June 29, 1996, July 1, 1995, and July 2, 1994, respectively. Fiscal year 1997 will end on June 28, 1997.

2.   INVENTORIES

Components of inventories were as follows:

            (in thousands)             June 29,     July 1,
                                           1996        1995
            Finished goods              $ 4,740     $ 6,978
            Work-in-process               3,073       3,303
            Raw materials                14,153      16,602
                                         ------      ------
            Total                       $21,966     $26,883
                                         ======      ======

Cost of goods sold includes charges of $2.9 million, $2.9 million, and $1.8 million resulting from reduction of inventories to estimated realizable value in 1996, 1995, and 1994, respectively.

NOTE 3.   PROPERTY, PLANT AND EQUIPMENT

Equipment includes property leased under capital leases (See Note 6) of $1,407,000 and $1,329,000 at June 29, 1996 and at July 1, 1995. Related
accumulated amortization is $1,044,000 and $844,000, respectively.

         Classification Life (in years)        June 29,      July 1,
--------------------------------------------------------------------
                                                   1996        1995
                                                   (in thousands)
         Land                                  $  2,486     $  2,486
         Buildings and improvements 3 to 30      14,186       13,701
         Equipment                1 to 10        65,670       60,933
         Furniture and fixtures    3 to 5        12,267       12,135
--------------------------------------------------------------------
         Total                                  $94,609      $89,255
                                                =======      =======

4.   RELATED PARTY TRANSACTIONS
(a) The Company has life insurance policies on the life of its founder/director with net death benefits totaling approximately $3,000,000. Of these, policies with death benefits totaling $750,000 have been designated to fund obligations of the Company to the founder/director's spouse in the event of his death and, accordingly, such obligations are not recorded in the financial statements. Net cash values of such policies are recorded in the amount of $285,000 and $194,000 in 1996 and 1995, respectively, and are included in other assets.

     (b) Hiller Investment Company (HIC), beneficially owned by Stanley Hiller, the Company's Chairman of the Board of Directors, incurs various overhead expenses, consulting services and travel expenses on behalf of the Company. The manner in which costs incurred by HIC are charged to the Company is through specific identification. The cost of these services, which was charged against General and Administrative Expense, amounted to approximately $221,000, $330,000, and $411,000 in 1996,1995, and 1994, respectively. No amounts were owed to HIC as of June 29, 1996 and July 1, 1995.

(c) Stanley Hiller Jr. and Thomas W. Cason (a Director) respectively have 66.73% and 8.46% equity interests in Hiller Key Tronic Partners (HKT Partners), a Washington limited partnership. Other directors and officers collectively have a 8.05% equity interest in HKT Partners. HKT Partners has a significant stock option agreement with the Company (see note 8).

5.   LONG-TERM OBLIGATIONS
On October 24, 1994, the company entered into a secured financing agreement with The CIT Group/Business Credit, Inc. (CIT). The agreement contains a $12,000,000 term note and a revolving loan for up to $28,000,000. The agreement is secured by the assets of the corporation. The agreement contains covenants that relate to minimum net worth, minimum working capital, income statement and balance sheet ratios and restricts investments, disposition of assets, and payment of dividends. At June 29, 1996 and July 1, 1995, the Company was in compliance with all debt covenants and restrictions.

The term note is payable in quarterly installments of principal, each in the amount of $500,000, commencing in November 1995 and maturing in November 2001. This note bears interest at one and three-quarters percent (1.75%) in excess of the Chase Manhattan Bank Rate, which approximates prime (8.25% at June 29,
1996).

The revolving loan is renewable and covers an initial period of approximately three years expiring on the first business day of November 1997. This loan bears interest at one and one-half percent (1.50%) in excess of the Chase Manhattan Bank Rate, which approximates prime. Borrowings outstanding, under this agreement at June 29, 1996 amounted to $8,508,000.

Also, in connection with this agreement, the company issued to CIT a warrant to purchase 45,000 shares of common stock at $12.60 per share. These warrants expire on October 24, 1997.

            Long-term obligations consist of:

            (in thousands)                          June 29,     July 1,
------------------------------------------------------------------------
                                                        1996        1995
            Note Payable - CIT                        $9,375     $11,990
            Revolving line                             8,508      16,428
            Litigation reserve                           900         900
            Deferred compensation obligation             618         657
            Capital lease obligations(See Note 6)        187         308
            Note payable - Honeywell, Inc.                 0       3,649
------------------------------------------------------------------------
            Total long-term obligations               19,588      33,932
            Less current portion                      (2,265)     (5,433)
------------------------------------------------------------------------
            Long-term obligations,
              net of current portion                 $17,323     $28,499
                                                     =======     =======

The note payable to Honeywell, Inc. was payable in four installments of principal and interest on the last business day of July and October of 1995 and January and April of 1996. This unsecured note bore interest at the prime rate.

The litigation reserve relates to an amount accrued for the company's estimate of probable legal costs associated with the Mica Sanitary landfill (see Note 9).

The installment contracts and capital lease obligations have monthly repayment terms through December 1997, with fixed interest rates from 8.96% to 16.76% and are collateralized by equipment with a net book value approximately equal to amounts borrowed.

At June 29, 1996, the company was contingently liable for $555,000 in standby letters of credit, which reduces the amount of availability under the revolving line.

The Company accounts for its postretirement benefits in accordance with the provisions of Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions" (SFAS 106). Under SFAS 106 the Company has recorded a liability for certain compensation related agreements for two former employees. The liability was estimated based upon the present value of future cash payments as specified in the agreements. This cost of $116,000 in 1996, $111,000 in 1995 and $81,000 in 1994 was charged against
General and Administrative Expenses.

Principal maturities of long-term obligations, excluding litigation reserve, at June 29, 1996 are:

                        Fiscal Years Ending               (in thousands)
                        ------------------------------------------------
                        1997                                      $2,265
                        1998                                      10,637
                        1999                                       2,103
                        2000                                       2,103
                        2001                                       1,477
                        2001 and later                               103
                        ------------------------------------------------
                        Total                                    $18,688
                        ================================================


In November 1992, the Financial Accounting Standards Board issued "Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits" (SFAS 112). The provisions of SFAS 112 were adopted by the Company in the first quarter of fiscal 1995. The implementation of SFAS 112 did not have a material impact on the Company's financial position or results of operations.

NOTE 6.  LEASES

The Company has capital and operating leases for certain equipment and production facilities which expire over periods from one to five years. Future minimum payments under capital leases and noncancelable operating leases with initial or remaining terms of one year or more at June 29, 1996, are summarized as follows:

                                                     Capital   Operating
                  Fiscal Years Ending(in thousands)   Leases      Leases
                  ------------------------------------------------------
                  1997                                  $170      $1,527
                  1998                                    26       1,147
                  1999                                     0         814
                  2000                                     0         800
                  2001                                     0         515
                  2002 and later                           0          60
                  ------------------------------------------------------
                  Total minimum lease payments           196      $4,863
                                                                  ======
                  Amount representing interest             9
                  -------------------------------------------
                  Present value of net minimum
                  lease payments (including $170
                  classified as current)                $187
                                                        ====

Rental expenses under operating leases were $1,823,000, $1,156,000, and $751,000 in 1996, 1995, and 1994, respectively.

7.    INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". The standard changes the method of accounting for income taxes to the asset and liability method.
The result of this accounting change, recorded cumulatively in the first quarter of 1994, was to increase net earnings for the year ended July 2, 1994, by $8,750,000 or $1.16 per primary common share. This change did not have a material effect on the income tax provision recorded in 1995. In recording this deferred tax asset, the Company considered both negative and positive evidence. Negative evidence includes the fact that the Company had sustained taxable losses in three of the four years prior to adoption. The Company operates in a volatile industry which has seen average selling prices decline significantly due to foreign competition. Also, the Company incurred a significant amount of debt as a result of the acquisition of the keyboard division of Honeywell in 1994. This is offset by positive evidence including greatly reduced product costs as a result of moving production to Juarez, Mexico, where a lower wage base can be attained and lower operating expenses by reducing commissions for sales representatives. The Company was awarded significant new programs by new large OEM customers, which have and are expected to improve revenues and profits. As a result, backlogs grew to $35.5 million at the end of fiscal year 1994 from $15.1 million at the previous year end. Backlogs continued to grow in fiscal 1995 to a balance of $42.8 million by year end. In fiscal 1996 backlog decreased to $24.6 million, primarily due to reduced lead times on orders. In order to fully utilize this deferred tax asset, the Company must generate approximately $16,000,000 in taxable income before the net operating loss carryforwards expire. These loss carryforwards expire in varying amounts in the years 2003 through 2009. Management believes that the positive evidence outweighs the negative evidence, and it is more likely than not that the Company will generate sufficient taxable income to allow the realization of the deferred tax asset within the next three or four fiscal years.

The Company's effective tax rate differs from the federal tax rate as follows:

                                               Year Ended  Year Ended Year Ended
(in thousands)                                   June 29,     July 1,    July 2,
--------------------------------------------------------------------------------
                                                     1996        1995       1994
Federal income tax provision
  (benefit)at statutory rates                      $ (202)    $2,252    $(3,333)
Effect of foreign loss (income) not
  subject to federal income tax                     2,130       (181)       340
Valuation allowance upon adoption
  of SFAS 109                                           -          -      2,965
Permanent differences:
  Tax credits                                        (147)         -          -
  Life insurance premiums                              39         26         31
  Other                                              (329)       (95)        (3)
Foreign tax provision (benefit) at
foreign statutory rate                             (2,169)       491       (412)
Adjustment for effect of
  beneficial tax rate on foreign
  manufacturing income (loss)                       1,918       (290)       420
-------------------------------------------------------------------------------
Income tax provision                              $ 1,240    $ 2,203     $    8
===============================================================================

In 1996 and 1994 foreign losses increased the Company's effective income tax rate since such losses are not deductible for U.S. income tax purposes. The domestic and foreign components of income (loss) before income taxes were:

                                              Year Ended  Year Ended  Year Ended
(in thousands)                                  June 29,     July 1,    July 2,
-------------------------------------------------------------------------------
                                                    1996        1995       1994
Domestic                                          $3,356      $6,090    ($7,817)
Foreign                                           (3,951)        534     (1,985)
-------------------------------------------------------------------------------
Income (loss) before income taxes                  ($595)     $6,624    ($9,802)
===============================================================================

Deferred income tax provision (benefit) consists of the following for the year ended:

(in thousands)                                  June 29,      July 1,
--------------------------------------------------------------------
                                                   1996         1995
Allowance for doubtful accounts                  $   24       $  120
Inventory                                          (189)         997
Accrued liabilities                                  34          418
Deferred compensation                                13           14
Depreciation and amortization                    (1,342)       1,338
Net operating loss carryforward                   1,136       (2,041)
Tax credit carryovers                              (198)         (49)
Other (142)                                         (83)
Change in valuation allowance                     1,958        1,236
--------------------------------------------------------------------
Deferred income tax provision (benefit)         $ 1,294       $1,950
====================================================================

Deferred income tax assets and liabilities consist of the following at:

(in thousands)                                  June 29,      July 1,
--------------------------------------------------------------------
                                                   1996         1995
Allowance for doubtful accounts                    $379         $403
Inventory                                         1,891        1,702
Vacation accrual                                    341          340
Self Insurance accrual                               65          132
Litigation accrual                                   24          241
Warranty accrual                                    149          214
State deferred asset                                143          108
Other                                               327         (112)
--------------------------------------------------------------------
Current deferred income tax assets                3,319        3,028
Current portion of valuation allowance           (2,024)      (1,497)
--------------------------------------------------------------------
Current deferred income tax assets net of
  valuation allowance                             1,295        1,531
--------------------------------------------------------------------
Litigation accrual                                  306          306
Deferred compensation                               210          223
Depreciation and amortization                      (800)      (2,142)
Net operating loss carryforward                  10,318       11,454
Tax credit carryovers                               644          446
Other                                               118          136
--------------------------------------------------------------------
Noncurrent deferred income tax assets            10,796       10,423
Valuation allowance net of
  current portion                                (6,585)      (5,154)
--------------------------------------------------------------------
Noncurrent deferred income tax assets net
 of valuation allowance                          $4,211       $5,269
--------------------------------------------------------------------

At June 29, 1996 the Company had tax loss carryforwards of approximately $30.3 million, which expire in varying amounts in the years 2003 through 2010. Additionally, for federal income tax purposes, the Company has approximately $644,000 of general business credit carryforwards which expire in varying amounts in the years 2004 through 2010. Approximately $220,000 of the general business credit carryforwards have an indefinite carryforward period. Foreign income tax expense is calculated at the statutory rate of the foreign taxing jurisdiction.

8.  SHAREHOLDERS' EQUITY
The Company has an Incentive Stock Option Plan, an Executive Stock Option Plan, and an Executive Stock Appreciation Rights Plan for certain key employees. Options under these plans vest over two to ten years and become exercisable as they vest. Options under the plans become exercisable in full immediately prior to the occurrence of a "Change in Control" as defined in the plan documents. As of June 29, 1996, 2,630,000 shares have been reserved for issuance and 787,605 options were outstanding of which 187,649 shares were exercisable under these plans. Compensation expense for options will be recorded if the exercise price of the option is less than the closing market price of the stock on the date of grant. There was no compensation expense incurred in conjunction with options in 1996, 1995 or 1994 as all options were granted at fair market value.

The Company also has a Stock Option Plan for "Nonemployee Directors." Options under this plan vest over a three year period and are exercisable as they vest. As of June 29, 1996, 300,000 shares have been reserved for issuance and 140,000 options were outstanding of which 86,664 shares were exercisable.

In fiscal year 1992 the shareholders ratified and approved an option agreement dated February 29, 1992 (Hiller Option Agreement) between the Company and Hiller Partners (see Note 4), pursuant to which Hiller Partners received an option to purchase 2,396,923 shares of common stock at an exercise price of $4.50 per share, subject to adjustment under certain circumstances. Options under this agreement are generally exercisable as follows; half of the shares after March 1, 1993 and the remainder of the shares after March 1, 1994. These options expire on March 1, 1997.

Following is a summary of all plan activity:

                                                                  Number
                                             Price Range        Of Options
-------------------------------------------------------------------------
Outstanding, July 3, 1993                   $3.56 to $11.88      2,764,130
Granted during 1994                         $6.25 to $10.12        412,858
Options exercised                           $3.56 to $ 8.25        (33,930)
Expired or canceled                         $3.56 to $11.13       (155,332)
--------------------------------------------------------------------------
Outstanding, July 2, 1994                   $3.56 to $11.88      2,987,726
--------------------------------------------------------------------------
Granted during 1995                         $7.25 to $14.625       269,377
Stock appreciation rights exercised              $4.50              (9,380)
Options exercised                           $3.56 to $11.38       (184,956)
Expired or canceled                         $4.50 to $11.13       (130,386)
--------------------------------------------------------------------------
Outstanding, July 1, 1995                   $3.56 to $14.625     2,932,381
--------------------------------------------------------------------------
Granted during 1996                         $8.34 to $16.25        538,000
Options exercised                           $3.56 to $10.12        (77,709)
Expired or canceled                         $3.56 to $16.25        (68,144)
--------------------------------------------------------------------------
Outstanding, June 29, 1996                  $3.56 to $16.25      3,324,528
--------------------------------------------------------------------------

The company has two issues of stock warrants outstanding at June 29, 1996. The first outstanding stock warrant, dated July 30, 1993, entitles Honeywell, Inc. to purchase 300,000 shares of common stock at $14.00 per share (see Note 16). A second stock warrant, dated October 24, 1994, entitles CIT to purchase 45,000 shares of common stock at $12.60 per share (see Note 5). These warrants expire on July 30, 2000, and October 24, 1997, respectively.

The Company's Variable Investment Plan is available to employees who have attained age 21. The plan has an Employer's Discretionary Contribution Trust, invested in the Company's stock, and an Employee Contribution Trust consisting of several investment alternatives. The Company contributes an amount equal to 100% of the employee's contribution on the first 2% of the employee's compensation and an additional 25% of the employee's contribution on the following 2% of the employee's compensation. Company contributions to the Trust were $474,614, $461,037 and $485,287 in 1996, 1995 and 1994, respectively. The
Company has an Employee Stock Ownership Plan. No contributions were made to the plan in 1996, 1995, or 1994. The investment in the Company's stock at June 29, 1996 by all employee trusts amounted to 344,443 shares.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and other equity instruments, such as stock purchase plans. Under this method, compensation cost is measured based on the fair value of the stock award when granted and is recognized as an expense over the service period, which is usually the vesting period. This standard will be effective for the Company beginning on June 30, 1996.

The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules, but requires disclosure in a note to the financial statements of the pro forma net income and earnings per share as if the company had applied the new method of accounting. The Company intends to implement these disclosure requirements for its employee stock plans beginning on June 30, 1996. Based on the Company's current use of equity instruments, adoption of the new standard will not impact reported net income or net income per share, and will have no effect on the Company's cash flows.

9.  COMMITMENTS & CONTINGENCIES
Litigation

The Company used Mica Sanitary landfill, a public dump site operated by the County of Spokane, until early 1975. Mica landfill is a state lead National Priority List site ("NPL"). Mica landfill was placed on the NPL in 1985. In l988 the Washington Department of Ecology and Spokane County entered into a Consent Decree requiring the County to conduct a Remedial Investigation (RI) followed by appropriate Remedial Action (RA). The County's RI was completed by the County in September 1992. An interim remedial action plan was completed in late 1993 and instituted in mid 1994 to be followed by a 5 year performance monitoring program to be conducted by the County to determine if additional remedial measures are needed. The 5 year performance monitoring program commenced in the Spring of 1995. The Company has not been named as a Potentially Liable Party ("PLP") under the State Toxic Control Act ("STCA") or as a Potentially Responsible Party ("PRP") under CERCLA, as amended ("CERCLA"). To date, test results have not shown the waste disposed of by the Company at Mica to be a source of pollution or contamination. Prior to 1989 certain third parties were designated PRP's and PLP's. The Company made a provision prior to the beginning of fiscal year 1992 based on information then currently available to it and the Company's prior experience in connection with another NPL landfill site where the Company disposed of a similar type of waste which it disposed of at Mica, for its estimate of probable legal costs to be associated with this matter. No provision has been made for probable liability for remedial action, because management does not believe a range of probable or reasonably possible costs is estimable at this time based upon the fact that the Company to date has not been named a PRP or PLP and the uncertainty as to what additional pollution or contamination will be disclosed over the course of the County's 5 year monitoring and testing program. At fiscal year end 1996, 1995 and 1994, respectively, the accrued balance for probable legal costs was $900,000. Management does not believe there to be any reasonably possible losses for legal costs beyond the existing accrual for probable losses which could be material to future financial position or results of operations. No provision has been made to cover any future costs to the Company of any remedial action or clean-up activities because those costs, if any, can not be determined at this time. Given the inherent uncertainty in environmental matters, limited information available with respect to any future remedial measures, uncertainty of the results of future monitoring tests, limited information as to the number of PRP's and PLP's, the uncertainty as to whether the Company will be designated a PRP or PLP with respect to the site and the complexity of the circumstances surrounding this matter, management's estimate is subject to and will change as facts and circumstances warrant. Based upon publicly available cost estimates of remediation and clean-up at the site and the contributions to date of designated PRP's and PLP's, management believes that insurance coverage is probable for any reasonably possible future remedial or clean-up costs to the Company.

Pursuant to the Amended and Restated Purchase and Sale Agreement between Honeywell, Inc. and Key Tronic Corporation, dated as of July 30, 1993 (the "Agreement"), the Company assumed known and unknown product liabilities and unknown but potentially incurred environmental liabilities for a portion of any pre-existing claims against Honeywell, Inc. ("Honeywell") which are asserted after the closing date relating to environmental matters and to product liability matters associated with products manufactured by Honeywell prior to its ceasing manufacture of those products on the closing date of the Agreement. Honeywell retained responsibility for unasserted claims not assumed by the
Company as follows:   Honeywell retained responsibility for environmental and
product liability claims, incurred but not reported as of the closing date, in excess of $1,000,000 in the aggregate which 1) in the case of environmental claims are asserted within two years following the closing date or which 2) in the case of product liability claims are asserted within five years following the closing date. Management estimated on the closing date of the acquisition that it was probable that $1.0 million of incurred but not reported product liability claims would be recorded during the 5 year period following the closing of the Agreement and the Company recorded this liability as part of the acquisition costs. At fiscal year end 1996,1995, and 1994, respectively, the accrued balance for these product liability claims was $29,000, $610,000 and $949,000. The reduction in the accrued balance reflects charges for expenses in fiscal years 1996, 1995 and 1994. Management does not believe there to be any reasonably possible product liability losses beyond the existing accrual for probable losses which could be material to future financial position or results of operations. The Company has not made a provision for Honeywell environmental claims which may be discovered and asserted after the closing date or product liability claims which may be asserted five or more years after the closing date, because management does not believe such potential liabilities are reasonably possible at this time. No environmental claims have been asserted as of fiscal year end 1996. Given the inherent uncertainty in litigation, in environmental matters and in contract interpretation, the inherently limited information available with respect to unasserted claims and the complexity of the circumstances surrounding these matters, management's estimates are subject to and will change or be established as facts and circumstances warrant.

The Company currently has one hundred ten suits by computer keyboard users which are in State or Federal Courts in Connecticut, Illinois, Kansas, Maryland, New Jersey, New York, Pennsylvania and Texas. These suits allege that specific keyboard products manufactured by the company were sold with manufacturing, design and warning defects which caused or contributed to their injuries. The alleged injuries are not specifically identified but are referred to as repetitive stress injuries (RSI) or cumulative trauma disorders (CTD). These suits seek compensatory damages and some seek punitive damages. It is more likely than not that compensatory damages, if awarded, will be covered by insurance, however the likelihood that punitive damages, if awarded, will be covered by insurance is remote. A total of thirty-four suits have been dismissed in California, Florida, Illinois, Kentucky, Massachusetts, Michigan, New Jersey, New York and Texas. Six of the thirty-four dismissed suits are on appeal, all in New York. The Company believes it has valid defenses and will vigorously defend these claims. These claims are in the early stages of discovery. Given the early stage of litigation, the complexity of the litigation, the inherent uncertainty of litigation and the ultimate resolution of insurance coverage issues, the range of reasonably possible losses in connection with these suits is not estimable at this time. Therefore no provision has been made to cover any future costs. Management's position will change if warranted by facts and circumstances.

The Company's total accrual for litigation related matters, including compensatory damages, and legal costs, was $1.0 million, $1.6 million and $2.4 million as of June 29, 1996, July 1, 1995 and July 2, 1994, respectively.

The Company has filed suit against its insurers for reimbursement of costs associated with the Colbert landfill (a Superfund site). Settlements have been reached with all but one insurer. Certain negotiations have commenced, with the remaining insurer, and any recovery will be recorded upon settlement.

Capital Expenditures and Other

The amount of firm commitments to contractors and suppliers for capital expenditures was approximately $700,000 at June 29, 1996.

The subsidiary in Ireland has received reimbursement grants from the Irish government for capital expenditures. Capital expenditures are recorded net of reimbursement grants received. With reorganization of the subsidiary in Ireland, the grants reimbursement agreement with the Irish government was re-negotiated. All contingent grant liabilities were replaced with a short term loan of $790,000 and a contingent liability of $1,777,000 which will cease at the end of 5 years from the date of signing. The date of signing will be in conjunction with the sale of a building currently owned by the subsidiary in Ireland, and proceeds from this sale will be used to repay the short term loan. Certain significant events such as closure of the Irish plant would cause repayment of the contingent liability. The company currently plans to maintain the Irish plant as its sales, marketing, distribution, and engineering facility to service the European community.

The company has re-negotiated several contracts which previously required the company to purchase minimum quantities of certain raw materials and components. As of June 29, 1996 and July 1, 1995 minimum purchase contracts amounted to $0 and $2.2 million, respectively.

Certain Significant Risks and Uncertainties

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include the allowance for doubtful accounts receivable, the reserve for obsolete and nonsaleable inventories, the recoverability of intangible assets, and warranty reserves. Actual results could differ from those estimates.

The Company participates in a very dynamic high-technology industry and believes that a variety of factors could have a material adverse affect on the Company's future financial position or results of operations. Among these factors are: changes in overall demand for computer products; increased competition; litigation; risks associated with international operations; success of customers' programs; timing of new programs; new product introductions or technological advances by the Company and its competitors; changes in pricing policies by the Company and its competitors.

The Company distributes products primarily to Original Equipment Manufacturers (OEM's) and as a result maintains individually significant accounts receivable balances from various major OEM's. The Company evaluates the credit worthiness of its customers on an ongoing basis and may tighten credit terms on particular customers from time to time.

NOTE 10.  OTHER INCOME AND EXPENSE

Other (Income) Expense consists of:
                                                      Years Ended
(in thousands)                                June 29,  July 1,   July 2,
-------------------------------------------------------------------------
                                                  1996     1995     1994
Insurance Recovery                             (1,417)        0        0
Gain on liquidation of currency
  translation account                            (549)        0        0
Other                                            (306)     (308)    (308)
------------------------------------------------------------------------
Total                                         $(2,272)    $(308)   $(308)
========================================================================

FOREIGN OPERATIONS

The Company currently operates in one business segment, the manufacture of input devices, primarily keyboards, for computers, terminals, and work stations.

Information concerning geographic areas for the years ended June 29, 1996, July 1, 1995 and July 2, 1994 is summarized in the following table.


                                Domestic        U.S.      Mexico      Ireland      Taiwan
(in thousands)                   Exports  Operations  Operations   Operations   Operations   Eliminations  Consolidated
-----------------------------------------------------------------------------------------------------------------------
1996
Net Sales:
Unaffiliated customers         $45,942     $114,028    $               $41,068   $      0    $             $201,038
Affiliates                                   11,059     9,745            1,644                (22,448)
-----------------------------------------------------------------------------------------------------------------------

 Total                          45,942      125,087     9,745           42,712          0     (22,448)      201,038
=======================================================================================================================
Income (loss)  before
  income taxes                                5,256       415           (6,048)         0        (218)         (595)
=======================================================================================================================
Identifiable assets                          84,606     1,395           17,305      2,812     (12,586)       93,532
=======================================================================================================================
1995
Net Sales:
 Unaffiliated customers         45,122      124,278         0           38,056          0           0        207,456
 Affiliates                                   7,390     8,718            1,069          0     (17,177)             0
-----------------------------------------------------------------------------------------------------------------------
  Total                         45,122      131,668     8,718           39,125          0     (17,177)       207,456
=======================================================================================================================
Income  (loss) before
 income taxes                                (6,090)        0              (12)       485          61          6,624
=======================================================================================================================
Identifiable assets                        $ 98,270   $   851          $18,230     $2,860     $(5,125)      $115,086
=======================================================================================================================
1994
Net Sales:
 Unaffiliated customers         37,133       91,220         0           31,094          0           0       159,447
 Affiliates                          0        7,311     7,175            1,386          0     (15,872)            0
-----------------------------------------------------------------------------------------------------------------------
  Total                         37,133       98,531     7,175           32,480          0     (15,872)      159,447
Income (loss) before
 income taxes                                (7,817)      119           (1,096)         0      (1,008)       (9,802)
=======================================================================================================================
Identifiable assets                         $86,892   $   761          $16,323     $2,016     $(4,064)      $101,928
=======================================================================================================================

Historically, exports from domestic operations are sold primarily to European customers. However, 42% of domestic exports as of June 29, 1996 were sold to customers in the Far East. Transfers to affiliates are made at prices which approximate market.

12.  SUPPLEMENTAL CASH FLOW INFORMATION


                                                           Years ended
(in thousands)                                    June 29,   July 1,  July 2,
-----------------------------------------------------------------------------
                                                      1996      1995     1994
      Interest payments                            $ 3,117    $4,803   $1,849

Income tax payments                                    212         0        0
Stock exchange for net assets (Note 16)                  0         0    3,200
      Inventory exchanged for other assets           2,050         0        0
------------------------------------------------------------------------------

NOTE 13.  SUPPLEMENTAL INCOME STATEMENT INFORMATION

                                                        Years Ended
      (in thousands)                          June 29,    July 1,  July 2,
--------------------------------------------------------------------------
                                                  1996       1995     1994
      Maintenance and repairs                   $2,411    $ 3,295  $ 2,509
--------------------------------------------------------------------------

NOTE 14.  QUARTERLY FINANCIAL DATA (Unaudited)

                                              Year Ended June 29, 1996
                                        First     Second    Third   Fourth
(in thousands, except per share amounts)Quarter  Quarter  Quarter  Quarter
--------------------------------------------------------------------------
Net sales                             $60,550    $56,624  $41,217  $42,646
Gross profit                            8,925      8,043    4,390    5,628
Income (loss) before income taxes       2,532      1,064     (748)  (3,443)
Net income (loss)                       1,618        696     (966)  (3,183)
Primary earnings (loss) per
   common share                          0.16       0.07   (0.11)    (0.37)
Fully diluted earnings per
   common share                          0.16       0.07     N.A.     N.A.
Weighted average shares outstanding     8,488       N.A.    8,533    8,534
Primary shares outstanding             10,417      9,996     N.A.     N.A.
Fully diluted shares outstanding       10,417      9,996     N.A.     N.A.
Common stock price range 1
   High                                17.922     13.875    9.000    9.125
   Low                                 13.875      7.750    5.375    6.000
--------------------------------------------------------------------------

                                                  Year Ended July 1, 1995
                                          First     Second      Third      Fourth
(in thousands, except per share amounts)Quarter    Quarter     Quarter    Quarter
--------------------------------------------------------------------------------
Net sales                               $45,436    $48,748    $53,187     $60,085
Gross profit                              6,343      7,560      8,712       9,132
Income before income taxes                  534      1,322      1,836       2,932
Net income                                  328        849      1,399       1,845
Primary earnings per common share          0.04       0.10       0.14        0.18
Fully diluted earnings per
  common share                             N.A.       N.A.       0.14        0.18
Weighted average shares outstanding       8,273      8,314      8,349       8,400
Primary shares outstanding                 N.A.       N.A.      9,937      10,262
Fully diluted shares outstanding           N.A.       N.A.     10,271      10,405
Common stock price range
  High                                   11.500     11.000     14.375      16.125
  Low                                     6.000      9.000     10.000      13.500
---------------------------------------------------------------------------------

1 High and low stock prices are based on the daily closing price reported by the NASDAQ National Market System. These quotations represent prices between dealers without adjustment for markups, markdowns or commissions, and may not represent actual transactions.

The Company's common stock is quoted on the Nasdaq National Market System under the symbol "KTCC."

The Company has not paid any cash dividends on its Common Stock during the last two fiscal years. The Company currently intends to retain its earnings for its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company's ability to pay dividends is limited by certain financial covenants in the Company's loan agreements.

As of June 29, 1996, there were approximately 1,591 common shareholders of record.

NOTE 15.  RESTRUCTURING CHARGES

For the year ended June 29, 1996 the Company made $2,669,000 in provisions for the restructuring of its European Operations.

This provision was made in connection with the redeployment of production from the Company's Dundalk, Ireland plant to other Company plants where lower costs can be attained. The provision included $1,879,000 for severance and $790,000 for repayment of grants to the Irish Development Authority (IDA). The restructuring activities were implemented during the Company's fourth fiscal quarter of 1996 and are anticipated to be completed in the first fiscal quarter of 1997.

The severance charge was a negotiated settlement with the employees through the Irish labor court.

The redeployment of production of the company's Ireland plant resulted in a significant decrease in employment at the facility. This decrease in employment was an event which triggered the repayment of a portion of reimbursement grants received from the Irish government (see note 9).

For the year ended July 2, 1994 the Company made $1,021,000 in provisions for the restructuring of certain business lines.

This provision was made in connection with the redeployment of production from the Company's Cheney WA plant to other Company plants where lower costs can be attained. The provision included $592,000 to reduce certain assets to estimated realizable value, $207,000 for severance and $222,000 for other costs directly associated with this plant closure. The restructuring activities were implemented during the Company's third fiscal quarter of 1994 and were completed in the first fiscal quarter of 1995.

The write-down of assets is comprised of $242,000 equipment write-down and $350,000 facility write-down. The equipment write-down was estimated as the difference between book value and the highest firm offer on the equipment. The building write-down was estimated as the difference between book value and average value determined from multiple independent market valuations. This write-down had no effect on cash or cash equivalents.

The severance charge was calculated by applying the Company's standard severance policy to the employee's affected.

The direct cost charge is primarily transportation costs associated with the relocation of equipment from the closing facility to other Company facilities.

The balance in the reserve for restructuring at June 29, 1996 is $3,069,000. This amount includes $2,669,000 provided for the restructuring of the company's European Operations and $401,000 provided for Taiwanese liquidation taxes, which have not yet been paid, related to the fiscal 1992 closure of the company's plant in Taiwan. The formal dissolution is pending governmental approval from Taiwan and is anticipated to occur in the second or third fiscal quarter of 1997.


Reserve for Restructuring Obligations
----------------------------------------------------------------------
                                                   1996           1995
Balance at beginning of year                   $372,000     $1,385,000
  Provision charged to income                 2,669,000              -
  Amounts paid                                        -     (1,013,000)
  Currency translation adjustment                28,000              -
----------------------------------------------------------------------
Balance at end of year                     $  3,069,000     $  372,000
======================================================================

NOTE 16.    BUSINESS COMBINATION

On July 30, 1993, the Company acquired substantially all of the assets and liabilities of Honeywell, Inc.' s Keyboard Division (HKD). The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the underlying acquired assets and assumed liabilities at their estimated fair market values at July 30, 1993.


Acquisition costs are summarized as follows (in thousands):
      Cash                               $22,000
      Liabilities assumed                  5,832
      Acquisition costs                    5,000
      Note payable, Honeywell Inc.         3,648
      Common stock issued                  3,200
      Total                              $39,680

These costs were allocated based on fair value as follows:
      Trade receivables                  $ 8,505
      Inventories                         10,964
      Other current assets                   489
      Property, plant and equipment       17,922
      Goodwill                             1,800
      Total                              $39,680


The stock was recorded at a twenty percent discount to the closing market price on July 30, 1993 due to the three year trading restrictions on the stock at the acquisition date. The costs incurred as part of the acquisition included $1,125,000 for severance for terminating employees of HKD, $175,000 for transition payroll for terminating employees of HKD, $1,100,000 for relocation of employees of HKD, $700,000 for the closure of an acquired facility, $1,000,000 for the assumption of certain potential liabilities (see note 9), and $900,000 for certain other direct purchase and integration costs.

Item 9:   DISAGREEMENTS ON ACCOUNTING AND FINANCIAL

          DISCLOSURE
          None

                                         PART III

Item 10:  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

STANLEY HILLER, JR - Director

Mr. Hiller, age 71, has been a director of the Company and Chairman of the Company's Executive Committee since February 1992. He served as Chief Executive Officer of the Company from February 1992 through August 1995 and has served as Chairman of the Board since September 1, 1995. Mr. Hiller is the Senior Partner of Hiller Investment Company and Managing Partner of the Hiller Group, a corporate management organization (the "Hiller Group"), and has served as Chairman of the Board, Chief Executive Officer or Senior Officer of numerous corporations over the last 50 years. Through the Hiller Group, which he founded in the late 1960s, he has brought together groups of executives who become actively involved in the direct management of companies, usually at the request of its managers, directors or shareholders. During the past 20 years, Mr. Hiller has concentrated his efforts in the area of restructuring troubled companies, including G. W. Murphy Industries (diversified manufacturing and services), Reed Tool Company (tool manufacturing), Baker International (Baker-Hughes) (oil field service), The Bekins Company (moving and storage) and York International (air conditioning manufacturing), Mr. Hiller also serves on the Board of Directors of The Boeing Company (Boeing).

WENDELL J. SATRE - Director

Mr. Satre, age 78, has been a director of the Company since 1988 and served as Chairman of the Board of Directors from July 1991 through August 1995. Mr. Satre also served as a director from 1983 through 1986 and served as Acting President of the Company from August 1991 through February 1992. Mr. Satre is the retired Chairman of the Board and Chief Executive Officer of the Washington Water Power Company, a public utility headquartered in Spokane, Washington. Mr. Satre also serves on the Board of Directors of Alascom, a subsidiary of Pacific Telephone, Inc., which is a subsidiary of Pacificorp, and Coeur d'Alene Company. Fred Wenninger - Director, President and Chief Executive Officer

Mr. Wenninger, age 56, was named President, Chief Executive Officer and Director effective September 1, 1995. Mr. Wenninger has been President and Chief Executive Officer of Iomega Corporation from 1989 to 1994. He also served as President of the Bendix/King Division of Allied Signal Corporation from 1986 to 1989. From 1963 to 1986 he served Hewlett-Packard in various positions, the last eight years in General Manager positions. Mr. Wenninger also serves on the Board of Directors of Hach and Norand.

YACOV A. SHAMASH - Director

Dr. Shamash, age 46, has been a director of the Company since 1989. He has been the Dean of Engineering and Applied Sciences at the State University of New York campus at Stony Brook since 1992. Professor Shamash developed and directed the NSF Industry/University Cooperative Research Center for the Design of Analog/Digital Integrated Circuits from 1989 to 1992 and also served as Chairman of the Electrical and Computer Engineering Department at Washington State University from 1985 until 1992.

KENNETH F. HOLTBY - Director

Mr. Holtby, age 74, has been a director of the Company since March 1992. He served in various positions in engineering, technology, product development and program management for Boeing since 1947. He most recently served as Senior Vice President of Engineering and as a member of the Corporate Executive Counsel for Boeing until his retirement in 1987. Mr. Holtby currently serves as a consultant to Boeing.

DALE F. PILZ - Director
Mr. Pilz, age 70, has been a director of the Company since April 1992. Mr. Pilz was Chief Executive Officer of Flowind Corporation from 1986 to 1990. He served as President of Omninet Corporation from 1985 to 1986. Prior to that, Mr. Pilz was Chief Executive Officer and President of GTE Sprint Communications from 1983 to 1985 and also served as Chief Executive Officer and President of GTE Spacenet Corporation from 1983 to 1985.

MICHAEL R. HALLMAN - Director

Mr. Hallman, age 51, has been a director since July 1992. Since April 1992, he has been with The Hallman Group. a consulting organization. He was President and Chief Operating Officer of Microsoft Corporation from March 1990 through March 1992; from March 1987 to February 1990, he was Vice President and later President of Boeing Computer Services. Mr. Hallman also serves on the Board of Directors of Intuit Inc., Infocus Systems, Amdahl Corporation, Network Appliance and Timeline, Inc.

CLARENCE W. SPANGLE - Director

Mr. Spangle, age 71, has been a director of the Company since July 1992. A former Chairman of Memorex and President of Honeywell Information Systems, Mr. Spangle has been an independent management consultant since 1985. Mr. Spangle also serves on the Board of Directors of Apertus Technologies, Inc.

WILLIAM E. TERRY - Director

Mr. Terry, age 63, has been a director since July 1992. Mr. Terry retired from Hewlett-Packard in November 1993 where he served in a number of executive positions during the past 35 years. Mr. Terry also serves on the Board of Directors of Altera Corporation.

ROBERT H. CANNON, JR. - Director

Mr. Cannon, age 72, has been a director since September 1992. Professor Cannon has been Charles Lee Powell Professor at the Department of Aeronautics and Astronautics, Stanford University since 1979. From 1979 to 1990 he was also Chairman of the Department. Previously, Professor Cannon served as Assistant Secretary of Transportation and as Chief Scientist of the United States Air Force. Professor Cannon has served on the General Motors Science Advisory Committee since 1975, serving as Chairman from 1980 to 1984. He also serves on the Board of Directors of Parker Hannifin Corporation.

THOMAS W. CASON - Director

Mr. Cason, age 53, served as President and Chief Operating Officer of the company from 1994 to September 1995. Mr. Cason has been a director of the company since February 1994. Mr. Cason has been President of Progressive Tractor & Implement Co., Inc., an agricultural equipment dealership, since 1991. He was Sr. Vice President and CFO of Baker Hughes Incorporated from July 1989 to December 1990. Mr. Cason was President and Chief Executive Officer of Milpark Drilling Fluids, a subsidiary of Baker Hughes Incorporated prior thereto. Mr. Cason also serves on the Board of Global Marine, Inc.

RICHARD T. TINSLEY - Vice President of Quality

Mr. Tinsley, age 48, has been Vice President of Quality Assurance of the Company since November 1993. Mr. Tinsley was the owner of Tinsley Associates from May 1993 to September 1993 and served as Director of manufacturing Operations, Director of Quality and Quality Assurance Manager at Compaq Computer Corporation from 1982 to 1993. From 1972 to 1982, Mr. Tinsley worked for Texas Instruments, Inc., as Printer Manufacturing Manager and New Products Program Manager.

RONALD F. KLAWITTER - Vice President of Finance, Treasurer and Secretary
Mr. Klawitter, age 44, has been Vice President of Finance and Treasurer of the Company since November 1992 and Secretary since October 1995. He was Acting Secretary from November 1994 to October 1995. From 1987 to 1992, Mr. Klawitter was Vice President, Finance at Baker Hughes Tubular Service, a subsidiary of Baker Hughes, Inc.

JACK W. OEHLKE - Chief Operating Officer

Mr. Oehlke, age 50, has been Chief Operating Officer of the Company since October, 1995. Previously, he served as Senior Vice President of Operations from January 1995 to October 1995 and Vice President of Manufacturing Operations of the Company from December 1993 to January 1995. Mr. Oehlke served as Director of Operations. Director of Quality and in various management positions within manufacturing, engineering and quality functions of the Microswitch Division of Honeywell, Inc. from 1968 to 1993.

CRAIG D. GATES - Vice President, General Manager of Business Development

Mr. Gates, age 37, has been Vice President and General manager of New Business Development since October 1995. He joined the Company as Vice President of Engineering in October of 1994. Mr. Gates has a Bachelor of Science Degree in Mechanical Engineering and a Masters in Business Administration from the Univeristy of Illinois, Urbana. From 1982 he held various engineering and management positions within the Microswitch Division of Honeywell, Inc., in Freeport, Illinois and from 1991 to October 1994 he served as Director of Operations, Electronics for Microswitch.

Compliance with Section 16(a) of the Exchange Act:
Incorporated by reference to Key Tronic Corporation's 1994 Proxy Statement to Shareholders.

Items 11, 12 and 13: EXECUTIVE COMPENSATION; SECURITIES OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT; AND CERTAIN RELATIONSHIPS AND RELATED TRANSAC-TIONS.

Additional information required by these Items is incorporated by reference to Key Tronic Corporation's 1995 Proxy Statement to Shareholders which is attached as exhibit 20.
                                         PART IV

Item 14:  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(A)  FINANCIAL STATEMENTS AND SCHEDULES

                                                               Page in
                                                               Form 10K
                                                               --------
     FINANCIAL STATEMENTS
      Independent Auditors' Report                               20

      Consolidated Balance Sheets, June 29, 1996
        and July 1, 1995                                         21

      Consolidated Statements of Operations for
        the years ending June 29, 1996, July 1, 1995,
        and July 2, 1994                                         22

      Consolidated Statements of Shareholders' Equity
        for the years ending June 29, 1996, July 1, 1995,
        and July 2, 1994                                         23

      Consolidated Statements of Cash Flows for the
        years ending July 1, 1995, July 2, 1994 and
        July 3, 1993                                           23-24

      Notes to Consolidated Financial Statements               24-39


      SCHEDULES

      Independent Auditors Report on Financial
        Statement Schedules                                      47

      Independent Auditors' Consent                              48

      II. Consolidated Valuation and Qualifying Accounts        49-50

Other schedules are omitted because of the absence of conditions under which they are required, or because required information is given in the financial statements or notes thereto.

(B)  REPORTS ON FORM 8-K

Form 8-K dated October 31, 1994, reporting the secured financing agreement with the CIT Group/Business Credit, Inc. (CIT).

                                                           File No. 2-83898 (i)
                                                                 Exhibit
                                                                   No.
(C)  EXHIBITS
The Company will, upon request and upon payment of a reasonable fee not to exceed the rate at which such copies are available from the Securities and Exchange
Commission, furnish copies of any of the following exhibits to its security holders.

(3)   (a)   Articles of Incorporation                              3.1
      (b)   By-Laws, as amended                                   (iii)

(4)   Certain long-term debt is described in Notes 5 and 15 to
      the Consolidated Financial Statements of the Company.
      The Company agrees to furnish to the Commission, upon
      request, copies of any instruments defining rights of
      holders of long-term debt described in Notes 5 and 15.       N/A

(10)  Material Contracts

      (a)   1983 Incentive Stock Option Plan for Employees
            of Key Tronic Corporation, as amended.                (iii)
      (b)   The Key Tronic Corporation Variable Investment
            Plan.                                                 (iii)

      (c)   Key Employee Stock Option Plan, as amended.           10.3

      (d)   Executive Stock Option Plan.                          (iii)

      (e)   Stock Bonus Plan (PAYSOP).                            (iii)

      (f)   Directors and Officers Liability and Company
            Reimbursement Policies.                               10.5

      (g)   Leases with Spokane Industrial Park, Inc.             10.7

      (h)   Amended and Restated Employment Agreement with
            Lewis G. Zirkle.                                      (iii)

      (i)   Agreement Regarding Split Dollar Life Insurance
            Policies, as amended.                                  (iv)

      (j)   Executive SAR Stock Option Plan of Key Tronic
            Corporation                                             (v)

      (k)   Key Tronic Corporation 1990 Stock Option Plan
            for Non-Employee Directors                              (v)

      (l)   Employee Stock Ownership Plan                          (vi)

      (m)   ELLCO Leasing Corporation Master Equipment
            Leasing Agreement                                      (vi)

      (n)   Registration Rights Agreement with Hiller
            Key Tronic Partners                                   (vii)

      (o)   Stock Option Agreement with Hiller Key Tronic
            Partners                                              (vii)

      (p)   Officer Severance Agreements                          (vii)

      (q)   Purchase agreement with Honeywell, Inc.              (viii)

      (r)   Officer Employment Agreement                           (ix)

      (s)   Executive Stock Option Plan                             (x)

(13) 1996 Annual Report to Shareholders (to the extent set forth in Parts I, II, and IV (a) of this report).

(i) Previous filing on Form S-1 is incorporated by reference, exhibit number indicated
(ii) Incorporated by reference to report on Form 10-K for the year ended 06/30/87
(iii)   Incorporated by reference to report on Form 10-K for the year ended
        06/30/86
(iv)    Incorporated by reference to report on Form 10-K for the year ended
        06/30/85
(v) Incorporated by reference, Key Tronic Corporation 1990 Proxy Statement, pages C-1 - D3
(vi)    Incorporated by reference to report on Form 10-K for the year ended
        06/30/91
(vii)   Incorporated by reference to report on Form 10-K for the year ended
        07/04/92
(viii) Incorporated by reference to report on Form 8-K filed August 12, 1993.
(ix) Incorporated by reference, Key Tronic Corporation 1996 Proxy Statement, pages 10-11
(x) Incorporated by reference, Key Tronic Corporation 1995 Proxy Statement, pages 19-22

(21)  Subsidiaries of Registrant

     1.  KT Services, Inc.                      2.  KT FSC
         100% Owned Subsidiary                      100% Owned Subsidiary,
         Incorporated in the State of               a Foreign Sales
         Washington                                 Corporation
                                                    Incorporated in Guam

     3.  Key Tronic Taiwan Corporation          4.  Key Tronic Europe, LTD
         100% Owned Subsidiary                      100% Owned Subsidiary
         Incorporated in Taiwan                     Incorporated in the
                                                    Cayman Islands

     5.  KTI Limited                            6.  U.S. Keyboard Company
         100% Owned by Key Tronic Europe, LTD       100% Owned Subsidiary
         Incorporated in Ireland                    Incorporated in the
                                                    State of Washington
     7.  Key Tronic Juarez, SA de CV
         100% Owned Subsidiary
         Incorporated in Mexico


(23)  Consents of Experts and Counsel


INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

Key Tronic Corporation

We have audited the consolidated financial statements of Key Tronic Corporation as of June 29, 1996 and July 1, 1995, and for the years ended June 29, 1996, July 1, 1995 and July 2, 1994, and have issued our report thereon dated August 9, 1996; such consolidated financial statements and reports are included in the 1996 Annual Report to Shareholders and are incorporated herein by reference.
Our audits also included the financial statement schedule of Key Tronic Corporation listed in Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

August 9, 1996
                                    PART IV

ITEM 14: EXHIBITS, FINANCIAL STATEMENT SCHEDULES, REPORTS ON FORM 8-K AND SIGNATURES SCHEDULE II


                         KEY TRONIC CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                             FISCAL YEARS ENDED JUNE 29, 1996
                              JULY 1, 1995 AND JULY 2, 1994

                                                     1996           1995           1994
                                                ---------     ----------     ----------
Allowance for Obsolete Inventory
--------------------------------
Balance at beginning of year                   $3,512,085     $3,581,447      $  726,838
Assets acquired in acquisition                          0              0       2,071,558
 Provision charged to income                    2,952,911      2,907,487       1,757,713
 Dispositions                                  (2,142,925)    (2,976,849)       (974,662)
                                                ---------     ----------     ----------

Balance at end of year                         $4,322,071     $3,512,085      $3,581,447
                                                =========     ==========     ===========

Allowance for Doubtful Accounts
-------------------------------

Balance at beginning of year                   $1,185,373     $1,538,517      $1,110,582
Assets acquired in acquisition                          0              0         637,156
 Provision charged to income                            0        361,283         542,179
 Write-offs and reinstatements                   (253,136)      (714,427)       (751,400)
                                                ---------     ----------     ----------
Balance at end of year                         $  932,237     $1,185,373      $1,538,517
                                                =========     ==========     ===========
Reserve for Litigation
----------------------

Balance at beginning of year                   $1,607,496     $2,426,375      $1,500,091
Assets acquired in acquisition                          0              0       1,000,000
 Provision charged (credited) to income                 0              0               0
Cost incurred-net of recoveries                  (638,353)      (818,879)        (73,716)
                                                ---------     ----------     ----------
Balance at end of year                            969,143      1,607,496       2,426,375
Less long-term portion                            900,000        900,000               0
                                                ---------     ----------     ----------
Current portion                                 $  69,143     $  707,496      $2,426,375
                                                =========     ==========     ===========

Accrued Warranty Costs
----------------------

Balance at beginning of year                    $ 628,727     $  762,284      $  332,093
Assets acquired in acquisition                          0              0         627,341
 Provision charged to income                    1,120,979      1,001,276         646,759
 Costs incurred                                (1,312,499)    (1,134,833)       (843,909)
                                                ---------     ----------     -----------
Balance at end of year                         $  437,207     $  628,727      $  762,284
                                                =========     ==========     ===========

Long-term Investment Allowance
------------------------------

Balance at beginning of year                   $  290,490     $  290,490      $  290,490
 Provision charged to income                            0              0               0
                                                ---------     ----------     ----------
Balance at end of year                         $  290,490     $  290,490      $  290,490
                                                =========     ==========     ===========

SCHEDULE II

                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                        FISCAL YEARS ENDED JUNE 29, 1996
                         JULY 1, 1995 AND JULY 2, 1994
                                  (continued)

                                        1996        1995        1994
                                      ------      ------      ------

Allowance for Advances to Affiliate
-----------------------------------
Balance at beginning of year               0    $ 55,434    $254,737
 Recovery                                  0     (55,434)   (199,303)
 Provision charged to income               0           0           0
 Write-offs                                0           0           0
                                      ------      ------      ------
Balance at end of year              $      0    $      0    $ 55,434
                                      ======      ======      ======

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:   September 29, 1995

                         KEY TRONIC CORPORATION


                         By:  /s/ Fred Wenninger
                         Fred Wenninger, Chief Executive Officer


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:


/s/ Fred Wenninger                                 September 29, 1995
Fred Wenninger                                            Date
(Director, Chief Executive Officer
 and President)


/s/ Ronald F. Klawitter                            September 29, 1995
Ronald F. Klawitter                                       Date
(Principal Financial Officer)


/s/ Keith D. Cripe                                 September 29, 1995
Keith D. Cripe                                            Date
(Principal Accounting Officer)

/s/ Stanley Hiller, Jr.                            September 29, 1995
Stanley Hiller, Jr.                                       Date
(Director)


/s/ Wendell J. Satre                               September 29, 1995
Wendell J. Satre                                          Date
(Director)


/s/ Thomas W. Cason                                September 29, 1995
Thomas W. Cason                                           Date
(Director)


/s/ Yacov A. Shamash                               September 29, 1995
Yacov A. Shamash                                          Date
(Director)

                                        SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:



/s/ Dale F. Pilz                                   September 29, 1995
Dale F. Pilz                                              Date
(Director)


/s/ William E. Terry                               September 29, 1995
William E. Terry                                          Date
(Director)







                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                                       OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                       DATE OF REPORT:  JANUARY 14, 1997


                             KEY TRONIC CORPORATION


       WASHINGTON                   0-11559                     91-0849125
(STATE OF INCORPORATION)    (COMMISSION FILE NUMBER)        (I.R.S. EMPLOYER
                                                            IDENTIFICATION NO.)



                                P. O. BOX 14687
                             N. 4424 SULLIVAN ROAD
                           SPOKANE, WASHINGTON 99214
                                 (509) 928-8000


                       SECURITIES REGISTERED PURSUANT TO
                        SECTION 12(B) 0F THE ACT:  NONE


                       SECURITIES REGISTERED PURSUANT TO
                    SECTION 12(G) OF THE ACT:  COMMON STOCK


                     INFORMATION TO BE INCLUDED IN REPORT



ITEM 5.        OTHER EVENTS.

On December 31, 1996, Registrant entered into a secured financing agreement with General Electric Capital Corporation. The agreement contains covenants that relate to maximum capital expenditures, minimum debt service coverage, minimum earnings before income tax, depreciation, and amortization, and maximum leverage percentages. The agreement contains an $11,000,000 term note and a revolving credit line of up to $30,000,000. The agreement is secured by the assets of the corporation.

The term note is payable in quarterly installments of principal, each in the amount of $250,000 quarterly commencing in March 1997 and ending in December 1997. Thereafter, the quarterly installment payments of principal will be $500,000 commencing in March 1998 and maturing in December 2002. If debt service coverage is greater than 1.4, this note bears interest at one and three-quarters percent (1.75%) in excess of the applicable LIBOR rate. If debt service coverage is less than or equal to 1.4, this note bears interest at two percent (2.00%) in excess of the applicable LIBOR rate. At December 31, 1996, the applicable interest rate was seven and one-half percent (7.50%).

The revolving loan is renewable and covers an initial period of approximately five years expiring on December 31, 2001. If debt service coverage is greater than 1.4, the applicable interest rate is one and one-half (1.50%) in excess of the applicable LIBOR rate. If debt service coverage is less than or equal to 1.4, the applicable interest rate is one and three-quarters percent (1.75%) in excess of the applicable LIBOR rate. At December 31, 1996, the applicable interest rate was seven and one-quarter percent (7.25%).

This agreement replaces a secured term note payable with a current balance of $8.4 million and a $28.0 million secured revolving credit agreement. The former agreement was entered into on October 24, 1994 with The CIT Group/ Business Credit, Inc.

ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
              EXHIBITS

              (c)  EXHIBITS

              EXHIBIT    DESCRIPTION
              NUMBER

              99.1 Credit Agreement dated as of December 31, 1996 among Key Tronic Corporation and General Electric Capital Corporation.

              99.2       Press Release issued January 7, 1997.


                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             KEY TRONIC CORPORATION


                             /S/ RONALD F. KLAWITTER

                             RONALD F. KLAWITTER,
                             Vice President and
                             Chief Financial Officer


Date: January 14, 1997


                             EXHIBIT 99.1



                            CREDIT AGREEMENT

                     Dated as of December 31, 1996

                                 among

                         KEY TRONIC CORPORATION,

                              as Borrower,

              THE OTHER CREDIT PARTIES SIGNATORIES HERETO,

                           as Credit Parties,

                                  and

                 GENERAL ELECTRIC CAPITAL CORPORATION,

                               as Lender


                           TABLE OF CONTENTS
                                                                    Page

   1.  AMOUNT AND TERMS OF CREDIT.................................... 1

       1.1   Credit Facilities....................................... 1
       1.2   Letters of Credit....................................... 2
       1.3   Prepayments............................................. 2
       1.4   Use of Proceeds......................................... 4
       1.5   Interest and Applicable Margins......................... 4
       1.6   Eligible Accounts....................................... 6
       1.7   Eligible Inventory...................................... 8
       1.8   Cash Management Systems................................. 9
       1.9   Fees.................................................... 9
       1.10  Receipt of Payments..................................... 9
       1.11  Application and Allocation of Payments..................10
       1.12  Loan Account and Accounting.............................10
       1.13  Indemnity...............................................10
       1.14  Access..................................................11
       1.15  Taxes...................................................11
       1.16  Capital Adequacy; Increased Costs; Illegality...........12
       1.17  Single Loan.............................................12
       1.18  Appraisals..............................................12

   2.  CONDITIONS PRECEDENT..........................................13

       2.1   Conditions to the Initial Loans.........................13
       2.2   Further Conditions to Each Loan.........................14

                                                                     Page

   3.  REPRESENTATIONS AND WARRANTIES................................14

       3.1   Corporate Existence; Compliance with Law................14
       3.2   Executive Offices; FEIN.................................15
       3.3   Corporate Power, Authorization, Enforceable Obligations.15
       3.4   Financial Statements and Projections....................15
       3.5   Material Adverse Effect.................................16
       3.6   Ownership of Property; Liens............................16
       3.7   Labor Matters...........................................16
       3.8   Ventures, Subsidiaries and Affiliates;
             Outstanding Stock and Indebtedness......................16
       3.9   Government Regulation...................................17
       3.10  Margin Regulations......................................17
       3.11  Taxes...................................................17
       3.12  ERISA...................................................17
       3.13  No Litigation...........................................18
       3.14  Brokers.................................................18
       3.15  Intellectual Property...................................18
       3.16  Full Disclosure.........................................18
       3.17  Environmental Matters...................................18
       3.18  Insurance...............................................19
       3.19  Deposit and Disbursement Accounts.......................19
       3.20  Government Contracts....................................19
       3.21  Customer and Trade Relations............................19
       3.22  Agreements and Other Documents..........................19
       3.23  Solvency................................................19

   4.  FINANCIAL STATEMENTS AND INFORMATION..........................20

                                                                     Page

       4.1   Reports and Notices.....................................20
       4.2   Communication with Accountants..........................20

   5.  AFFIRMATIVE COVENANTS.........................................20

       5.1   Maintenance of Existence and Conduct of Business........20
       5.2   Payment of Obligations..................................20
       5.3   Books and Records.......................................20
       5.4   Insurance; Damage to or Destruction of Collateral.......21
       5.5   Compliance with Laws....................................22
       5.6   Supplemental Disclosure.................................22
       5.7   Intellectual Property...................................22
       5.8   Environmental Matters...................................22
       5.9   Landlords' Agreements, Mortgagee Agreements
             and Bailee Letters......................................22
       5.10  Further Assurances......................................23
       5.11  Sale of the CWA Facility................................23

   6.  NEGATIVE COVENANTS............................................23

       6.1   Mergers, Subsidiaries, Etc..............................23
       6.2   Investment; Loans and Advances..........................23
       6.3   Indebtedness............................................23
       6.4   Employee Loans and Affiliate Transactions...............24
       6.5   Capital Structure and Business..........................24
       6.6   Guaranteed Indebtedness.................................24
       6.7   Liens...................................................24
       6.8   Sale of Stock and Assets................................25

                                                                     Page

       6.9   ERISA...................................................25
       6.10  Financial Covenants.....................................25
       6.11  Hazardous Materials.....................................25
       6.12  Sale-Leasebacks.........................................25
       6.13  Cancellation of Indebtedness............................25
       6.14  Restricted Payments.....................................25
       6.15  Change of Corporate Name or Location;
             Change of Fiscal Year...................................25
       6.16  No Impairment of Intercompany Transfers.................26
       6.17  No Speculative Transactions.............................26
       6.18  Maintenance of Total Collateral Ratio...................26

   7.  TERM..........................................................26

       7.1   Termination.............................................26
       7.2   Survival of Obligations Upon Termination
             of Financing Arrangements...............................26

   8.  EVENTS OF DEFAULT: RIGHTS AND REMEDIES........................26

       8.1   Events of Default.......................................26
       8.2   Remedies................................................28
       8.3   Waivers by Credit Parties...............................28

   9.  PARTICIPATIONS................................................28

       9.1   Participations..........................................28

  10.  SUCCESSORS AND ASSIGNS........................................29

                                                                     Page

       10.1  Successors and Assigns..................................29

  11.  MISCELLANEOUS.................................................29

       11.1  Complete Agreement; Modification of Agreement...........29
       11.2  Amendments and Waivers..................................29
       11.3  Fees and Expenses.......................................29
       11.4  No Waiver...............................................30
       11.5  Remedies................................................30
       11.6  Severability............................................30
       11.7  Conflict of Terms.......................................30
       11.8  Confidentiality.........................................30
       11.9  GOVERNING LAW...........................................31
       11.10 Notices.................................................31
       11.11 Section Titles..........................................32
       11.12 Counterparts............................................32
       11.13 WAIVER OF JURY TRIAL....................................32
       11.14 Press Releases..........................................32
       11.15 Reinstatement...........................................32
       11.16 Advice of Counsel.......................................32
       11.17 No Strict Construction..................................32



          CREDIT AGREEMENT, dated as of December 31, 1996 among KEY TRONIC CORPORATION, a Washington corporation ("Borrower"), the other Credit Parties signatories hereto, and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), as Lender.

                                  RECITALS

          WHEREAS, Borrower desires that Lender extend revolving and term credit facilities to Borrower of up to Forty-One Million Dollars ($41,000,000) in the aggregate for the purpose of refinancing Borrower's existing revolving credit and term loan and to provide (a) working capital financing for Borrower, and (b) funds for other general corporate purposes of Borrower; and for these purposes, Lender is willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

          WHEREAS, Borrower desires to secure all of its obligations under the Loan Documents by granting to Lender a security interest in and lien upon all of its existing and after-acquired personal and real property and by the arranging for the granting by certain foreign subsidiaries of a security interest in certain of their property; and

          WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.   AMOUNT AND TERMS OF CREDIT

     1.1  Credit Facilities.

          (a) Revolving Credit Facility. (i) Subject to the terms and conditions hereof, Lender agrees to make available from time to time until the Revolving Commitment Termination Date advances (each, a "Revolving Credit Advance"). The aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of (A) the Maximum Amount or (B) the Borrowing Base, in each case less the sum of the Letter of Credit Obligations outstanding at such time ("Borrowing Availability"). Until the Revolving Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made on notice by Borrower to the representative of Lender identified on Schedule 1.1 at the address specified thereon. Those notices must be given no later than (1) 1:00 p.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 1:00 p.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Lender. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

               (ii) Borrower shall execute and deliver to Lender a note to evidence the Revolving Credit Commitment. Such note shall be dated the Closing Date and shall be substantially in the form of Exhibit 1.1(a)(ii) (the "Revolving Note"). The Revolving Note shall represent the obligation of Borrower to pay the amount of the Revolving Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations accrued as of the Revolving Commitment Termination Date shall be immediately due and payable in full in immediately available funds on the Revolving Commitment Termination Date. The entire unpaid balance of all outstanding non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

               (iii) At the request of Borrower, in its discretion Lender may (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrower in amounts which cause the outstanding balance of the aggregate Revolving Loan to exceed the Borrowing Base (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"), and no such event or occurrence shall cause or constitute a waiver by Lender of any Default or Event of Default that may result therefrom or of Lender's right to refuse to make any further Overadvances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists or would result therefrom. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, may bear interest at the Default Rate and shall be payable on demand. Except as otherwise provided in Section 1.11(b), the authority of Lender to make Overadvances is limited to an aggregate amount not to exceed $1,000,000 at any time, shall not cause the Revolving Loan to exceed the Maximum Amount.

          (b) Term Loan. (i) Subject to the terms and conditions hereof, Lender agrees to make a term loan on the Closing Date to Borrower (the "Term Loan") in the original principal amount of the Term Loan Commitment. The Term Loan shall be evidenced by a promissory note substantially in the form of
Exhibit 1.1(b) (the "Term Note"), and Borrower shall execute and deliver its Term Note to Lender. The Term Note shall represent the obligation of Borrower to pay to Lender the amount of the Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

               (ii) Borrower shall pay the principal amount of the Term Loan in twenty-four (24) consecutive quarterly installments on the last day of March, June, September and December of each year, commencing March, 1997, as follows:

                                             Installment
               Quarter                          Amount

                1-4                           $250,000
                5-24                          $500,000

          Notwithstanding the foregoing, the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Term Loan Commitment Termination Date, if not sooner paid in full.

          (c) Reliance on Notices. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Lender to be genuine. Lender may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Lender has actual knowledge to the contrary.

     1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower shall have the right to request, and Lender agrees to incur, Letter of Credit Obligations in respect of Borrower.

     1.3  Prepayments.

          (a)  Voluntary Prepayments.  Borrower may at any time on at least ten
(10) days' prior written notice to Lender voluntarily prepay all or part of the Term Loan, provided that any such prepayment shall be in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000) and integral multiples of $250,000 in excess of such amount. Borrower may at any time on at least ten 10 days' prior written notice to Lender terminate the Revolving Loan Commitment, provided that upon such termination all Loans and other Obligations shall be immediately due and payable in full. Any such voluntary prepayment of the Term Loan or termination of the Revolving Loan Commitment must be accompanied by the payment of the fee required by Section 1.9(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such termination of the Revolving Loan Commitment, Borrower's right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, shall simultaneously be permanently terminated. Any partial prepayments of the Term Loan made by Borrower shall be applied to prepay the scheduled installments of the Term Loan in inverse order of maturity and thereafter against the Revolving Loan without any reduction to the Revolving Loan Commitment.

          (b) Mandatory Prepayments. (i) If at any time the aggregate outstanding balance of the Revolving Loan exceeds the lesser of (A) the Maximum Amount or (B) the Borrowing Base, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B, to the extent required to eliminate such excess. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid on demand.

               (ii) Within three (3) months of receipt by any Credit Party of proceeds of any asset disposition (other than a disposition of the CWA Facility under clause (e) below), which when added to any other such proceeds during the Fiscal Year exceeds in the aggregate Two Hundred Fifty Thousand Dollars ($250,000), (including condemnation proceeds, but excluding proceeds of asset dispositions permitted by Section 6.8(b)), or immediately upon receipt by any Credit Party of proceeds of any sale of Stock of any Subsidiary of any Credit Party, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions (paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with clause (c) below.

               (iii) If Borrower issues Stock and immediately before or immediately thereafter a Default or Event of Default shall exist, or if Borrower issues any debt securities, whether or not a Default or Event of Default exists, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with clause (c) below.

               (iv) Until the Termination Date, Borrower shall prepay the Obligations on the earlier of the date which is ten (10) days after (A) the date on which Borrower's annual audited Financial Statements for the immediately preceding Fiscal Year are delivered pursuant to Annex E or (B) the date on which such annual audited Financial Statements were required to be delivered pursuant to Annex E, in an amount equal to (i) fifty percent (50%) of Excess Cash Flow for such immediately preceding Fiscal Year ending June 28, 1997, and (ii) twenty-five percent (25%) of Excess Cash Flow for each such immediately preceding Fiscal Year thereafter. Any prepayments from Excess Cash Flow paid pursuant to this clause (iv) shall be applied in accordance with clause (c) below. Each such prepayment shall be accompanied by a certificate signed by Borrower's chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Lender.

               (v) If at any time the Available Domestic Collateral Ratio is less than eighty percent (80%), Borrower shall immediately prepay the Term Loan in the Amount required to increase the Available Domestic Collateral Ratio to at least eighty percent (80%). Any such prepayment shall be applied to prepay the scheduled installments of the Term Loan in inverse order of maturity.

               (vi) If at any time the Total Collateral Ratio is less than one hundred percent (100%), Borrower shall immediately prepay the Term Loan in the Amount required to increase the Total Collateral Ratio to at least one hundred percent (100%). Any such prepayment shall be applied to prepay the scheduled installments of the Term Loan in inverse order of maturity.

          (c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to clauses (b)(ii), (b)(iii) or (b)(iv) above shall be applied as follows: first, to Fees and reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan; third, to prepay the scheduled installments of the Term Loan in inverse order of maturity, until such Loan shall have been prepaid in full; fourth, to interest then due and payable on the Revolving Credit Advances; fifth, to the outstanding principal balance of Revolving Credit Advances until the same shall have been paid in full; and sixth, until all such letter of Credit Obligations have been fully cash collateralized, to any Letter of Credit Obligations, to provide cash collateral therefor in the manner set forth in Annex B. The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments.

          (d) Application of Prepayments from Insurance Proceeds. Prepayments from insurance proceeds in accordance with Section 5.4(c) shall be applied as follows: insurance proceeds from casualties or losses to cash or Inventory shall be applied as follows: first, to interest then due and payable on the Revolving Credit Advances; and second, to the outstanding principal balance of Revolving Credit Advances until the same shall have been paid in full.
Insurance proceeds from casualties or losses to Equipment, Fixtures and Real Estate shall be applied as follows: first, to interest then due and payable on the Term Loan; and second, to the outstanding principal balance of Term Loan until the same shall have been paid in full. The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments. If the precise amount of insurance proceeds allocable to Inventory as compared to Equipment, Fixtures and Real Estate are not otherwise determined, the allocation and application of those proceeds shall be determined in accordance with their respective book values on the date of determination.

          (e)  Application of Proceeds from Sale of the Cheney, WA Facility.
The proceeds of the sale of the CWA Facility, as required by Section 5.12, shall be applied as follows:

               (i) In the event the sale of the CWA Facility occurs within nine months of the Closing Date at which time no Default or Event of Default shall have occurred and be continuing, then the first $1,000,000 of the net proceeds of such sale shall be applied pursuant to the provisions of clause
     (c) above and the balance of such net proceeds shall be applied to the outstanding principal amount of the Revolving Credit Advances; or

               (ii) In the event the sale of the CWA Facility does not occur within nine months of the Closing Date or at the time of sale within such nine months a Default or Event of Default shall have occurred and is continuing, then Borrowers shall immediately prepay $1,000,000 of the scheduled installments of the Term Loan in inverse order of maturity. Upon the occurrence of a subsequent sale or lease of the CWA Facility, all proceeds thereof shall be applied to the outstanding balance of the Revolving Credit Advances; provided, however, that if at the time of any such sale or lease there shall have occurred a Default or Event of Default which has not been waived or cured, all such proceeds shall be applied to the scheduled installments on the Term Loan in inverse order of maturity.

          (f) Nothing in this Section 1.3 shall be construed to constitute Lender's consent to any transaction referred to in clauses (b)(ii) and (b)(iii) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

     1.4  Use of Proceeds.   Borrower shall utilize the proceeds of the Loans
solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrower's ordinary working capital, capital expenditures and general corporate needs (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14). Disclosure
Schedule 1.4 contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

     1.5 Interest and Applicable Margins. (a) Borrower shall pay interest to Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time; and (ii) with respect to the Term Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum.

          The Applicable Revolver LIBOR Margin and Applicable Term Loan LIBOR Margin will be 1.75% and 2.00% per annum, respectively, as of the Closing Date. The Applicable LIBOR Margins will be adjusted (up or down) by the Lender based on Borrower's consolidated financial performance, during the immediately preceding twelve (12) months as reflected on Borrower's Financial Statements delivered to Lender hereunder, prospectively (i) upon the first day of the first calendar month that occurs more than five (5) days after delivery of Borrower's 1997 audited Financial Statements and (ii) on a quarterly basis thereafter. Adjustments in Applicable LIBOR Margins will be determined by reference to the following grids:

                 If Debt                          Level of
           Service Coverage is:              Applicable LIBOR Margins:

                  >1.40                               Level I

                  <1.40                               Level II
                  -

              [HIGH TO LOW]                         [LOW TO HIGH]


                                           Applicable LIBOR Margins

                                                Level I   Level II

          Applicable Revolver                     1.50%      1.75%
          LIBOR Margin

          Applicable Term Loan                    1.75%      2.00%
          LIBOR Margin

          All adjustments in the Applicable LIBOR Margins after the first adjustment following delivery of Borrower's 1997 audited Financial Statement will be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lender of the quarterly unaudited or annual audited (as applicable) Financial Statements of Borrower evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Lender a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable LIBOR Margins.
If a Default or Event of Default shall have occurred or be continuing at the time any reduction in the Applicable LIBOR Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

          (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (c) All computations of Fees calculated on a per annum basis and interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. The Index Rate shall be determined each day based upon the Index Rate as in effect each day. Each determination by Lender of an interest rate hereunder shall be conclusive, absent manifest error.

          (d) So long as any Default or Event of Default shall have occurred and be continuing, and at the election of Lender after written notice from Lender to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum (subject to reduction under Section 10.1 below) above the rates of interest or the rate of such Fees otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

          (e) So long as no Default or Event of Default shall have occurred and be continuing, and subject to the additional conditions precedent set forth in
Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advances be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. Any Loan to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the second (2nd) Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the second (2nd) Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default shall have occurred and be continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Lender in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.5(e).

          (f)  Notwithstanding anything to the contrary set forth in this
Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

     1.6 Eligible Accounts. Based on the most recent Borrowing Base Certificate delivered by Borrower to Lender and on other information available to Lender, Lender shall in its reasonable credit judgment determine which Accounts of Borrower shall be "Eligible Accounts" for purposes of this Agreement. In determining whether a particular Account constitutes an Eligible Account, Lender shall not include any such Account to which any of the exclusionary criteria set forth below applies. Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, and to establish new criteria, in its reasonable credit judgment. Eligible Accounts shall not include any Account of Borrower:

          (a) which does not arise from the sale of goods or the performance of services by Borrower in the ordinary course of its business;

          (b) upon which (i) Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or
(ii) Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

          (c) to the extent any defense, counterclaim, setoff or dispute is asserted as to such Account or if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to Borrower's completion of further performance under such contract;

          (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

          (e) with respect to which an invoice, acceptable to Lender in form and substance, has not been sent to the applicable Account Debtor;

          (f) that (i) is not owned by Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Lender;

          (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity which has any common officer or director with any Credit Party;

          (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless Lender, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, or any applicable state statute or municipal ordinance of similar purpose and effect, with respect to such obligation;

          (i) that is the obligation of an Account Debtor located in a foreign country other than Canada (excluding the Maritime Provinces thereof) unless (x) payment thereof is assured by a letter of credit, satisfactory to Lender as to form, amount and issuer or (y) such Account Debtor is a Subsidiary of a corporation or other entity organized and existing in the United States and such Account is not otherwise ineligible;

          (j) to the extent Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary thereof but only to the extent of the potential offset;

          (k) that arises with respect to goods which are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

          (l) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

               (i)  At Lender's election for any Account, it is not paid within
     (A) in the case of receivables with ninety (90) day terms from Packard Bell or HP Singapore, within five (5) days of the due date, and (B) for all other receivables, the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date, or (C) such other time period in excess of the periods provided in clauses (A) and (B) as Lender may determine in its sole discretion;

               (ii) if any Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

               (iii)if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

          (m) which is the obligation of an Account Debtor if fifty percent (50%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

          (n) that is an obligation from an Account Debtor other than Hewlett Packard, IBM, Toshiba, Microsoft and Compaq for which the total unpaid Accounts of such Account Debtor exceed twenty percent (20%) of the net amount of all Accounts, to the extent of such excess;

          (o) as to which Lender's Lien is not a first priority perfected security interest;

          (p) as to which any of the representations or warranties pertaining to Accounts set forth in this Agreement or the Security Agreement is untrue in any material respect;

          (q) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

          (r) to the extent such Account exceeds any credit limit established by Lender, in its reasonable discretion;

          (s)  which is payable in any currency other than Dollars;

          (t) which arises out of cooperative advertising or other merchandising activities which do not involve the sale of goods;

          (u) to the extent such Account includes any amounts relating to returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding);

          (v) which is a contra Account generated from the sale of goods and/or services to an Account Debtor who has supplied goods and/or services to Borrower, provided that such Account will not be considered a contra Account if such Account Debtor has waived in writing its right to set-off any amounts owed it by Borrower against the Accounts owed by it to Borrower; or

          (w) which is unacceptable to Lender in its reasonable credit judgment.

     1.7 Eligible Inventory. Based on the most recent Borrowing Base Certificate delivered by Borrower to Lender and on other information available to Lender, Lender shall in its reasonable credit judgment determine which Inventory of Borrower shall be "Eligible Inventory" for purposes of this Agreement. In determining whether any particular Inventory constitutes Eligible Inventory, Lender shall not include any such Inventory to which any of the exclusionary criteria set forth below applies. Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, and to establish new criteria, in its reasonable credit judgment. Eligible Inventory shall not include any Inventory of Borrower:

          (a) that is not owned by Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower's performance with respect to that Inventory), except the Liens in favor of Lender;

          (b) that is (i) not located on premises owned, leased or operated by Borrower or (ii) is stored with a bailee, warehouseman or similar Person, unless Lender has given its prior consent thereto and unless (x) a satisfactory bailee letter or landlord waiver has been delivered to Lender, or (y) Reserves satisfactory to Lender have been established with respect thereto, or (iii) located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

          (c) that is placed on consignment, is in transit or is otherwise not located on premises owned or leased by Borrower;

          (d) that is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory have been delivered to Lender;

          (e) that in Lender's reasonable determination, is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

          (f) that consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

          (g) that consists of goods which have been returned by the buyer, unless such returned goods are saleable, unused and in their original containers;

          (h) that is not of a type held for sale in the ordinary course of Borrower's business;

          (i) as to which Lender's Lien therein is not a first priority perfected Lien;

          (j) as to which any of the representations or warranties pertaining to Inventory set forth in this Agreement or the Security Agreement is untrue;

          (k) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

          (l)  is not covered by casualty insurance acceptable to Lender;

          (m) consists of fabricated parts including component parts manufactured in-house by Borrower which need additional processing and/or assembly to become finished goods;

          (n) consists of customized parts including raw materials such as packaging, labels, manuals, diskettes and other miscellaneous supplies related specifically to individual customers or keyboards, mechanical components, mice, trackballs, and other items purchased specifically for individual customers.

          (o) consists of domestic Inventory in transit between divisions (intercompany transfers);

          (p) consists of raw materials and finished goods that do not meet quality control standards and are assigned a materials requirement board ("MRB") site location code; such Inventory being referred to as non-nettable;

          (q) is otherwise unacceptable to Lender in its reasonable credit judgment.

     1.8  Cash Management Systems.   On or prior to the  Closing Date,
Borrower will establish and will maintain until the Termination Date, the cash management systems described on Annex C (the "Cash Management Systems").

     1.9  Fees. (a)  Borrower shall pay to GE Capital, individually, the
Fees specified in that certain fee letter of even date herewith among Borrower and GE Capital (the "GE Capital Fee Letter"), at the times specified for payment therein.

          (b) As additional compensation for Lender's Revolving Loan Commitment, Borrower agrees to pay to Lender in arrears, on the first Business Day of each month prior to the Revolving Commitment Termination Date and on the Revolving Commitment Termination Date, a fee for Borrower's non-use of available funds in an amount equal to 0.375% per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (x) the sum of (i) the Maximum Amount (as it may be reduced from time to time) and (ii) the then applicable Mexico Collateral Reserve and (y) the average for the period of the daily closing balance of the Revolving Loan outstanding during the period for which the such fee is due.

          (c) If Borrower prepays all or any portion of the Term Loan or terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, Borrower shall pay to Lender as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount determined by multiplying the Applicable Percentage (as defined below) by (i) the principal amount of the Term Loan prepaid, and (ii) the amount of the Maximum Revolving Loan Commitment. As used herein, the term "Applicable Percentage" shall mean (x) three percent (3%), in the case of a prepayment or termination on or prior to the first anniversary of the Closing Date, (y) two percent (2%), in the case of a prepayment or termination after the first anniversary of the Closing Date but on or prior to the second anniversary, and (z) one percent (1%), in the case of a prepayment or termination after the second anniversary of the Closing Date but on or prior to the third anniversary. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Section 1.3(b)(ii), (b)(iii), (b)(iv), (d) or 1.16(d), voluntary payments from proceeds of debt or equity securities pursuant to Section 1.16(c) or prepayments following an assignment pursuant to Section 10.1; provided that in the case of prepayments made pursuant to Section 1.3(b)(ii) or (b)(iii), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.

     1.10 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 4:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability or Net Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Collection Account prior to 4:00 p.m. (New York time). Payments received after 4:00 p.m. (New York time) on any Business Day shall be deemed to have been received on the following Business Day.

     1.11 Application and Allocation of Payments. (a) So long as no Default or Event of Default shall have occurred and be continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied to the Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Section 1.3. As to each other payment, and as to all payments made when a Default or Event or Default shall have occurred and be continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the Obligations as Lender may deem advisable notwithstanding any previous entry by Lender in the Loan Account or any other books and records. In the absence of a specific determination by Lender with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Lender's expenses reimbursable hereunder; (2) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (3) to principal payments on the Loans and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations; and (4) to all other Obligations to the extent reimbursable under Section 11.3.

          (b) Lender is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the Revolving Loan to exceed Borrowing Availability. At Lender's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

     1.12 Loan Account and Accounting. Lender shall maintain a loan account (the "Loan Account") on its books to record: (a) all Revolving Credit Advances and the Term Loan, (b) all payments made by Borrower, and (c) all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender's customary accounting practices as in effect from time to time.
The balance in the Loan Account, as recorded on Lender's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Lender shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account. Unless Borrower notifies Lender in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

     1.13 Indemnity. (a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Lender and its respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities (except as provided below) and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents, but specifically excluding Environmental Liabilities relating to Real Property in the State of Washington (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

          (b) To induce Lender to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, Borrower shall indemnify and hold harmless Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable under this subsection, Lender shall be deemed to have actually funded the relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten
(10) Business Days of receipt thereof, specifying the basis for such objection in detail.

     1.14 Access. Each Credit Party which is a party hereto shall, during normal business hours, from time to time upon three (3) Business Day's prior notice as frequently as Lender determines to be appropriate: (a) provide Lender and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Lender, and any of its officers, employees and agents, to inspect, audit and make extracts from such Credit Party's books and records, and (c) permit Lender, and its officers, employees and agents, to inspect, review and evaluate the Accounts, Inventory and other Collateral of such Credit Party. If a Default or Event of Default shall have occurred and be continuing, each such Credit Party shall provide such access at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, Borrower shall provide Lender with access to its suppliers and customers; provided, that Lender shall not directly contact any such customer or supplier until at least one (1) Business Day after notice to Borrower of Lender's decision to contact such customer or supplier. Each Credit Party shall make available to Lender and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Lender may request. Each Credit Party shall deliver any document or instrument necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.

     1.15 Taxes. (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

          (b) Each Credit Party that is a signatory hereto shall indemnify and, within ten (10) days of demand therefor, pay Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

     1.16 Capital Adequacy; Increased Costs; Illegality. (a) If Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by Lender pay to Lender additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

          (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

          (c) In the event that Lender shall require Borrower to make payments pursuant to clauses (a) or (b) above, Borrower may, upon ninety (90) days' prior written notice to Lender, prepay in whole the Term Loan and all Revolving Credit Advances and terminate the Revolving Loan Commitment without incurring any prepayment fees under Section 1.9(c) provided such prepayment is made entirely from proceeds of the issuance of public debt securities or Stock by Borrower. Any such prepayment must be accompanied by LIBOR funding breakage costs, if any, in accordance with Section 1.13(b).

          (d) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of Lender without, in Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by Lender to Borrower, (i) the obligation of Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Loans into a Loan bearing interest based on the Index Rate.

     1.17 Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of its Collateral.

     1.18 Appraisals. (a) Disclosure Schedule 1.18 sets forth the Special Appraisal Value for Equipment and Real Estate as of the Closing Date based on the Original Appraisal. Until such time as the principal amount of the Term Loan is Four Million Dollars ($4,000,000) or less, and once eighteen (18) months have transpired from the date of the applicable Original Appraisal and/or at any time a Default or Event of Default has occurred, Lender at any time, and at its sole discretion, may require Borrower to submit a Reappraisal covering Equipment and, at Lender's sole discretion, Real Estate; provided, however, that so long as no Default or Event of Default has occurred, Lender may not request more than two (2) Reappraisals. If Lender's request for a Reappraisal is made while a Default or an Event of Default has occurred and is continuing, all of the fees and costs related to the Reappraisal shall be for the account of Borrower; otherwise such fees and costs shall be for the account of the Lender.

          (b) From and after the Closing Date, Borrower shall provide quarterly to Lender a written analysis of the Equipment and Real Estate based on the Original Appraisals or the most recent Reappraisal, as the case may be, which analysis shall:

               (i) include a separate breakout of the Collateral located in (A) the United States and (B) Mexico in the form of Exhibit 1.18(a);

               (ii) show current value reflecting a depreciation rate of 20% per annum for Equipment and 4% per annum for Real Estate, or such other rates as Lender in its sole discretion shall advise Borrower after first consulting with M.B. Valuation, Inc. or, if different, the appraiser who prepared the most recent Reappraisal in the form of Exhibit 1.18(a);

               (iii) describe specifically any Equipment which has crossed from the United States to Mexico, or from Mexico to the United States and its corresponding depreciated value in the form of Exhibit 1.18(b); and

               (iv) include a calculation of the Available Domestic Collateral Ratio and the Total Collateral Ratio in the form of Exhibit 1.18(a).

2.   CONDITIONS PRECEDENT

     2.1  Conditions to the Initial Loans.

          Lender shall not be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Lender, in Lender's sole discretion, or waived in writing by Lender:

          (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower and Lender; and Lender shall have received such documents, instruments, agreements and legal opinions as Lender shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance satisfactory to Lender.

          (b) Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Lender shall have received a fully executed original of a pay-off letter satisfactory to Lender confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the Term Loan and the initial Revolving Credit Advance and all Liens upon any of the property of Borrower or any of its Subsidiaries in favor of Prior Lender shall be terminated by Prior Lender immediately upon such payment; and (ii) all letters of credit issued or guaranteed by Prior Lender shall have been cash collateralized, supported by a guaranty of Lender or supported by a Letter of Credit issued pursuant to Annex B, as mutually agreed upon by Lender, Borrower and Prior Lender.

          (c) Governmental Approvals. Lender shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or
(ii) an officer's certificate in form and substance satisfactory to Lender affirming that no such consents or approvals are required.

          (d) Opening Availability. The Eligible Accounts and Eligible Inventory of Borrower supporting the initial Revolving Credit Advance made to Borrower and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Lender, to provide Borrower with Net Borrowing Availability, after giving effect to the initial Revolving Credit Advance, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales), but excluding the Liquidity Reserve, of at least $4,000,000.

          (e) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Lender for all fees, costs and expenses of closing presented as of the Closing Date.

          (f) Compliance with Laws. Each Credit Party shall be in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section 5.5.

          (g) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Lender in its sole discretion.

          (h) Total Indebtedness. The total Indebtedness of Borrower on the Closing Date, after giving effect to any Loans made on the Closing Date shall not exceed Twenty-Five Million Dollars ($25,000,000).

          (i) Consummation of Related Transactions. Lender shall have received fully executed copies of each of the Related Transactions Documents, each of which shall be in form and substance satisfactory to Lender and its counsel. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

     2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein, Lender shall not be obligated to fund any Loan, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

          (a) Any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be, in any material respect, untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

          (b) Any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof; or

          (c) Any Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations); or

          (d) After giving effect to any Revolving Credit Advance (or the incurrence of any Letter of Credit Obligations), the outstanding amount of the Revolving Loan would exceed the lesser of the Borrowing Base or the Maximum Amount.

The request and acceptance by Borrower of the proceeds of any Loan, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Lender's Liens pursuant to the Collateral Documents.

3.   REPRESENTATIONS AND WARRANTIES.

     To induce Lender to make the Loans and to incur Letter of Credit Obligations, the Credit Parties, jointly and severally, make the following representations and warranties to Lender each and all of which shall survive the execution and delivery of this Agreement.

     3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification;
(c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and by-laws; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     3.2 Executive Offices; FEIN. As of the Closing Date, the current location of each Credit Party's chief executive office and principal place of business is set forth in Disclosure Schedule 3.2 and none of such locations have changed within the past twelve (12) months. In addition, Disclosure Schedule
3.2 lists the federal employer identification number of each Credit Party.

     3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Person's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Lender pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in
Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Credit Party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

    3.4 Financial Statements and Projections. All Financial Statements concerning Borrower and its Subsidiaries which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

          (a)  The following Financial Statements attached hereto as Disclosure
Schedule 3.4(A) have been delivered on the date hereof:

               (i) The audited consolidated and unaudited consolidating balance sheets at June 29, 1996 and July 1, 1995 and the related statements of income and cash flows of Borrower and its Subsidiaries for the Fiscal Years then ended, certified by Deloitte & Touche LLP.

               (ii) The unaudited balance sheet(s) at September 28, 1996 and the related statement(s) of income and cash flows of Borrower and its Subsidiaries for the first Fiscal Quarter then ended.

          (b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule 3.4(B) was prepared by Borrower giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries dated November 23, 1996, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

          (c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule 3.4(C) have been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the six (6) year period beginning on June 29, 1996 on a month by month basis for the first year and on a year by year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein.

     3.5  Material Adverse Effect.  Except as set forth in Disclosure
Schedule 3.5, between June 29, 1996 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Pro Forma and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between June 29, 1996 and the Closing Date no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

     3.6 Ownership of Property; Liens. (a) As of the Closing Date, the real estate ("Real Estate") listed on Disclosure Schedule 3.6 constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned real estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule 3.6, and copies of all such leases have been delivered to Lender. Disclosure Schedule 3.6 further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal properties and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule 3.6 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition or otherwise remedied. As of the Closing Date, all permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect.

     3.7 Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule 3.7, no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (and true and complete copies of any agreements described on Disclosure Schedule 3.7 have been delivered to Lender); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule 3.7, there are no complaints or charges against any Credit Party pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

     3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule 3.8, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the stockholders and in the amounts set forth on Disclosure Schedule 3.8. Except as set forth in Disclosure Schedule 3.8, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Credit Party as of the Closing Date is described in Section 6.3 (including Disclosure Schedule 6.3).

     3.9 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lender to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

     3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such terms are defined in Regulation U or G of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

     3.11 Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule 3.11 sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule 3.11, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to the best of each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

     3.12 ERISA. (a) Disclosure Schedule 3.12 lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been delivered to Lender. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA. No Credit Party or ERISA Affiliate has failed to make any contribution or pay any amount due as required by either
Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.
No Credit Party or ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any Credit Party to a material tax on prohibited transactions imposed by
Section 4975 of the IRC.

          (b) Except as set forth in Disclosure Schedule 3.12: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; and (vi) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency.

     3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) which challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) except as set forth on Disclosure
Schedule 3.13, which has a reasonable risk of being determined adversely to any Credit Party and which, if so determined, could have a Material Adverse Effect. Except as set forth on Disclosure Schedule 3.13, as of the Closing Date there is no Litigation pending or threatened which seeks damages in excess of $250,000 or injunctive relief or alleges criminal misconduct of any Credit Party.

     3.14 Brokers. No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Loans or the transactions contemplated by the Related Transactions Documents and no Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

     3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure
Schedule 3.15 hereto. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

     3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Lender pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral, subject only to Permitted Encumbrances with respect to the Collateral other than Accounts.

     3.17 Environmental Matters. (a)  Except as set forth in Disclosure
Schedule 3.17, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and which would not result in Environmental Liabilities which could reasonably be expected to exceed $250,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to exceed $250,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities which could reasonably be expected to exceed $250,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $250,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) the Credit Parties' estimated costs of compliance with Environmental Laws and Environmental Permits for each of the two Fiscal Years following the Closing Date are $150,000 each year; (vii) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material which seeks damages, penalties, fines, costs or expenses in excess of $50,000 or injunctive relief, or which alleges criminal misconduct by any Credit Party; (viii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the best knowledge of the Credit Parties, after due inquiry, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (ix) the Credit Parties have provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

          (b) Each Credit Party hereby acknowledges and agrees that Lender (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

     3.18 Insurance. Disclosure Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

     3.19 Deposit and Disbursement Accounts. Disclosure Schedule 3.19 lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

     3.20 Government Contracts. Except as set forth in Disclosure Schedule 3.20, as of the Closing Date, no Credit Party is a party to any contract or agreement with the federal government or any state or municipal government and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

     3.21 Customer and Trade Relations.  Except as set forth in Disclosure
Schedule 3.21, as of the Closing Date, there exists no actual or threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Credit Party; or (b) the business relationship of any Credit Party with any supplier material to its operations.

     3.22 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Lender or its counsel accurate and complete copies (or summaries) of all of the following agreements or documents to which any it is subject and each of which are listed on Disclosure Schedule 3.22: (a) supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; (b) any lease of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; (c) licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; (d) instruments or documents evidencing Indebtedness of such Credit Party and any security interest granted by such Credit Party with respect thereto; and (e) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

     3.23 Solvency. Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the Refinancing and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

4.   FINANCIAL STATEMENTS AND INFORMATION.

     4.1 Reports and Notices. (a) Each Credit Party hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

          (b) Each Credit Party hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

     4.2 Communication with Accountants. Each Credit Party authorizes Lender, upon the occurrence of a Default or Event of Default or otherwise in the event Lender reasonably believes that a Default or an Event of Default may have occurred, to communicate directly with its independent certified public accountants including Deloitte & Touche LLP, and authorizes and shall instruct those accountants and advisors to disclose and make available to Lender, upon representation by Lender to such accountants and advisors of the occurrence of any such event or that it reasonably believes such an event has occurred, any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party; provided, that Lender shall give Borrower at least one (1) Business Days' prior notice of any such direct communication.

5.   AFFIRMATIVE COVENANTS

     Each Credit Party jointly and severally agrees that from and after the date hereof and until the Termination Date:

     5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises;
(b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and
(d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule 5.1.

     5.2 Payment of Obligations. (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees before any thereof shall become past due, (B) lawful claims for supplies before any thereof shall become past due consistent with historical practice or industry standards, and (C) lawful claims for labor, materials and services or otherwise, before any thereof shall become past due.

          (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described Section 5.2(a); provided, that (i) at the time of commencement of any such contest no Default or Event of Default shall have occurred and be continuing, (ii) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (iii) such contest is maintained and prosecuted continuously and with diligence, (iv) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (v) no Lien shall be imposed to secure payment of such Charges or claims other than inchoate tax liens, (vi) such Credit Party shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (vii) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

     5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule 3.4(A).

     5.4 Insurance; Damage to or Destruction of Collateral. (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule 3.18 in form and with insurers recognized as adequate by Lender. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Lender may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. Lender shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Lender shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral.

          (b) Lender reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Lender's opinion, adequately protect both Lender's interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Lender, each Credit Party shall deliver to Lender from time to time a report of a reputable insurance broker, satisfactory to Lender, with respect to its insurance policies.

          (c) Borrower shall deliver to Lender, in form and substance satisfactory to Lender, endorsements to (i) all "All Risk" and business interruption insurance naming Lender as loss payee, and (ii) all general liability and other liability policies naming Lender as additional insured. Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender), so long as any Default or Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $250,000, as Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of Borrower on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Lender shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Lender of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. Lender is hereby authorized to directly collect all insurance proceeds relating to the Collateral, so long as any Default or Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $250,000. After deducting from such proceeds the expenses, if any, incurred by Lender in the collection or handling thereof, Lender may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), or permit or require Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds would not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $500,000 in the aggregate, Lender shall permit Borrower to replace, restore, repair or rebuild the property; provided that if Borrower has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within ninety (90) days of such casualty, Lender may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d). All insurance proceeds which are to be made available to Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Lender to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Lender shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied. Thereafter, such funds shall be made available to Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request a Revolving Credit Advance in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Lender shall make such Revolving Credit Advance; and (iii) the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d).

     5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state and local laws and regulations applicable to it, including those relating to licensing, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.6 Supplemental Disclosure. From time to time as may be requested by Lender (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, however, that no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Lender in writing; provided further, that no supplementation shall be required as to representations and warranties that relate solely to the Closing Date.

     5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

     5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Lender promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to result in Environmental Liabilities in excess of $25,000 and (d) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, which, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Lender's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Lender may from time to time request, which shall be conducted by reputable environmental consulting firms acceptable to Lender and shall be in form and substance acceptable to Lender, and (ii) permit Lender or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Lender deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Lender for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

     5.9  Landlords' Agreements, Mortgagee Agreements and Bailee Letters.
Each Credit Party shall use its best efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where Collateral is located, which agreement or letter shall be satisfactory in form and substance to Lender. With respect to such locations or warehouse space leased or owned as of the Closing Date, if Lender has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date, or if the landlord or mortgagee agreement or bailee letter does not contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory at that location, Borrower's Eligible Inventory at that location shall, in Lender's discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Lender in its reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased or acquired by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, unless and until a landlord or mortgagee agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location; provided that Borrower may hold Inventory with a book value not to exceed $100,000 in the aggregate at newly established locations with Lender's prior approval and subject to a Reserve established at Lender's discretion. All such landlord or mortgagee agreements and bailee letters shall be in form and substance satisfactory to Lender. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

     5.10 Further Assurances. Each Credit Party shall at its cost and expense, upon request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

     5.11 Sale of the CWA Facility. Within nine (9) months of the Closing Date, Borrower shall receive proceeds of the sale of the CWA Facility for a net cash price of at least $1,000,000; provided that, if Borrower shall prepay the principal amount of the Term Loan in the amount of $1,000,000 pursuant to the provisions of Section 1.3 (e) (ii), then Borrower shall thereafter be relieved of its obligation hereunder to sell the CWA Facility and no Default on Event of Default shall be deemed to have occurred.

6.   NEGATIVE COVENANTS.

     The Credit Parties each jointly and severally covenant and agree that, without the prior written consent of Lender, from and after the date hereof until the Termination Date:

     6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person.

     6.2 Investment; Loans and Advances. Except as otherwise expressly permitted under Sections 6.3 or 6.4 below, no Credit Party shall, or shall cause or permit any Subsidiary thereof to, make any investment in, or make or accrue loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except for (a) notes payable, or stock or other securities issued, by Account Debtors to either Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by the Credit Parties does not exceed $100,000; and (b) any Credit Party's existing investments in its Subsidiaries as of the Closing Date.

     6.3 Indebtedness. (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (i) Indebtedness secured by Permitted Encumbrances, (ii) the Loans and the other Obligations, (iii) deferred taxes,
(iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (v) existing Indebtedness described in Disclosure Schedule 6.3 and refinancings thereof or amendments or modifications thereto on terms and conditions no less favorable to any Credit Party, Lender or any Lender, as determined by Lender, than the terms of the Indebtedness being refinanced, amended or modified, and (vi) Indebtedness consisting of intercompany loans and advances made by Borrower to any other Credit Party that is a Guarantor or by any such Guarantor to Borrower; provided that (A) Borrower shall have executed and delivered to each such Guarantor, and each such Guarantor shall have executed and delivered to Borrower, on the Closing Date, a demand note (collectively the "Intercompany Notes") to evidence any such intercompany Indebtedness owing by Borrower to such Guarantor or by such Guarantor to Borrower, which Intercompany Notes shall be in form and substance satisfactory to Lender and shall be pledged and delivered to Lender pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) Borrower shall record all intercompany transactions on its books and records in a manner satisfactory to Lender; (C) at the time any such intercompany loan or advance is made by Borrower to any Guarantor and after giving effect thereto, Borrower shall be Solvent; (D) the aggregate amount of all such intercompany loans shall not exceed $1,500,000 at any one time outstanding; and (E) no Default or Event of Default shall have occurred and be continuing as of the date that any such intercompany loan is proposed to be made.

          (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations and (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c).

     6.4  Employee Loans and Affiliate Transactions.

          (a) No Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of (i) $500,000 per week in the aggregate for transactions with Key Tronic Mexico, (ii) $3,000,000 per month in the aggregate for transactions with the Key Tronic Irish Partnership, (iii) $100,000 in the aggregate for transactions with all other Credit Parties or (iv) $50,000 in the aggregate for transactions with all Affiliates other than Credit Parties, the terms of these transactions must be disclosed in advance to Lender. All such transactions existing as of the date hereof are described on Disclosure Schedule 6.4(a).

          (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to their respective employees on an arm's-length basis in the ordinary course of business consistent with past practices for (i) travel expenses, relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding, and (ii) stock option financing up to a maximum of $1,000,000 to any employee; provided, that all loans made pursuant to clause (ii) above must be repaid within ninety (90) Business Days; provided, further, that at no time shall the aggregate amount at any time outstanding under clauses (i) and (ii) above exceed $1,000,000.

     6.5 Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations which could in any way adversely affect the repayment of the Loans or any of the other Obligations or could have or result in a Material Adverse Effect, (b) amend its charter or bylaws in a manner which would materially adversely affect Lender or such Credit Party's duty or ability to repay the Obligations, or (c) make any change in its capital structure as described on Disclosure Schedule 3.9, including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, except that (i) Borrower may make a Qualified Public Offering of its common Stock, or any other issuance of common Stock upon prior written consent of Lender, and retain the proceeds thereof so long as (A) the proceeds thereof are applied in prepayment of the Obligations if required by Section 1.3(b)(iii) or 1.16(c), and (B) no Change of Control occurs after giving effect thereto, (ii) Borrower may make an exchange of its Stock for outstanding options solely as such exchange relates to the Hiller Option and the value of Stock so exchanged does not exceed the fair market value of the Hiller Option, Borrower may extend the Hiller Option for up to three (3) years, (iv) during the period extending one hundred eighty (180) days from the exercise date of the Hiller Option, Borrower may purchase Borrower's Stock on the open market in value equal to and solely from funds obtained as a result of such exercise of the Hiller Option,
(v) Borrower may issue common Stock to its directors pursuant and according to the terms of its existing stock option plan (without regard to any amendments or changes thereto), and (vi) Borrower may issue common Stock to its employees and directors pursuant and according to the terms of existing stock option plans in an aggregate amount not to exceed 200,000 shares each year; provided that no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any offering, issuance, payment or exchange pursuant to clauses (i) - (vi). No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

     6.6 Guaranteed Indebtedness. No Credit Party shall incur any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

     6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets including without limitation all shares of Stock of any other Credit Party or Subsidiary (whether now owned or hereafter acquired) except for Permitted Encumbrances. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Lender as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

     6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including its capital Stock or the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of their Accounts, other than (a) sales of Stock expressly permitted under Section 6.5(c), (b) the sale or leases of the CWA Facility pursuant to Section 1.3(e),
(c) the sale of Inventory in the ordinary course of business, and (d) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party's business and having a gross value not exceeding $100,000 in any single transaction or $500,000 in the aggregate in any Fiscal Year and (e) other Equipment and Fixtures having a value not exceeding $100,000 in any single transaction or $500,000 in the aggregate in any Fiscal Year. With respect to any disposition of assets or other properties permitted pursuant to clause (d) and clause (e) above, Lender agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower's expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.

     6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

     6.10 Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth in Annex G.

     6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect.

     6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

     6.13 Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

     6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Borrower and Guarantors to the extent permitted by Section 6.3 above, (b) employee Loans permitted under Section 6.4(b) above, (c) transactions expressly permitted by
Section 6.5(c) above, and (d) payments of management fees not to exceed One Hundred Eighty Thousand Dollars ($180,000) per Fiscal Year to the Hiller Group as may be authorized from time to time by the Board of Directors of Borrower, provided that no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any payment pursuant to clause
(d) above.

     6.15 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its corporate name, or (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Lender and after Lender's written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, has been completed or taken, and any such new location shall be (i) a location in the continental United States or (ii) subject to Section 6.19 below, the Key Tronic Mexico Facility. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Lender and after Lender's written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.

     6.16 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower.

     6.17 No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options or futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

     6.18 Maintenance of Total Collateral Ratio. Borrower shall not permit the Total Collateral Ratio at any time to be less than one hundred percent (100%).

     6.19 Transfer of Equipment to Mexico. Borrower shall not transfer Equipment from the United States to the Key Tronic Mexico Facility unless Borrower's Available Domestic Collateral Ratio is at least eighty percent (80%) and the Total Collateral Ratio is at least one hundred percent (100%), in each case at the time of and after giving effect to, any such transfer.

7.   TERM

     7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and, to the extent not due and payable sooner pursuant to the terms of this Agreement, the Loans and all other Obligations shall be automatically due and payable in full on such date.

     7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower or the rights of Lender relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided however, that in all events the provisions of Section 11 and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.   EVENTS OF DEFAULT: RIGHTS AND REMEDIES

     8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

          (a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within ten
(10) days following Lender's demand for such reimbursement or payment of expenses.

          (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4 or 6, or any of the provisions set forth in Annexes C or G, respectively.

          (c) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for three (3) days or more.

          (d) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for twenty (20) days or more.

          (e) A default or breach shall occur under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $250,000 in the aggregate, or
(ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

          (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

          (g) Assets of any Credit Party with a fair market value of $50,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

          (h) A case or proceeding shall have been commenced against any Credit Party seeking a decree or order in respect of any Credit Party (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Credit Party or of any substantial part of any such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

          (i) Any Credit Party (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law,
(ii) shall fail to consent in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party or of any substantial part of any such Person's assets, (iii) shall make an assignment for the benefit of creditors, or (iv) shall take any corporate action in furtherance of any of the foregoing.

          (j) Borrower admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

          (k) A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate at any time outstanding shall be rendered against any Credit Party and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

          (l) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral.

          (m)  Any "Change of Control" shall occur.

          (n) Any event not fully covered by business interruption insurance shall occur as a result of which revenue-producing activities cease or are substantially curtailed at the Key Tronic Mexico Facility and such cessation or curtailment continues for more than thirty (30) days.

     8.2 Remedies. (a) If any Default or Event of Default shall have occurred and be continuing, Lender may (i) without notice, suspend this facility with respect to further Revolving Credit Advances and/or the incurrence of further Letter of Credit Obligations whereupon any further Advances and Letter of Credit Obligations shall be made or extended in Lender's sole discretion so long as such Default or Event of Default is continuing, and (ii) without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

          (b) If any Event of Default shall have occurred and be continuing, Lender may, without notice, (i) terminate this facility with respect to further Revolving Credit Advances or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; and (iii) exercise any rights and remedies provided to Lender under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(g), (h) or (i), all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

     8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.   PARTICIPATIONS

     9.1 Participations. (a) In the event Lender requests Borrower's consent to sell participations in a Commitment and Borrower so consents (which consent may not be unreasonably withheld), Lender may sell participations in any Commitment or any portion thereof or interest therein; provided that any such participation or participations in the aggregate may not exceed fifty percent (50%) of the sum of (i) the Maximum Revolving Commitment and (ii) the aggregate outstanding amount on the Term Loan. Any participation by Lender of all or any part of its Commitments shall be in an amount at least equal to $5,000,000, and with the understanding that all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, and 1.16, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant.

          (b) Lender may furnish any information concerning Borrower in the possession of Lender from time to time to participants (including prospective participants). Lender shall obtain from participants confidentiality covenants substantially equivalent to those contained in Section 11.8 hereof.

10.  SUCCESSORS AND ASSIGNS

     10.1 Successors and Assigns.  This Agreement and the other Loan
Documents shall be binding on and shall inure to the benefit of each Credit Party, Lender and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. Lender may assign its rights and obligations under this Agreement in whole without consent; provided, that in the event of such assignment, (i) the prepayment fees under Section 1.9(c) shall no longer be applicable and (ii) the Default Rate thereafter shall be reduced to one percentage point (1%) per annum above the rates of interest or the rate of the Letter of Credit Fees otherwise applicable hereunder. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Lender shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party and Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.  MISCELLANEOUS

     11.1 Complete Agreement; Modification of Agreement.  The Loan
Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest, commitment letter and/or fee letter (other than the GE Capital Fee Letter) between any Credit Party and Lender or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

     11.2 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any of the Notes, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower.

Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.13), termination of the Commitments and a release of all claims against Lender, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Lender shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

     11.3 Fees and Expenses. Borrower shall reimburse Lender for all out-of-pocket expenses incurred in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the Related Transactions and advice in connection therewith). Borrower shall reimburse Lender for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

          (a) the forwarding to Borrower or any other Person on behalf of Borrower by Lender of the proceeds of the Loans;

          (b) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

          (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Lender by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

          (d) any attempt to enforce any remedies of Lender or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Lender or any Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

          (e) any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

          (f)  efforts to (i) monitor the Loans or any of the other Obligations,
(ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, without limitation, all attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Borrower to Lender. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

     11.4 No Waiver. Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver.

     11.5 Remedies. Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

     11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     11.8 Confidentiality. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to it by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof or termination of this Agreement, whichever occurs last, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, responding to requests for waiver or amendment, structuring or administering the Loans and the Commitments; (b) to any bona fide assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant may disclose such information to Persons employed or engaged by them as described in clause
(a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, in the opinion of Lender's or such Lender's counsel, required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Lender is a party; or (f) which ceases to be confidential through no fault of Lender.

     11.9 GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF
THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER (OR ANY CREDIT PARTY) AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT LENDER AND EACH OF THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO EACH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. EACH CREDIT PARTY OTHER THAN BORROWER HEREBY FURTHER IRREVOCABLY APPOINTS BORROWER AS ITS AGENT TO RECEIVE, ON BEHALF OF ITSELF AND ITS PROPERTIES AND REVENUES, SERVICE OF PROCESS IN THE UNITED STATES IN CONNECTION WITH ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

     11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Lender) designated on Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

     11.13     WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN
CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

     11.14 Press Releases. Each Credit Party further agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

     11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment of the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

     11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

     11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.



                                                  KEY TRONIC CORPORATION,
                                                  as Borrower



                                                  By:  /S/ RONALD F. KLAWITTER

                                                  Title:  VICE PRESIDENT FINANCE
                                                          SECRETARY & TREASURER


                                                  GENERAL ELECTRIC CAPITAL
                                                  CORPORATION,
Revolving Loan                                    as Lender
Commitment


$30,000,000                                       By:  /S/ TIMOTHY S. VAN KIRK

                                                  Title: AUTHORIZED SIGNATORY
Term Loan Commitment:
$11,000,000



          The following Persons are signatories to this Agreement as to covenants and representations, other than payment obligations herein contained.

                         Credit Parties:

                              K.T. SERVICES, INC.


                              By:   /S/ RONALD F. KLAWITTER

                              Title:VICE PRESIDENT FINANCE
                                    SECRETARY & TREASURER



                              U.S. KEYBOARD COMPANY

                              By:   /S/ RONALD F. KLAWITTER

                              Title:VICE PRESIDENT FINANCE
                                    SECRETARY & TREASURER



                              KEY TRONIC EUROPE, LTD.

                              By:   /S/ RONALD F. KLAWITTER

                              Title:VICE PRESIDENT FINANCE
                                    SECRETARY & TREASURER

                              KEY TRONIC JUAREZ S.A. DE C.V.

                              By:   /S/ RONALD F. KLAWITTER

                              Title:VICE PRESIDENT FINANCE
                                    SECRETARY & TREASURER

                              KEY TRONIC FAR EAST PTE LIMITED

                              By:   /S/ RONALD F. KLAWITTER

                              Title:VICE PRESIDENT FINANCE
                                    SECRETARY & TREASURER

                              KTC FSC

                              By:   /S/ RONALD F. KLAWITTER

                              Title:VICE PRESIDENT FINANCE
                                    SECRETARY & TREASURER


                             ANNEX A (Recitals)
                                    to
                              CREDIT AGREEMENT


                                DEFINITIONS

          Capitalized terms used in the Agreement shall have (unless otherwise provided elsewhere in the Agreement) the following respective meanings and all section references in the following definitions shall refer to Sections of the
Agreement:

          "Account Debtor" shall mean any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account.

          "Accounts" shall mean all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to any Credit Party, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the
Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services,
(c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods),
(d) all monies due or to become due to any Credit Party, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party) now or

                                      A-1
hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

          "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Persons (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Lender; provided, further, that the term "Affiliate" shall specifically exclude each of Zesiger Capital Group LLC, BZW Barclays Global Investors, N.A., Dimensional Fund Advisors, Inc., any other institutional investment manager required by Section 13(f)(1) of, and Rule 13f-1 under, the Securities Exchange Act of 1934 to file a report on Form 13F with the Securities and Exchange Commission with respect to Borrower's Stock and any other Person who files or will file a statement on Schedule 13G pursuant to Rule 13d-1(b)(1) under the Securities Exchange Act of 1934 with the Securities and Exchange Commission with respect to Borrower's Stock so long as such Person does not (i) directly or indirectly, own or control, whether beneficially, or as a trustee, guardian or other fiduciary, fifteen percent (15%) or more of the Stock having ordinary voting power in the election of directors of any Credit Party and (ii) transact any business with any Credit Party.

                                     A-2

          "Agreement" shall mean the Credit Agreement by and between Borrower and Lender.

          "Appendices" shall have the meaning assigned to it in the recitals to the Agreement.

          "Applicable LIBOR Margins" means collectively the Applicable Revolver LIBOR Margin and the Applicable Term Loan LIBOR Margin.

          "Applicable Revolver Index Margin" shall mean the per annum interest rate margin of minus 0.25%, payable in addition to the Index Rate applicable to the Revolving Loan.

          "Applicable Revolver LIBOR Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a) of the Agreement.

          "Applicable Term Loan Index Margin" shall mean the per annum interest rate margin of 0.00%, payable in addition to the Index Rate applicable to the Term Loan.

          "Applicable Term Loan LIBOR Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.5(a) of the Agreement.

          "Available Domestic Collateral" shall mean, with respect to any Person as of any date of determination, the sum of (a) eighty percent (80%) of the Special Appraisal Value of Collateral consisting of Equipment if such Equipment is (i) included in the Original Appraisal or in the most recent Reappraisal and
(ii) then located in the United States, (b) seventy percent (70%) of the Special

                                      A-3
Appraisal Value of Equipment (but excluding, without limitation all soft costs such as installation, taxes and freight charges) acquired subsequent to the date of the Original Appraisal or, if a Reappraisal has been issued, the date of the most recent Reappraisal but which, as of the date of such determination, remains located in the United States of America, plus (c) fifty percent (50%) of the Special Appraisal Value of Collateral consisting of Real Estate located in the United States.

          "Available Domestic Collateral Ratio" shall mean, with respect to any Person as of any date of determination, the percentage determined by dividing the aggregate amount of Available Domestic Collateral by the aggregate outstanding principal amount of the Term Loan at such time.

          "Borrower" shall have the meaning assigned thereto in the recitals to the Agreement.

          "Borrower Accounts" shall have the meaning assigned to it in Annex C.

          "Borrower Pledge Agreement" shall mean the Pledge Agreement of even date herewith executed by Borrower in favor of Lender, pledging all Stock of its Subsidiaries, if any, and all Intercompany Notes owing to or held by it.

          "Borrowing Availability" shall have the meaning assigned to it in
Section 1.1(a)(i).

          "Borrowing Base" shall mean, as of any date of determination by Lender, from time to time, an amount equal to the (a) sum at such time of (i) up to eighty-five percent (85%) of Borrower's Eligible Accounts, less any Reserves established by Lender at such time, and (ii) up to fifty-nine percent (59%) of the book value of Borrower's Eligible Inventory valued on a first-in, first-out basis (at the lower of cost or market), less any Reserves established by Lender at such time, minus (b) the Liquidity Reserve.

          "Borrowing Base Certificate" shall mean a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

          "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in any of the States of Illinois, New York or Washington and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

          "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

          "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

          "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

          "Cash Management Systems" shall have the meaning assigned to it in
Section 1.8.

          "Cash Taxes" shall mean, with respect to any Person for any fiscal period, all real estate and income taxes actually paid to any foreign or domestic federal, state or local government during such period.

          "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Exchange Act) which does not currently own shares, options or warrants shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 20% or more of the issued and outstanding shares of capital Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office Borrower shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of each of its Subsidiaries.

          "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (b) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

          "Chattel Paper" shall mean any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

          "Closing Date" shall mean December 31, 1996.

          "Closing Checklist" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

          "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender's security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

          "Collateral" shall mean all property of each Credit Party, whether now owned by or owing to, or hereafter acquired by or arising in favor of any such Credit Party (including under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, any such Credit Party, and regardless of where located (inside or outside the United States), including without limitation:

          (a)  all Real Estate;

          (b)  all Accounts;

          (c)  all Chattel Paper;

          (d)  all Contracts;

          (e)  all Documents;

          (f)  all Equipment;

          (g)  all Fixtures;

          (h)  all General Intangibles;

          (i)  all "Goods" (as defined in the Code);

          (j)  all Instruments;

          (k)  all Inventory;

          (l)  all Investment Property;

          (m) all money, cash or cash equivalents of any such Credit Party;

          (n) any other property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations; and

          (o) to the extent not otherwise included, all Proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing.

          "Collateral Documents" shall mean the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreement, the

                                     A-8
Trademark Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

          "Collateral Reports" shall mean the reports with respect to the Collateral referred to in Annex F.

          "Collection Account" shall mean that certain account of Lender, account number 502-328-54 in the name of Lender at Bankers Trust Company in New York, New York.

          "Commitment Termination Date" shall mean the latest of (a) the Revolving Commitment Termination Date and (b) the Term Loan Commitment Termination Date.

          "Commitments" shall mean the aggregate of the Revolving Loan Commitment and Term Loan Commitment, which aggregate commitment shall be Forty-One Million Dollars ($41,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

          "Compliance Certificate" shall have the meaning assigned to it in Annex E.

          "Concentration Account" shall have the meaning assigned to it in Annex C.

          "Contracts" shall mean all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including

                                     A-9

any agreement relating to the terms of payment or the terms of performance of any Account.

          "Copyright License" shall mean any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

          "Copyrights" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted, created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including without limitation all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

          "Credit Parties" shall mean Borrower, and each of its respective Subsidiaries including KTC FSC, K.T. Services, Key Tronic Europe, Ltd., Key Tronic Mexico, Key Tronic Far East and U.S. Keyboard.

          "CWA Facility" shall mean the facility of the Borrowers located in Cheney, WA.

          "Debt Service" shall mean, with respect to any Person for any fiscal period, an amount equal to the sum of (a) Interest Expense for such period and
(b) the scheduled amortization of any outstanding Indebtedness during such period.

          "Debt Service Coverage Ratio" shall mean, with respect to any Person for any fiscal period, an amount equal to the ratio of (a) the sum of EBITDA less Capital Expenditures less Cash Taxes to (b) Debt Service.

                                     A-10

          "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

          "Default Rate" shall have the meaning assigned to it in Section
1.5(d).

          "Disbursement Accounts" shall have the meaning assigned to it on Annex C.

          "Disclosure Schedules" shall mean the Schedules prepared by Borrower and denominated as Schedules 1.4 through 6.7 in the Index to the Agreement.

          "Distressed Value" shall mean the value of Collateral calculated on the assumption that there is a need for immediate liquidation.

          "Documents" shall mean any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

          "Dollars" or "$" shall mean lawful currency of the United States of America.

          "EBITA" shall mean, for any fiscal period, the sum of the amounts for such period of (i)(a) Net Income, plus (b) charges against Borrower's income for foreign, federal, state and local Taxes, plus (c) total Interest Expense, plus
(d) amortization expense including, without limitation, amortization of goodwill and other intangible assets, plus (e) restructuring charges of Two Million Six Hundred Sixty-Nine Thousand Dollars ($2,669,000) taken in the fiscal year ended June 29, 1996 for the restructuring of European operation, minus (ii) the sum of
(y) Borrower's interest income, plus (z) to the extent recognized in determining Net Income, extraordinary gains of Borrower.


                                     A-11
          "EBITDA" shall mean, for any fiscal period, the sum of the amounts for such period of (i)(a) Net Income, plus (b) charges against Borrower's income for foreign, Federal, state and local Taxes, plus (c) total Interest Expense, plus
(d) Borrower's depreciation charges for such period, plus (e) amortization expense minus (ii) the sum of (y) Borrower's interest income, plus (z) to the extent recognized in determining Net Income, non-cash extraordinary gains of Borrower.

          "EBITA Achievement Date" shall mean the date on which Borrower has generated EBITA of Four Million Five Hundred Thousand Dollars ($4,500,000) calculated on a trailing twelve (12) month basis. In making this calculation, the Two Million Six Hundred Sixty-Nine Thousand Dollars ($2,669,000) restructuring charge taken in the Fourth Quarter of the Fiscal Year ending June 29, 1996 shall not be taken into account.

          "Eligible Accounts" shall have the meaning assigned to it in Section
1.6 of the Agreement.

          "Eligible Inventory" shall have the meaning assigned to it in Section
1.7 of the Agreement.

          "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. SS

                                     A-12
9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. SS 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. SS 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. SS 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. SS 2601 et seq.); the Clean Air Act (42 U.S.C. SS 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. SS 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. SS 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. SS 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

          "Environmental Liabilities" shall mean all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any Real Estate or any Collateral.

          "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

          "Equipment" shall mean all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and,

                                      A-13
in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

          "ERISA Affiliate" shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) which, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b),
(c), (m) or (o) of the IRC.

          "ERISA Event" shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination

                                     A-14
under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days;
(g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status.

          "ESOP" shall mean a Plan which is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

          "Event of Default" shall have the meaning assigned to it in Section
8.1.

          "Excess Cash Flow" shall mean, without duplication, with respect to any Fiscal Year of Borrowers and their Subsidiaries, consolidated net income plus (i) depreciation, amortization and interest accrual to the extent deducted in determining consolidated net income, minus (ii) Capital Expenditures (including the principal portion of Capital Lease Obligation payments) to the extent such Capital Expenditures were permitted to be made hereunder during such Fiscal Year, minus (iii) scheduled principal payments, plus or minus (as the case may be), (iv) extraordinary gains or losses which are cash items not included in the calculation of net income, minus (v) cash proceeds of asset dispositions resulting in mandatory prepayments under Section 1.3(b) hereof, plus (vi) taxes deducted in determining consolidated net income to the extent not paid for in cash.

                                     A-15

          "Federal Funds Rate" shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Lender.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

          "Fees" shall mean any and all fees payable to Lender pursuant to the Agreement or any of the other Loan Documents.

          "Financial Statements" shall mean the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 of the Agreement and Annex E to the Agreement.

          "Fiscal Month" shall mean any of the monthly accounting periods of Borrower.

          "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrower, ending on or about each of September 30, December 31, March 31 and June 30 of each year.

          "Fiscal Year" shall mean any of the annual accounting periods of Borrower ending on or about June 30 of each year.

          "Fixtures" shall mean any "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

          "Funded Debt" shall mean, with respect to any Person, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit, and specifically including Capital Lease

                                     A-16
Obligations, current maturities of long-term debt, revolving credit and short-term debt and also including, in the case of Borrower, the Obligations.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Annex G to the Agreement.

          "GE Capital Fee Letter" shall mean that certain letter, dated as of December 31, 1996, between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

          "General Intangibles" shall mean any "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, and, in any event, including all right, title and interest which such Credit Party may now or hereafter have in or under any Contract, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights to sue for past, present or future infringement of, and rights to enforce and maintain, any of the foregoing, all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments and rights of indemnification.


                                     A-17
          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

          "Guaranties" shall mean, collectively, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Lender in respect of the Obligations.

          "Guarantors" shall mean each Subsidiary of Borrower other than KTI, and each other Person, if any, which executes a guarantee or other similar


                                     A-18
agreement in favor of Lender in connection with the transactions contemplated by the Agreement and the other Loan Documents.

          "Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

          "Hiller Group" shall mean Stan Hiller doing business as Hiller Group.

          "Hiller Option" shall mean the option to purchase Stock of the Borrower currently held by Hiller Keytronic Partners Limited.

          "Indebtedness" of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging

                                     A-19
arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

          "Indemnified Liabilities" shall have the meaning assigned to it in
Section 1.13.

          "Index Rate" shall mean, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

          "Index Rate Loan" shall mean a Loan or portion thereof bearing interest by reference to the Index Rate.

          "Instruments" shall mean any "instrument," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located,

                                     A-20
and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

          "Intellectual Property" shall mean any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.

          "Intercompany Notes" shall have the meaning assigned to it in Section 6.3.

          "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Funded Debt of such Person.

          "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period, provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full (y) the Revolving Commitment Termination Date and (z) the Term Loan Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued under the Agreement.

          "Inventory" shall mean any "inventory," as such term is defined in the Code, now or hereafter owned or acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property which are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be

                                     A-21
used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

          "Investment Property" shall have the meaning ascribed thereto in
Section 9-115 of the Code in those jurisdictions in which such definition has been adopted and shall include (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Borrower, including the rights of Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts held by Borrower; (iv) all commodity contracts held by Borrower; and (v) all commodity accounts held by Borrower.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "IRS" shall mean the Internal Revenue Service, or any successor thereto.

          "KTC FSC" shall mean KTC FSC, a corporation formed under the laws of Guam.

          "KTI" shall mean KTI Limited, a limited liability company formed under the laws of the Republic of Ireland.

          "K.T. Services" shall mean K.T. Services, Inc. a Washington corporation.

                                     A-22

          "Key Tronic Europe, Ltd." shall mean Key Tronic Europe, Ltd., a limited liability company formed under the laws of the Cayman Islands.

          "Key Tronic Far East" shall mean Key Tronic Far East Pte Limited, a limited liability company formed under the laws of Singapore.

          "Key Tronic Irish Partnership" shall mean the partnership created under the Partnership Act of 1890 of the Republic of Ireland by Key Tronic Europe Ltd. and KTI, general partners, and conducting business in Ireland under the partnership name "Key Tronic Europe".

          "Key Tronic Mexico" shall mean Key Tronic Juarez SA de CV, a corporation formed under the laws of Mexico.

          "Key Tronic Mexico Facility" shall mean the facility owned by Key Tronic Mexico located at Auxiliar 3 Avenida Parque Industriales "Gema", Ciudad Juarez, Chih. Mexico.

          "L/C Issuer" shall have the meaning assigned to such term in Annex B.

          "Lender" shall mean GE Capital.

          "Letter of Credit Fee" has the meaning ascribed thereto in Annex B.

          "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Lender at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Lender with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Lender thereupon or pursuant thereto.

                                     A-23

          "Letters of Credit" shall mean commercial or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers' acceptances issued by Borrower, for which Lender has incurred Letter of Credit Obligations.

          "Leverage Ratio" shall mean, with respect to any Person as of any date of determination, the percentage determined by dividing (a) Funded Debt, by (b) the sum of (i) Funded Debt, plus (ii) Net Worth.

          "LIBOR Business Day" shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

          "LIBOR Loan" shall mean a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

          "LIBOR Period" shall mean, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower's irrevocable notice to Lender as set forth in Section 1.5(e); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

          (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

          (b) any LIBOR Period that would otherwise extend beyond the Revolving Commitment Termination Date or the Term Loan Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

                                     A-24

          (c) any LIBOR Period pertaining to a LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

          (d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

          (e) Borrower shall select LIBOR Periods so that there shall be no more than five (5) separate LIBOR Loans in existence at any one time.

          "LIBOR Rate" shall mean for each LIBOR Period, a rate of interest determined by Lender equal to:

          (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

          (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board which are required to be maintained by a member bank of the Federal Reserve System (such rate to be

                                     A-25
     adjusted to the nearest one sixteenth of one percent (1/16th of 1%) or, if there is not a nearest one sixteenth of one percent (1/16th of 1%), to the next highest one sixteenth of one percent (1/16th of 1%).

          If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Lender and Borrower.

          "License" shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

          "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

          "Liquidity Reserve" shall mean a reserve against availability as follows:

                                                          Amount of
                                                       Liquidity Reserve
               From Closing Date until
               EBITA Achievement Date                    $2,500,000

               Thereafter, upon notice from Borrower
               requesting elimination of the Liquidity
               Reserve                                       -0-

          "Litigation" shall have the meaning assigned to it in Section 3.13.

          "Loan Account" shall have the meaning assigned to it in Section 1.12.

          "Loan Documents" shall mean the Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Lender in connection with the Agreement or the transactions contemplated hereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Agreement as the same may be in effect at any and all times such reference becomes operative.

          "Loans" shall mean the Revolving Loan and the Term Loan.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Credit Party, (b) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Lender's Liens on the Collateral or the priority of such Liens, or
(d) Lender's rights and remedies under the Agreement and the other Loan
Documents.

          "Maximum Amount" shall mean, at any particular time, an amount equal to the Revolving Loan Commitment less the Liquidity Reserve at such time.


                                     A-27
          "Maximum Revolving Commitment" shall mean Thirty Million Dollars ($30,000,000).

          "Mortgaged Properties" shall have the meaning assigned to it in Annex
D.

          "Mortgages" shall mean each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Lender with respect to the Mortgaged Properties, all in form and substance satisfactory to Lender.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          "Net Borrowing Availability" shall mean as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case less the Revolving Loan then outstanding.

          "Net Worth" shall mean, with respect to any Person as of any date of determination, the book value of the assets of such Person, minus (a) reserves applicable thereto, and minus (b) all of such Person's liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

          "Notes" shall mean the Revolving Note and the Term Note, collectively.

          "Notice of Conversion/Continuation" shall have the meaning assigned to it in Section 1.5(e).


                                     A-28
          "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

          "Obligations" shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Credit Party, whether or not allowed in such proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

          "Orderly Liquidation Value" shall mean the value of collateral calculated on the assumption that it is liquidated in an orderly manner without being subject to pressures for immediate liquidation.

          "Original Appraisal" shall mean, with respect to Equipment and with respect to Real Estate, each of the appraisals dated respectively August 7, 1996 and August 13, 1996, prepared by M.B. Valuation Services, Inc.

          "Overadvance" shall have the meaning assigned to it in Section 1.1(a)(iii).

          "Patent Security Agreements" shall mean the Patent Security Agreements made in favor of Lender, by each applicable Credit Party.



                                     A-29
          "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

          "Patents" shall mean all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all patents of the United States or any other country, all recordings thereof, and all applications for patents of the United States or any other country, including recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country, and (b) all reissues, divisions, renewals, continuations, continuations-in-part or extensions thereof.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

          "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable; (b) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Credit Party; (e) inchoate and unperfected workers', mechanics', suppliers' or similar liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $25,000 at any time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (i) zoning restrictions, easements, licenses, or other restrictions on the use of any Real

                                     A-30
Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) Liens existing on the Closing Date and listed on Disclosure Schedule 6.7; (k) presently existing or hereinafter created Liens in favor of Lender; and (l) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $1,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets); and (m) other Liens securing Indebtedness not exceeding $250,000 in the aggregate at any time outstanding.

          "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

          "Plan" shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

          "Pledge Agreements" shall mean the Borrower Pledge Agreement, and any other pledge agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).


                                     A-31
          "Prior Lender" shall mean The CIT Group/Business Credit, Inc., a New York corporation.

          "Prior Lender Obligations" shall mean all Obligations of any Credit Party relating to the Financing Agreement between Borrower and Prior Lender dated as of October 24, 1994, and any documents relating thereto.

          "Proceeds" shall mean "proceeds," as such term is defined in the Code and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

          "Pro Forma" means the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of November 23, 1996 after giving pro forma effect to the Related Transactions.

          "Projections" means Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a consistent

                                     A-32
basis with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

          "Qualified Plan" shall mean a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.

          "Qualified Public Offering" shall mean a firm underwritten public offering registered on form S-1 or S-3 under the Securities Act of 1933, as amended, by a nationally recognized investment banking firm, resulting in net proceeds to the issuer of at least $10,000,000, and after giving effect to which the issuer shall be qualified for listing on the NASDAQ or the New York Stock Exchange.

          "Real Estate" shall have the meaning assigned to it in Section 3.6.

          "Reappraisal" shall mean an appraisal requested by the Lender subsequent to the Closing Date made by M.B. Valuation Services, Inc. or another independent appraiser mutually acceptable to Borrower and Lender, which appraisal shall be in form and substance satisfactory to the Lender in its sole discretion.

          "Refinancing" shall mean the repayment in full by Borrower of the Prior Lender Obligations on the Closing Date.

          "Related Transactions" means each borrowing under the Revolving Loan and the Term Loan on the Closing Date, the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

          "Related Transactions Documents" shall mean the Loan Documents and all documents contemplated in the Loan Documents, including without limitation documents relating to Cash Management Systems and the Refinancing.

                                     A-33

          "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

          "Reserves" shall mean, with respect to the Borrowing Base of Borrower
(a) reserves established by Lender from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), and (c) such other reserves against Eligible Accounts or Eligible Inventory of Borrower which Lender may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Lender's credit judgment.

          "Restricted Payment" shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's Stock,
(b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution

                                     A-34
arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or their Affiliates.

          "Retiree Welfare Plan" shall mean, at any time, a Plan that is a "welfare plan" as defined in Section 3(2) of ERISA, that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

          "Revolving Credit Advance" shall have the meaning assigned to it in
Section 1.1(a)(i).

          "Revolving Commitment Termination Date" shall mean the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of Lender's obligation to make Revolving Credit Advances and/or incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Revolving Loan Commitment to zero dollars ($0), in accordance with the provisions of Sections 1.3(a) or 1.16(c).

          "Revolving Loan" shall mean, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower.

                                      A-35

          "Revolving Loan Commitment" shall mean the commitment to make Revolving Credit Advances and/or incur Letter of Credit Obligations, which commitment shall be the Maximum Revolving Commitment on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

          "Revolving Loan Maturity Date" shall mean December 31, 2001; provided however, that at the discretion of the Lender and upon mutual written agreement, Lender and the Borrower may, (i) at the end of the second (2nd) year of the term of this Credit Agreement extend the Revolving Loan Maturity Date to December 31, 2002, and (ii) at the end of the third (3rd) year of the term of this Credit Agreement, further extend the Revolving Loan Maturity Date to December 31, 2003. In no event shall Lender have any obligations to agree to such extensions.

          "Revolving Note" shall have the meaning assigned to it in
Section 1.1(a)(ii).

          "Security Agreement" shall mean the Security Agreement of even date herewith entered into among Lender and each Credit Party that is a signatory thereto.

          "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probably liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and
(d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities

                                     A-36

(such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

          "Special Appraisal Value" shall mean, as of any date of determination, an amount equal to:

          (a) with respect to Real Estate, the valuation based on Distressed Value as set forth in the Original Appraisal or the most recent Reappraisal which covers Real Estate, adjusted to reflect the current value as described in
Section 1.18(b)(ii); and

          (b)  with respect to Equipment

               (i) the valuation based on Orderly Liquidation Value as set forth in the Original Appraisal or the most recent Reappraisal which covers Equipment, adjusted to reflect the current value as described in Section 1.18(b)(ii).

          "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

          "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting

                                     A-37
power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

          "Subsidiary Guaranty" shall mean the Subsidiary Guaranty of even date herewith executed by each Subsidiary of Borrower other than KTI in favor of Lender.

          "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or any political subdivision thereof.

          "Term Loan" shall have the meaning assigned to it in
Section 1.1(b)(i).

          "Term Loan Commitment" shall mean the commitment of Lender to make the Term Loan, which commitment shall be Eleven Million Dollars ($11,000,000) on the Closing Date.

          "Term Loan Commitment Termination Date" shall mean the earliest of (a) the date of the last quarterly installment due on the Term Loan pursuant to
Section 1.1(b), (b) the date of termination of Lender's obligation to make Revolving Credit Advances and/or incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the

                                     A-38
date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Revolving Loan Commitment to zero dollars ($0), in accordance with the provisions of Sections 1.3(a) or 1.16(c).

          "Term Note" shall have the meaning assigned to it in Section
1.1(b)(i).

          "Termination Date" shall mean the date on which the Loans have been indefeasibly repaid in full and all other Obligations under the Agreement and the other Loan Documents have been completely discharged and Letter of Credit Obligations have been cash collateralized and Borrower shall not have any further right to borrow any monies thereunder.

          "Title IV Plan" shall mean an employee pension benefit plan, as defined in Section 3 (2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Total Collateral" shall mean, with respect to any Person as of any date of determination, the sum of (a) Available Domestic Collateral and (b) prior to the Mexico Collateral Perfection Date, the Mexico Collateral Reserve, and (c) on or after the Mexico Collateral Perfection Date, fifty percent (50%) of the Special Appraisal Value of Collateral consisting of Equipment located in Mexico.

          "Total Collateral Ratio" shall mean, with respect to any Person as of any date of determination, the percentage determined by dividing the aggregate amount of Total Collateral by the aggregate outstanding principal amount of the Term Loan at such time.

                                     A-39

          "Trademark Security Agreements" shall mean the Trademark Security Agreements made in favor of Lender by each applicable Credit Party.

          "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

          "Trademarks" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, symbols, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted, used or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

          "U.S. Keyboard" shall mean U.S. Keyboard Company, a Washington corporation.

          "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a

                                     A-40
transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

          All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.







                                     A-41

                            ANNEX B (Section 1.2)
                                     to
                              CREDIT AGREEMENT

                             LETTERS OF CREDIT

          (a) Issuance. Subject to the terms and conditions of the Agreement, Lender agrees to incur, from time to time prior to the Revolving Commitment Termination Date, upon the request of Borrower and for Borrower's account, Letter of Credit Obligations by causing Letters of Credit to be issued (by a bank or other legally authorized Person selected by or acceptable to Lender in its sole discretion (each, an "L/C Issuer")) for Borrower's account and guaranteed by Lender; provided, however, that the aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) Two Million Dollars $2,000,000) (the "L/C Sublimit"), and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances, and (iii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances. No such Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof, and Lender shall be under no obligation to incur Letter of Credit Obligations in respect of any Letter of Credit having an expiry date which is later than the Revolving Commitment Termination Date.

          (b) Revolving Credit Advances Automatic. In the event that Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to Borrower under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default shall have occurred and be continuing and notwithstanding Borrower's failure to satisfy the conditions precedent set forth in Section 2.



                                      B-1
          (c) Cash Collateral. If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement prior to the Revolving Commitment Termination Date, Borrower will pay to Lender cash or cash equivalents acceptable to Lender ("Cash Equivalents") in an amount equal to 105% of the Revolving Loan Commitment then available to be drawn under each applicable Letter of Credit outstanding for the benefit of Borrower. Such funds or Cash Equivalents shall be held by Lender in a cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution acceptable to Lender. The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of Lender in a manner satisfactory to Lender. Borrower hereby pledges and grants to Lender a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

          If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Revolving Commitment Termination Date, Borrower shall either (i) provide cash collateral therefor in the manner described above, or (ii) cause all such Letters of Credit and guaranties thereof to be canceled and returned, or (iii) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Lender in its sole discretion.

          From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date,

                                      B-2
Lender may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, in such order as Lender may elect, as shall be or shall become due and payable by Borrower to Lender with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations of Borrower then due and payable.

          Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Lender in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations when due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrower or as otherwise required by law.

          (d) Fees and Expenses. Borrower agrees to pay to Lender, as compensation to Lender for Letter of Credit Obligations incurred hereunder, (x) all costs and expenses incurred by Lender on account of such Letter of Credit Obligations, and (y) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to one and on quarter percent (1.25%) per annum (calculated on the basis of a 360-day year and actual days elapsed) multiplied by the face amount of the applicable Letter of Credit. Such fee shall be paid to Lender in arrears, on the first day of each month. In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.



                                      B-3
          (e) Request for Incurrence of Letter of Credit Obligations. Borrower shall give Lender at least two (2) Business Days prior written notice requesting the incurrence of any Letter of Credit Obligation, specifying the date such Letter of Credit Obligation is to be incurred, identifying the beneficiary to which such Letter of Credit Obligation relates and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) to be guarantied. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Lender may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Lender and the L/C Issuer.

          (f) Obligation Absolute. The obligation of Borrower to reimburse Lender for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities. Such obligations of Borrower shall be paid strictly in accordance with the terms hereof under all circumstances including the following circumstances:

          (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

          (ii) the existence of any claim, set-off, defense or other right which Borrower or any of its Affiliates may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

                                      B-4

          (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by Lender or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or such guaranty;

          (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

          (vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

          (g) Indemnification; Nature of Lender's Duties. In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including attorneys' fees and allocated costs of internal counsel) which Lender may incur or be subject to as a consequence, direct or indirect, of
(i) the issuance of any Letter of Credit or guaranty thereof, or (ii) the failure of Lender or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Lender (as finally determined by a court of competent jurisdiction).



                                      B-5
          As between Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that, in the case of any payment by Lender under any Letter of Credit or guaranty thereof, Lender shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (vii) for the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (viii) for any consequences arising from causes beyond the control of Lender. None of the above shall affect, impair, or prevent the vesting of any of Lender's rights or powers hereunder or under the Agreement.



                                      B-6
          Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between Borrower and such L/C Issuer.



                                      B-7


                            ANNEX C (Section 1.8)
                                      to
                              CREDIT AGREEMENT


                           CASH MANAGEMENT SYSTEMS

     Borrower shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

                                      C-1

          (a) On or before the Closing Date and until the Termination Date, Borrower shall (i) establish lock boxes ("Lock Boxes") at one or more of the banks set forth on Disclosure Schedule 3.19, and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock
Box) into bank accounts in Borrower's name or any such Subsidiary's name (collectively, the "Borrower Accounts") at banks set forth on Disclosure
Schedule 3.19 (each, a "Relationship Bank"). On or before the Closing Date, Borrower shall have established a concentration account in its name (the "Concentration Account") at the bank which shall be designated as the Concentration Account bank for Borrower on Disclosure Schedule 3.19 (the "Concentration Account Bank") which bank shall be satisfactory to Lender.

          (b) On or before the Closing Date (or such later date as Lender shall consent to in writing), the Concentration Account Bank, each bank where a Disbursement Account is located and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Lender and Borrower and Subsidiaries thereof, as applicable, in form and substance acceptable to Lender, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Concentration Account are held by such bank as agent or bailee-in-possession for Lender, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Borrower Account is located, such bank agrees to forward immediately all

                                      C-2
amounts in each Borrower Account to the Concentration Account Bank and to commence the process of daily sweeps from such Borrower Account into the Concentration Account and (B) with respect to the Concentration Account Bank, such bank agrees to immediately forward all amounts received in the Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. Borrower shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in disbursement or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

          (c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule 3.19 to add or replace a Relationship Bank, Lock Box or Borrower Account or to replace the Concentration Account or any Disbursement Account; provided, however, that (i) Lender shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, Borrower and/or the Subsidiaries thereof, as applicable, and such bank shall have executed and delivered to Lender a tri-party blocked account agreement, in form and substance satisfactory to Lender. Borrower shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Lender that the creditworthiness of any bank holding an account is no longer acceptable in Lender's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Lender that the operating performance, funds transfer and/or availability procedures or performance with respect to accounts or lockboxes of the bank holding such accounts or Lender's liability under any tri-party blocked account agreement with such bank is no longer acceptable in Lender's reasonable judgment.

          (d) The Lock Boxes, Borrower Accounts, Disbursement Accounts and the Concentration Account shall be cash collateral accounts, with all cash, checks

                                      C-3
and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each Subsidiary thereof shall have granted a Lien to Lender pursuant to the Security Agreement.

          (e) All amounts deposited in the Collection Account shall be deemed received by Lender in accordance with Section 1.10 of the Agreement and shall be applied (and allocated) by Lender in accordance with Section 1.11 of the Agreement. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

          (f) Borrower may maintain, in its name, an account (each a "Disbursement Account" and collectively, the "Disbursement Accounts") at a bank acceptable to Lender into which Lender shall, from time to time, deposit proceeds of Revolving Credit Advances made to Borrower pursuant to Section 1.1 for use by Borrower solely in accordance with the provisions of Section 1.4.

          (g) Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a "Related Person") to (i) hold in trust for Lender all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by Borrower or any such Related Person of any checks, cash or other items or payment, deposit the same into a Borrower Account. Borrower and each Related Person thereof acknowledges and agrees that all cash, checks or items of payment constituting proceeds of Collateral are the property of Lender. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into Borrower Accounts.



                                      C-4

                          ANNEX D (Section 2.1(a))
                                     to
                             CREDIT AGREEMENT


                  SCHEDULE OF ADDITIONAL CLOSING DOCUMENTS

In addition to, and not in limitation of, the conditions described in Section
2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Lender in form and substance satisfactory to Lender on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

                                      D-1

       A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Lender.

       B. Revolving Note and Term Note. Duly executed originals of the Revolving Note and Term Note, each dated the Closing Date.

       C. Security Agreement. Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto, including without limitation the Power of Attorney attached as Exhibit A thereto and financing statements to be filed in Texas, New Mexico and Washington.

       D. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Lender, in favor of Lender.

       E. Security Interests and Code Filings. (a) Evidence satisfactory to Lender that Lender has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Lender may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date).

                                      D-2
          (b) Evidence satisfactory to Lender, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

          (c) Control Letters from (i) all issuers of uncertificated securities and financial assets held by Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of Borrower, and
(iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by Borrower.

       F. Payoff Letter; Termination Statements. Copies of a duly executed payoff letter, in form and substance satisfactory to Lender, by and between all parties to the Prior Lender loan documents evidencing repayment in full of all Prior Lender Obligations, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Lender, manually signed by the Prior Lender releasing all liens of Prior Lender upon any of the personal property of each Credit Party, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of Prior Lender or relating to the Prior Lender Obligations.

       G. Intellectual Property Security Agreements. Duly executed originals of Trademark Security Agreements and Patent Security Agreements, each dated the Closing Date and signed by each Credit Party which owns Trademarks and/or Patents, as applicable, all in form and substance satisfactory to Lender, together with all instruments, documents and agreements executed pursuant thereto.

       H. Subsidiary Guaranties. Guaranties executed by and each direct and indirect Subsidiary of Borrower in favor of Lender.


                                      D-3
       I. Initial Borrowing Base Certificate. Duly executed originals of an initial Borrowing Base Certificate from Borrower, dated the Closing Date, reflecting information concerning Eligible Accounts and Eligible Inventory of Borrower.

       J. Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

       K. Letter of Direction. Duly executed originals of a letter of direction from Borrower addressed to Lender with respect to the disbursement on the Closing Date of the proceeds of the Term Loan and the initial Revolving Credit Advance.

       L. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Lender that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, satisfactory to Lender, with the banks as required by Annex C.

       M. Charter and Good Standing. For each Credit Party, such Person's (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.


                                      D-4
       N. Bylaws and Resolutions. For each Credit Party, (a) such Person's bylaws, together with all amendments thereto and (b) resolutions of such Person's Board of Directors and stockholders, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

       O. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

       P. Opinions of Counsel. Duly executed originals of opinions of Paine, Hamblen, Coffin, Brooke & Miller, counsel for the Credit Parties, together with any local counsel opinions requested by Lender, each in form and substance satisfactory to Lender and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Lender, and to include in such opinion an express statement to the effect that Lender is authorized to rely on such opinion.

       Q. Pledge Agreements. Duly executed copies of each of the Pledge Agreements accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

       R. Accountants' Letter. A letter authorizing the independent certified public accountants of the Credit Parties to communicate with Lender in


                                      D-5
accordance with Section 4.2 and acknowledging Lender's reliance on the auditor's certification of past and future Financial Statements.

       S. Appointment of Agent for Service. An appointment of Borrower as each Credit Party's agent for service of process.

       T. Fee Letter.  Duly executed originals of the GE Capital Fee Letter.

       U. Officer's Certificate. Lender shall have received duly executed originals of a certificate of the Vice President of Finance, Secretary and Treasurer of Borrower, dated the Closing Date, stating that, since June 29, 1996, (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which any Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries.

       V. Waivers. Lender shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance satisfactory to Lender, in each case as required pursuant to Section 5.9.

       W. Mortgages. Mortgages covering all of the Real Estate (the "Mortgaged Properties") together with: (a) title insurance policies, current as-built surveys, zoning letters and certificates of occupancy, in each case satisfactory in form and substance to Lender, in its sole discretion; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Lender, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each

                                      D-6
Mortgaged Property in favor of Lender (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state in which any Mortgaged Property is located in form and substance and from counsel satisfactory to Lender.

       X. Environmental Reports. Lender shall have received Phase I Environmental Site Assessment Reports, consistent with American Society for Testing and Materials (ASTM) Standard E 1527-94, and applicable state requirements, on all of the Real Estate, dated no more than 6 months prior to the Closing Date, prepared by environmental engineers satisfactory to Lender, all in form and substance satisfactory to Lender, in its sole discretion; and Lender shall have further received such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Credit Party as Lender shall have requested, and Lender shall be satisfied, in its sole discretion, with the contents of all such environmental reports. Lender shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to Lender, authorizing Lender to rely on such reports.

       Y. Appraisals. Lender shall have received appraisals as to all Equipment and as to each parcel of Real Estate owned by each Credit Party of the Mortgaged Properties, each of which shall be in form and substance satisfactory to Lender.

       Z. Audited Financials; Financial Condition. Lender shall have received Borrower's final Financial Statements for its Fiscal Year ended June 29, 1996, audited by Deloitte & Touche LLP. Borrower shall have provided Lender with its current operating statements, a consolidated and consolidating balance sheet and statement of cash flows, the Pro Forma, Projections, and a Borrowing Base Certificate with respect to Borrower certified by its Chief Financial Officer, in each case in form and substance satisfactory to Lender, and Lender shall be satisfied, in its sole discretion, with all of the foregoing. Lender shall have further received a certificate of the Chief Executive Officer and/or the Chief

                                      D-7
Financial Officer of Borrower, based on such Pro Forma and Projections, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the solvency of Borrower and matters related thereto as Lender shall request.

       AA.     Other Documents.  Such other certificates, documents and
agreements respecting any Credit Party as Lender may, in its sole discretion, request.


                                      D-8

                           ANNEX E (Section 4.1(a))
                                      to
                              CREDIT AGREEMENT


               FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

          Borrower shall deliver or cause to be delivered to Lender the following:

          (a) Monthly Financials. Within thirty (30) days after the end of each Fiscal Month, financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of consolidated and consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and
(iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month. Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a "Compliance Certificate") showing the calculations used in determining compliance with each financial covenant set forth on Annex G which is tested on a quarterly basis, and (B) certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such month and for the period then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or,

                                      E-1
if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

          (b) Operating Plan.  As soon as available, but not later than thirty
(30) days after the end of each Fiscal Year, an annual operating plan for Borrower, approved by the Board of Directors of Borrower, for the following year, which will include a statement of all of the material assumptions on which such plan is based, will include monthly balance sheets and a monthly budget for the following year and will integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities;

          (c) Annual Audited Financials. Within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated and consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year and the figures contained in the Projections for such Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP, certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Lender. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the financial covenants set forth on Annex G, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became

                                      E-2
aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Lender in form and substance reasonably satisfactory to Lender and subject to standard qualifications taken by nationally recognized accounting firms, signed by such accounting firm acknowledging that Lender is entitled to rely upon such accounting firm's certification of such audited Financial Statements, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (v) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated and consolidating basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

          (d) Management Letters. Within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants;

          (e) Default Notices. As soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;



                                      E-3
          (f) SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders;
(ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material adverse changes or developments in the business of any such Person;

          (g) Subordinated Debt and Equity Notices. As soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two
(2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default;

          (h) Supplemental Schedules. Supplemental disclosures, if any, required by Section 5.6 of the Agreement;

          (i) Litigation. Promptly upon learning thereof, written notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities;

          (j) Insurance Notices.  Disclosure of losses or casualties required by
Section 5.4 of the Agreement;



                                      E-4
          (k) Copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Lender may request in its reasonable discretion; and

          (l) Other Documents. Such other financial and other information respecting any Credit Party's business or financial condition as Lender shall, from time to time, request.



                                      E-5

                           ANNEX F (Section 4.1(b))
                                      to
                               CREDIT AGREEMENT


                              COLLATERAL REPORTS

          Borrower shall deliver or cause to be delivered the following:

          (a) To Lender, upon its request, and in no event less frequently than ten (10) Business Days after the end of each Fiscal Month, each of the following:

           (i) a Borrowing Base Certificate with respect to Borrower, accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

          (ii) with respect to Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion; and

          (iii) with respect to Borrower, a monthly trial balance showing Accounts outstanding aged from invoice due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion.

provided, however, that until such time as Borrower has generated EBITA on a trailing twelve month basis of at least $4.5 million, Borrower will deliver each of the reports described in clauses (i), (ii) and (iii) above on a weekly basis. For purposes of this calculation, EBITA shall not include the $2.7 million

                                      F-1
restructuring charge taken in the Fourth Quarter of the Fiscal Year ending June 30, 1996.

          (b) To Lender, on a weekly basis or at such more frequent intervals as Lender may request from time to time, collateral reports with respect to Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

          (c) To Lender, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E, a reconciliation of the Accounts trial balance and month-end Inventory reports of Borrower to Borrower's general ledger and monthly Financial Statements delivered pursuant to such Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

          (d) To Lender, at the time of delivery of each of the quarterly or annual Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Credit Party thereof has filed in the prior Fiscal Quarter;

          (e) Borrower, at its own expense, shall deliver to Lender the results of each physical verification, if any, which Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default shall have occurred and be continuing, Borrower shall, upon the request of Lender, conduct, and deliver the results of, such physical verifications as Lender may require);

                                      F-2

          (f) Borrower, at its own expense, shall deliver to Lender such appraisals of its assets as Lender may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, satisfactory to Lender; and

          (g) Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Credit Parties as Lender shall from time to time request in its reasonable discretion.


                                      F-3

                           ANNEX G (Section 6.10)
                                     to
                              CREDIT AGREEMENT

                            FINANCIAL COVENANTS

          Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

     (a) Maximum Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

               Period                                  Maximum Capital
                                                       Expenditures per Period

     Fiscal Year ending on or about June 30, 1997      $ 10,500,000
     Fiscal Year ending on or about June 30, 1998      $ 11,400,000
     Fiscal Year ending on or about June 30, 1999      $ 12,200,000
     Fiscal Year ending on or about June 30, 2000      $ 12,600,000
     Fiscal Year ending on or about June 30, 2001      $ 13,000,000
     Each Fiscal Year thereafter                       $ 13,400,000


; provided, however, that the amount of permitted Capital Expenditures referenced above will be increased in any period by the positive amount equal to the lesser of (a) 25% of the amount of permitted Capital Expenditures for the immediately prior period, and (b) the amount (if any), equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period minus the actual amount of any Capital Expenditures expended during such prior period (the "Carry Over Amount"), and for purposes of


                                      G-1
measuring compliance herewith, the Carry Over Amount shall be deemed to be the first amount spent on Capital Expenditures in that succeeding year.

     (b) Minimum Debt Service Coverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Debt Service Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before the end of the Fiscal Quarter ending on or about December 31, 1997, the period commencing on December 29, 1996 and ending on the last day of such Fiscal Quarter) of not less than the following:

     1.0 for the first Fiscal Quarter ending on or about March 31, 1997;
     1.1 for the two Fiscal Quarters ending on or about June 30, 1997;
     1.2 for the three Fiscal Quarters ending on or about September 30, 1997;
     and
     1.2 for the four Fiscal Quarters ending on or about December 31, 1997 and each Fiscal Quarter end thereafter

     (c)  Minimum EBITDA.   Borrower and its Subsidiaries on a consolidated
basis shall have, at the end of each Fiscal Quarter set forth below, EBITDA for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before the end of the Fiscal Quarter ending on or about December 31, 1997, the period commencing on December 29, 1996 and ending on the last day of such Fiscal Quarter) of not less than the following:

   $2,800,000 for the Fiscal Quarter ending on or about March 31, 1997; $5,600,000 for the two Fiscal Quarters, ending on or about June 30, 1997; $9,500,000 for the three Fiscal Quarters ending on or about September 30,
              1997;
   $13,000,000 for the four Fiscal Quarters ending on or about December 31,
              1997; and
   $13,800,000 for each Fiscal Quarter end thereafter.

                                      G-2

     (d) Maximum Leverage Ratio. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter from and after the Fiscal Quarter ending on or about March 31, 1997, a Leverage Ratio not in excess of .45 to 1.0.

          Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 and/or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the

                                      G-3
expenditures are made and deducted as part of the calculation of EBITDA in such period. If Borrower and Lender agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Borrower and Lender cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. Notwithstanding the foregoing, if net income is reduced in any period for FAS 109 reserve reversals under clause (iii) above, net income in subsequent periods shall be increased by a like amount to the extent that the underlying tax benefits are realized (Cash Taxes reduced).



                                      G-4


                          ANNEX H (Section 1.1(d))
                                     to
                              CREDIT AGREEMENT

                    LENDERS' WIRE TRANSFER INFORMATION


                               Banker's Trust
                                New York, NY
                              ABA # 02100103-3
                            GECC/CAF Depository
                            Account # 50232854
                        BNF REF: #CFC4062 KeyTronic




                                      I-1

                           ANNEX I (Section 11.10)
                                      to
                               CREDIT AGREEMENT

                               NOTICE ADDRESSES


(A)  If to Lender, at

     General Electric Capital Corporation
     105 West Madison Street - Suite 1600
     Chicago, Illinois 60602
     Attention: Michael McKay or Key Tronic Account Manager
     Telecopier No.: (312) 419-5992
     Telephone No.:  (312) 419-0985

     with copies to:

     Paul, Hastings, Janofsky & Walker LLP
     23rd Floor
     555 South Flower Street
     Los Angeles, California 90071
     Attention: Michael L. Owen
     Telecopier No.: (213) 627-0705
     Telephone No.:  (213) 683-6214

     and

     General Electric Capital Corporation
     201 High Ridge Road
     Stamford, Connecticut 06927-5100
     Attention: John Sirico

                                      I-2

     Telecopier No.:     (203) 316-7889
     Telephone No.:      (203) 316-7552

(B)  If to Borrower, at

     Key Tronic Corporation
     If by mail:         P.O. Box 14687
                         Spokane, WA 99214-0687
     If by Federal Express:
                         4424 N. Sullivan Rd.
                         Spokane, WA  99216
     Attention:          Ronald F. Klawitter, Vice President or
                         Chief Financial Officer
     Telecopier No.:     (509) 927-5555
     Telephone No.:      (509) 927-5295

     With copies to:

                                      I-3

     Key Tronic Corporation
     If by mail:         P. O. Box 14687
                         Spokane, WA 99214-0687
     If by Federal Express:
                         4424 N. Sullivan Rd.
                         Spokane, WA  99216
     Attention:          Keith Cripe, Controller
     Telecopier No.:     (509) 927-5244
     Telephone No.:      (509) 927-5360



(C)  If to K. T. Services, Inc., at:

     K. T. Services, Inc.
     C/O Key Tronic Corporation
     If by mail:         P. O. Box 14687
                         Spokane, WA 99214-0687
     If by Federal Express:
                         4424 N. Sullivan Rd.
                         Spokane, WA  99216
     Attention:          Ronald F. Klawitter, Secretary
     Telecopier No.:     (509) 927-5555
     Telephone No.:      (509) 927-5295


(D)  If to U.S. Keyboard Company, at:

     U.S. Keyboard Company
     C/O Key Tronic Corporation
     If by mail:         P. O. Box 14687

                                      I-4
                         Spokane, WA 99214-0687
     If by Federal Express:
                         4424 N. Sullivan Rd.
                         Spokane, WA  99216
     Attention:          Ronald F. Klawitter, Secretary
     Telecopier No.:     (509) 927-5555
     Telephone No.:      (509) 927-5295


(E)  If to Key Tronic Europe, Ltd., at:

     Key Tronic Europe, Ltd.
     The Ramparts
     Dundalk, Ireland

     or

     Key Tronic Europe, Ltd.
     C/O Key Tronic Corporation
     If by mail:         P. O. Box 14687
                         Spokane, WA 99214-0687
     If by Federal Express:
                         4424 N. Sullivan Rd.
                         Spokane, WA  99216
     Attention:          Ronald F. Klawitter
     Telecopier No.:     (509) 927-5555
     Telephone No.:      (509) 927-5295


                                      I-5


(F)  If to Key Tronic Juarez, S.A. de C.V., at:

     Key Tronic Juarez, S.A. de C.V.
     Parque Industrial Gema
     CD Juarez, Chich, Mexico

     or


     Key Tronic Juarez, S.A. de C.V.
     C/O Key Tronic Corporation
     If by mail:         P. O. Box 14687
                         Spokane, WA 99214-0687
     If by Federal Express:
                         4424 N. Sullivan Rd.
                         Spokane, WA  99216
     Attention:          Ronald F. Klawitter, Secretary
     Telecopier No.:     (509) 927-5555
     Telephone No.:      (509) 927-5295


(G)  If to Key Tronic Far East Pte Limited, at:

     Key Tronic Far East Pte Limited
     24 Raffles Place, #26-05
     Clifford Centre
     Singapore 0104

     or


                                      I-6
     Key Tronic Far East Pte Limited
     C/O Key Tronic Corporation
     If by mail:         P. O. Box 14687
                         Spokane, WA 99214-0687
     If by Federal Express:
                         4424 N. Sullivan Rd.
                         Spokane, WA  99216
     Attention:          Ronald F. Klawitter
     Telecopier No.:     (509) 927-5555
     Telephone No.:      (509) 927-5295


(H)  If to KTC FSC, at:

     KTC FSC
     Suite 101, 250 Martyr
     St Agana, Guam

     or

     Key Tronic Far East Pte Limited
     C/O Key Tronic Corporation
     If by mail:         P. O. Box 14687
                         Spokane, WA 99214-0687
     If by Federal Express:
                         4424 N. Sullivan Rd.
                         Spokane, WA  99216
     Attention:          Ronald F. Klawitter
     Telecopier No.:     (509) 927-5555
     Telephone No.:      (509) 927-5295



                                      I-7


                               EXHIBIT 1.l(a)(i)

GE CAPITAL COMMERCIAL FINANCE            NOTICE OF REVOLVING CREDIT ADVANCE

Previously Faxed:   Yes  No   (Circle One)
Company Name:   KEY TRONIC CORPORATION      DATE: /  /   Certificate Number:

1. REQUESTED REVOLVING CREDIT ADVANCE
   (A)   Aggregate Amount of Revolving Credit
         Advance                                                         $______
   (B)   Requested date for Revolving Credit
         Advance:   /  /
   (C)   Form Revolving Credit Advance
         (LIBOR Loan or Index Rate Loan):  __________
   (D)   If LIBOR Loan, the duration of the
         LIBOR Period shall be (one, two, or three) months

2.    ACCOUNTS RECEIVABLE (Line 6 of previous
      Notice of Revolving Credit Advance
      dated   /     /   )                                                $______
3     Additions to Accounts Receivable since
      last Notice of Revolving Credit Advance
      (A)   New sales dated  /  /   to   /  /             $______
      (B)   Other additions (Explain:_________________)   $______
      (C)   TOTAL ADDITIONS                                              $______
4.    Reductions to Accounts Receivable since last
      Notice of Revolving Credit Advance
      (A)   Cash collections dated  /  /  to  /  /        $______
      (B)   Discounts and Credits issued since last
            Notice of Revolving Credit Advance            $______
      (C)   Other reductions/additions since last
            Notice of Revolving Credit Advance            $______
      (D)   TOTAL REDUCTIONS                                             $______
5.    Other adjustments to Accounts Receivable
      (Explain: _________________________)                               $______
6.    NEW ACCOUNTS RECEIVABLE BALANCE
      (Total of Lines 2, 3C, 4D, and 5)                                  $______
7.    Total ineligible Accounts Receivable
      (Line 2 of Borrowing Base Certificate
       dated     /   /    )                                              $______
8.    Eligible Accounts Receivable
      (Line 6 minus Line 7)                                              $______
9.    Eligible Accounts Receivable Availability
      (85 % of Line 8)                                                   $______
10.   Eligible Inventory Availability (Line 10 of
      Borrowing Base Certificate dated     /   /     )                   $______
11.   Liquidity Reserve                                                  $______
12.   Total Borrowing Availability (The lesser
      of (a) the total of Lines 9 and 10 or (b) the
      Maximum Amount of $30,000,000, in each case
      minus line 11)                                                     $______
--------------------------------------------------------------------------------
13.   BEGINNING REVOLVING CREDIT LOAN BALANCE
      (Line 16 of previous Notice of Revolving
      Credit Advance dated     /   /    )                                $______
14.   Plus Revolving Credit Advance requested (line 1A)                  $______
15.   Less TOTAL cash collections against Revolving
      Credit Loan since last Notice of Revolving
      Credit Advance                                                     $______
      (A)   Date        Amt. $               (C) Date        Amt. $
      (B)   Date        Amt. $               (D) Date        Amt. $
      (E)   TOTAL CASH REMITTED                                          $______
16.   New Revolving Credit Loan Balance
      (Line 13 plus Line 14 minus Line 15E)                              $______
17.   Letter of Credit Obligations                                       $______
18.   NET BORROWING AVAILABILITY (Line 13 minus
      the total of Line 16 Ins Line 17)                                  $______


          The undersigned hereby certifies that the statements contained in
Section 2.2 of the Credit Agreement dated December 31, 1996, between Key Tronic Corporation, General Electric Capital Corporation and the other parties thereto, if any (as from time to time amended, supplemented, restated to otherwise modified, the "Credit Agreement") are true and correct on the date hereof, and will be true and correct on the date of the requested Revolving Credit Advance, before and after giving effect thereto and the application of the proceeds therefrom.
                              By:

                              Title:


                              EXHIBIT 1.1(a)(ii)

                         FORM OF REVOLVING CREDIT NOTE

$30,000,000.00                                      December 31, 1996

For value received, the receipt and sufficiency of which are hereby acknowledged, KEY TRONIC CORPORATION, a Washington corporation ("Borrower"), hereby promises to pay to the order of GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("Lender"), the sum of Thirty Million Dollars ($30,000,000.00) (the "Maximum Revolving Commitment") or such greater or lesser amount as shall be advanced by Lender from time to time, together with interest on the unpaid balance of such amount from the date of the initial Revolving Credit Advance. This Note is the Revolving Credit Note issued under the Credit Agreement between Borrower and Lender of even date herewith (said agreement, as the same may be amended, restated or supplemented from time to time, being herein called the "Agreement") to which a reference is made for a statement of all of the terms and conditions of the Loan evidenced hereby. Capitalized terms not defined in this Note shall have the respective meanings assigned to them in the Agreement. This Note is secured by the Agreement, the Security Agreement, the other Loan Documents and the Collateral, and is entitled to the benefit of the rights and security provided thereby.

Interest on the outstanding principal balance under this Note is payable at the rate specified in Section 1.5 of the Agreement, or, under the circumstances contemplated by the Agreement, at the Default Rate, in immediately available United States Dollars at the time and in the manner specified in the Agreement. The outstanding principal and interest under this Note shall be immediately due and payable on the Revolving Loan Maturity Date. Payments received by Lender shall be applied against principal and interest as provided for in the Agreement. Borrower acknowledges that (a) Lender is authorized under the Agreement to charge to the Revolving Credit Loan unpaid Obligations of Borrower to Lender, (b) the principal amount of the Revolving Credit Loan will be increased by such amounts, and (c) the principal, as so increased, will bear interest as provided for herein and in the Agreement.

To the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents or this Note; (b) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

Borrower acknowledges that this Note is executed as part of a commercial transaction and that the proceeds of this Note will not be used for any personal or consumer purpose.

Borrower agrees to pay to Lender all Fees and expenses described in Section 1.9 (inc1uding the GE Capital Fee Letter) and Annex B to the Credit Agreement.

BORROWER ACKNOWLEDGES THAT BORROWER HAS WAIVED THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ON THIS NOTE. THIS NOTE IS GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
                                   KEY TRONIC CORPORATION



                                        ("Borrower")

                                   By:

                                   Title:




                                 EXHIBIT 1.1(b)

                               FORM OF TERM NOTE

$11,000,000.00                                      December 31, 1996

For value received, the receipt and sufficiency of which are hereby acknowledged, KEY TRONIC CORPORATION, a Washington corporation ("Borrower"), hereby promises to pay to the order of GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("Lender"), the sum of Eleven Million Dollars ($11,000,000.00) together with interest on the unpaid balance of such amount from the date of this Note. This Note is the Term Note issued under the Credit Agreement between Borrower and Lender of even date herewith (said agreement, as the same may be amended, restated or supplemented from time to time, being herein called the "Agreement") to which a reference is made for a statement of all of the terms and conditions of the Loan evidenced hereby. Capitalized terms not defined in this Note shall have the respective meanings assigned to them in the Agreement. This Note is secured by the Agreement, the Security Agreement, the other Loan Documents and the Collateral, and is entitled to the benefit of the rights and security provided thereby.

Interest on the outstanding principal balance under this Note is payable at the rate specified in Section 1.5 of the Agreement or, under the circumstances contemplated by the Agreement, at the Default Rate, in immediately available United States Dollars at the time and in the manner specified in the Agreement. The outstanding principal and interest under this Note shall be immediately due and payable on the Commitment Maturity Date, and prior to the Commitment Termination Date, the outstanding principal shall be due and payable in twenty-four (24) consecutive quarterly installments on the last day of March, June, September and December of each year, commencing March, 1997, as follows:

                                                 Installment
                  Quarter                          Amount

                   14                             $250,000
                   5-24                           $500,000


Payments received by Lender shall be applied against principal and interest as provided for in the Agreement. To the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents or this Note; (b) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

Borrower acknowledges that this Note is executed as part of a commercial transaction and that the proceeds of this Note will not be used for any personal or consumer purpose.

Borrower agrees to pay to Lender all Fees and expenses described in Section 1.9 (including the GE Capital Fee Letter) and Annex B to the Credit Agreement.
                                           1
BORROWER ACKNOWLEDGES THAT BORROWER HAS WAIVED THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ON THIS NOTE. THIS NOTE IS GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                                 KEY TRONIC CORPORATION



                                                       ("Borrower")


                                                 By:

                                                 Title:

                                           2


                                EXHIBIT 1.18(a)

                             KEY TRONIC CORPORATION

                    FORM OF CURRENT COLLATERAL VALUE REPORT


AVAILABLE DOMESTIC COLLATERAL

Equipment

Orderly Liquidation Value of equipment
  (8/7/96 or most recent appraisal)                       $______

Less: OLV of equipment under lease                        $______

Less: OLV of equipment transferred to Mexico from US      $______

Less: OLV of equipment sold                               $______

Subtotal: Current United States based equipment OLV       $______

Less: ACC Depr at 5.00 % per quarter since Closing
Date or most recent re-appraisal date                     $______

Subtotal: Net United States OLV                           $______

Advance Rate                                                80%

Subtotal                                                             $______(A)


Machinery & Equipment purchased since most recent
 appraisal at cost and located in the U.S.                $______

Less: Soft costs such as taxes, installation,
      freight, etc.                                       $______

Subtotal: Net Purchase Price                              $______

Less: Acc Depr at 5.00% per quarter since
      purchase date                                       $______

Subtotal: Net United States OLV                           $______

Unappraised equipment advance rate                           70%

Subtotal                                                             $______(B)


Real Estate

Real Estate in the U.S. included in the
 most recent appraisal 1/                                 $______

Less: Acc Depr at [.00% per quarter since
 Closing Date or most recent re-appraisal date            $______

-----------------
1/  Limited to Real Estate owned at Closing Date.

Subtotal                                                  $______

Term Loan Advance percentage for appraisal real estate       50%

Subtotal                                                             $______(C)


AVAILABLE DOMESTIC COLLATERAL
 (sum of (A), (B) and (C) above)                                     $______(D)

Term Loan Outstanding                                                $______

Ratio of Available Domestic Collateral to Term
  Loan Outstanding                                                      ___%

Ratio of Available Domestic Collateral to Term Loan
  Outstanding greater than 80%?                                       ______


MEXICO COLLATERAL
Orderly Liquidation Value of Equipment
 (8/7/96 or most recent appraisal)                        $______

Less: OLV of equipment under lease                        $______

Plus: OLV of equipment transferred to Mexico from US      $______

Less: OLV of equipment sold                               $______

Subtotal: Current Mexico based equipment OLV              $______

Less: Acc Depr at 5.00% per quarter since
  Closing Date or most recent re-appraisal date           $______

Subtotal: Net Mexico OLV                                  $______

Mexico Advance Rate                                          50%

SUBTOTAL                                                             $______(E)


TOTAL COLLATERAL (Sum of (D) and (E) above)                          $______

Term Loan Outstanding                                                $______

Ratio of Total Collateral to Term Loan Outstanding                     ____%

Ratio of Total Collateral to Term Loan Outstanding
  greater than 100%?                                                  ______



                                EXHIBIT 1.18(B)

                       FORM OF EQUIPMENT TRANSFER REPORT

Equipment Description           Special Appraisal          Date of Transfer


                                EXHIBIT 4. 1(b)

   GE CAPITAL COMMERCIAL FINANCE           BORROWING BASE CERTIFICATE

   Previously Faxed:  Yes      No  (Circle One)

Company Name: Key Tronic Corporation  Date:   /     /     B.B.C.# ____________


1.    Period end accounts receivable as of:___/___/___                 $________
2.    Ineligible Accounts as of:___/___/___

          Intercompany accounts                             $________
          Ineligible past due accounts                      $________
          Ineligible foreign accounts                       $________
          Unresolved chargebacks                            $________
          Contra accounts                                   $________
          Government accounts                               $________
          Credit balances over 90 days past invoice date    $________
          Co-op advertising                                 $________
          Unissued customer rebates                         $________
          Extended term customers                           $________
          50% Cross aging exclusion                         $________
          Warranty reserve                                  $________
          Sales returns and allowances reserve              $________
          Other:                                            $________

          Add back: Over 90 days past invoice               ($_______)
          due > total balance

          Add back: Net credit balances                     ($_______)

TOTAL INELIGIBLE ACCOUNTS                                              $________

3.   Eligible Accounts (Line 1 minus Line 2)                           $________

4.   Eligible Accounts advance rate                                          85%

5.   Eligible Accounts availability (Line 3 multiplied by Line 4)      $________
--------------------------------------------------------------------------------

6.   Total Inventory as of: ___/___/___      Source: _____________

         Raw Materials                                      $________

         Fabricated Parts                                   $________

         Order-In-Process                                   $________

         Finished Goods                                     $________

         In-transit Inventory (from vendor
         FOB shipping point)                                $________

      Total Inventory                                                  $________

7.    Ineligible Inventory as of: ___/___/___

      A. Ineligible Raw Materials Inventory                 $________

         In-transit Inventory (from vendor
         FOB shipping point)                                $________

         In-transit Inventory (domestic intercompany)       $________
         Customized Inventory

         Non-nettable Inventory                             $________

         Foreign Inventory                                  $________

         Surplus/Inactive/Obsolete Reserves                 $________

         Other:______________________________               $________

         Add Back: Customized Inventory included in        ($________)
         Surplus/Inactive/Obsolete

         Add Back: Customized Inventory included in Non    ($________)
         nettable

         Subtotal: Ineligible Raw Materials Inventory                $________

      B. Ineligible Work-In-Process Inventory

         Fabricated parts                                   $________

         Order-in-process                                   $________

         Other:                                             $________

         Subtotal: Ineligible Work-In-Process Inventory                $_______

      C. Ineligible Finished Goods Inventory

         Ineligible foreign finished goods                  $________

         In-transit finished goods (domestic)               $________

         Non-nettable finished goods (domestic)             $________

         Surplus/Inactive/Obsolete Reserves                 $________

         Other:                                             $________

         Add back: Eligible new product included in
         Surplus/Inactive/Obsolete Reserve                 ($________)

         Subtotal: Ineligible Finished Goods                           $_______

      Total Ineligible Inventory ((A) plus (B) plus (C))               $_______

 8.   Eligible Inventory (Line 6 minus Line 7)                         $_______

 9.   Eligible Inventory advance rate                                       59%

10.   Eligible Inventory availability (Line 8 multiplied               $_______
      by Line 9)
--------------------------------------------------------------------------------

11.   Liquidity Reserve                                                $_______

12.   Borrowing Availability  (The lesser of (a) the
      total of Lines 5 and 10 or (b) the Maximum Amount
      of $30,000,000, in each case minus line 11)                      $_______

13.   Revolving Credit Loan Balance                                    $_______

14.   Letter of Credit Obligations                                     $_______

15.   Net Borrowing Availability (Line 12 minus the
      total of Lines 13 and 14)                                        $_______

--------------------------------------------------------------------------------

     The undersigned certifies that (a) all of the foregoing information regarding Eligible Accounts is true and correct on the date hereof and relates solely to Eligible Accounts within the meaning given such term in the Credit Agreement dated December 31, 1996 between Key Tronic Corporation, General Electric Capital Corporation and the other parties thereto, if any (as from time to time amended, supplemented, restated or otherwise modified, the "Credit Agreement"), and (b) all of the foregoing information regarding Eligible Inventory is true and correct on the date hereof and relates solely to Eligible Inventory within the meaning given such term in the Credit Agreement.

   Prepared by:____________________________     By:_______________________



  THIS PAGE MUST BE KEPT AS THE LAST PAGE OF THE DOCUMENT.

SoftSolution Network ID: LA-BLD-B55570.8        Type: AGR

12/17/96 1:10 PM



                                     -vi-


                                 EXHIBIT 99.2

                                KEY TRONIC LOGO




For additional information:                                NEWS RELEASE
Ronald F. Klawitter
509-927-5295


                    KEY TRONIC ANNOUNCES NEW CREDIT FACILITY


SPOKANE, Wash., January 7, 1997 -- Key Tronic Corporation (NASDAQ: KTCC), has entered into a credit agreement with GE Capital Services, according to Ronald F. Klawitter, Chief Financial Officer of the computer keyboard manufacturer.

The new agreement provides a five-year revolving credit line of up to $30 million (with the possibility of two annual extensions) and six-year term debt in the original principal amount of $11 million. The new facility replaces Key Tronic's present financing arrangement, scheduled to terminate in October 1997, which includes a $28 million revolving credit line and outstanding term debt of $8.4 million.

Interest costs under the new credit agreement are estimated to be 25% lower than under the present financing agreement.

Key Tronic produces computer keyboards and other computer peripheral devices and has facilities located in the U.S., Mexico and Ireland, supplying computer manufacturers, distributors and large retail outlets worldwide

                                      ###






                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 10-Q


                   QUARTERLY REPORT UNDER SECTION 13 or 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                      For Quarter Ended September 28, 1996

                             Commission File Number
                                 Number 0-11559

                             KEY TRONIC CORPORATION

       Washington                                       91-0849125
(State of Incorporation)                             (I.R.S. Employer
                                                    Identification No.)

                             ----------------------

                              North 4424 Sullivan
                           Spokane, Washington 99216
                                 (509) 928-8000

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such
filing requirements for the past 90 days.  Yes / X /  No /   /.

     At October 14, 1996, 8,540,034 shares of Common Stock, no par value (the only class of common stock), were outstanding.

                             KEY TRONIC CORPORATION
                                     Index
                                                           Page No.
PART I.   FINANCIAL INFORMATION:

Item 1.   Financial Statements:
          Consolidated Balance Sheets - September 28,
          1996 and June 29, 1996                            3-4

          Consolidated Statements of Income - First
          Quarter Ended September 28, 1996 and
          September 30, 1995                                5

          Consolidated Statements of Cash Flows -
          First Quarter Ended September 28, 1996 and
          September 30, 1995                                6

          Notes to Consolidated Financial Statements        7-10

Item 2.   Management's Discussion and Analysis of the
          Financial Condition and Results of Operations     11-15

PART II.  OTHER INFORMATION:

Item 1.   Legal Proceedings                                 16

Item 4.   Submission of Matters to a Vote of Security
          Holders                                           16

Item 5.   Other Events                                      16

Item 6.   Exhibits and Reports on Form 8-K                  16

SIGNATURES                                                  17


                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                          September 28,       June 29,
                                                   1996           1996
                                           ------------    -----------
                                          (Unaudited)        (Audited)
                                                  (in thousands)

ASSETS

Current Assets:
Cash and cash equivalents                     $   2,012       $  2,569
Trade receivables, less allowance for
doubtful accounts of $957 and $932               28,234         23,358
Inventories (Note 1)                             21,715         21,966
Real estate held for sale                         2,243          2,243
Deferred income tax asset - current               1,307          1,295
Other                                             3,583          3,322
                                                  -----          -----
     Total current assets                        59,094         54,753
                                                  -----         ------

Property, Plant and Equipment - at cost          96,464         94,609
 Less accumulated depreciation                   65,068         63,264
                                                  -----         ------
     Total property, plant and equipment         31,396         31,345
                                                  -----         ------

Other Assets:
Deferred income tax asset - non-current           4,304          4,211
Goodwill(net of accumulated amortization
     of $287 and $255)                            1,499          1,531
Other                                             1,543          1,692
                                                  -----         ------

     Total other assets                           7,346          7,434
                                                  -----         ------
                                               $ 97,836       $ 93,532
                                               ========       ========

See accompanying notes to consolidated financial statements.


                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (continued)

                                          September 28,       June 29,
                                                   1996           1996
                                          -------------      ---------
                                         (Unaudited)         (Audited)
                                                  (in thousands)


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term obligations       $  2,324       $  2,265
Accounts payable                                 16,253         15,577
Accrued compensation and vacation                 3,013          2,936
Accrued taxes other than income taxes             1,298          1,125
Interest payable                                    171            253
Other                                             2,759          4,577
                                                  -----         ------
     Total current liabilities                   25,818         26,733
                                                  -----         ------

Long-term Obligations, less current portion      22,299         17,323
                                                  -----         ------

Commitments and Contingencies (Note 2)
Shareholders' Equity:
Common stock, no par value, authorized
 25,000 shares; issued and outstanding
 8,540 and 8,534 shares                          38,169         38,142
Retained earnings                                11,114         10,906
Foreign currency translation adjustment             436            428
                                                  -----         ------
     Total shareholders' equity                  49,719         49,476
                                                  -----         ------
                                               $ 97,836       $ 93,532
                                               ========       ========

See accompanying notes to consolidated financial statements.

                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                              First Quarter Ended
                                          September 28,    September 30,
                                                   1996             1995
                                          -------------    -------------
                                    (in thousands, except per share amounts)

Net Sales                                       $45,337        $60,550
Cost of sales (including warranty
 provision of $427 and $151)                     38,558         51,625
                                                  -----         ------
Gross Profit on Sales                             6,779          8,925

Operating Expenses:
Research, development and engineering             1,575          1,558
Selling                                           1,750            979
General and administrative (including provision
 for doubtful accounts receivable of $25
 and $0)                                          2,530          3,038
                                                  -----         ------
Operating Income                                    924          3,350
                                                  -----         ------
Interest Expense                                    672            815
Other (income)expense                               (50)             3
                                                  -----         ------
Earnings before federal taxes on income             302          2,532
                                                  -----         ------
Income Tax Provision                                 95            914
                                                  -----         ------
Net Income                                          207          1,618
                                               ========       ========

Earnings Per Share (See exhibit 11):
Primary Earnings Per Common Share                 $0.02         $ 0.16
Fully Diluted Earnings Per Common Share           $0.02         $ 0.16
Primary Shares Outstanding                        9,422         10,417
Fully Diluted Shares Outstanding                  9,598         10,417


See accompanying notes to consolidated financial statements.


                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)


                                              First Quarter Ended
                                          September 28,  September 30,
                                                   1996           1995
                                          -------------  -------------
                                                   (in thousands)

Increase (decrease) in Cash and Cash Equivalents:
Cash Flows from Operating Activities:
 Net income                                      $  207         $1,618
Adjustments to Reconcile Net Income to
 Cash Provided by Operating Activities:
  Depreciation and amortization                   2,068          2,398
  Provision for obsolete inventory                  100            718
  Provision for doubtful receivables                 25              0
  Provision for warranty                            427            160
  (Gain) or loss on disposal of property and        (11)             3
     equipment
  Deferred income tax asset                        (105)           800
Changes in Operating Assets and Liabilities:
  Trade receivables                              (4,901)           746
  Inventories                                       151         (2,991)
  Other assets                                     (174)          (893)
  Accounts payable                                  676          2,003
  Employee compensation and accrued vacation         77         (1,773)
  Other liabilities                              (2,154)           145
                                                  -----         ------
Cash provided (used) by operating activities     (3,614)         2,934
                                                  -----         ------
Cash Flows from Investing Activities:
Proceeds from sale of property and equip.            20             15
Purchase of property and equipment               (1,984)        (1,614)
                                                  -----         ------
Cash used in investing activities                (1,964)        (1,599)
                                                  -----         ------
Cash Flows from Financing Activities:
  Other financing fees                              (50)           (23)
  Issuance of common stock                           27            619
  Proceeds from long-term obligations             5,036              0
  Payments on long-term obligations                   0         (6,130)
                                                  -----         ------
Cash provided by (used in) financing activities   5,013         (5,534)
                                                  -----         ------
Effect of exchange rate changes on cash               8            (48)
                                                  -----         ------
Net decrease in cash and cash equivalents          (557)        (4,247)
Cash and cash equivalents, beginning of year      2,569          4,455
                                                  -----         ------
Cash and cash equivalents, end of quarter        $2,012         $  208
                                               ========       ========

Non-Cash Investing and Financing Activities:

See note 4 to these financial statements

See accompanying notes to consolidated financial statements.


                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

The interim financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of results of operations for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's annual report for the year ended June 29, 1996.

1.   INVENTORIES

                                          September 28,       June 29,
                                                   1996           1996
                                          -------------      ---------
                                          (Unaudited)        (Audited)
                                                   (in thousands)

     Finished goods                             $ 5,341        $ 5,381
     Work-in-process                              2,743          3,640
     Raw materials and supplies                  17,188         17,267
     Reserve for obsolescence                    (3,557)        (4,322)
                                                  -----         ------
                                                $21,715        $21,966
                                                =======        =======

2.   COMMITMENTS AND CONTINGENCIES

CAPITAL COMMITMENTS - The amount of firm commitments to contractors and suppliers for capital expenditures was approximately $1,382,000 at September 28, 1996.

     Litigation

     The Company used Mica Sanitary landfill, a public dump site operated by the County of Spokane, until early 1975. Mica landfill is a state lead National Priority List site ("NPL"). Mica landfill was placed on the NPL in 1985. In l988 the Washington Department of Ecology and Spokane County entered into a Consent Decree requiring the County to conduct a Remedial Investigation (RI) followed by appropriate Remedial Action (RA). The County's RI was completed by the County in September 1992. An interim remedial action plan was completed in late 1993 and instituted in mid 1994 to be followed by a 5 year performance monitoring program to be conducted by the County to determine if additional remedial measures are needed. The 5 year performance monitoring program commenced in the Spring of 1995. The Company has not been named as a Potentially Liable Party ("PLP") under the State Toxic Control Act ("STCA") or as a Potentially Responsible Party ("PRP") under CERCLA, as amended ("CERCLA"). To date, test results have not shown the waste disposed of by the Company at Mica to be a source of pollution or contamination. Prior to 1989 certain third parties were designated PRP's and PLP's. The Company made a provision prior to the beginning of fiscal year 1992 based on information then currently available to it and the Company's prior experience in connection with another NPL landfill site where the Company disposed of a similar type of waste which it disposed of at Mica, for its estimate of probable legal costs to be associated with this matter. No provision has been made for probable liability for remedial action, because management does not believe a range of probable or reasonably possible costs is estimable at this time based upon the fact that the Company to date has not been named a PRP or PLP and the uncertainty as to what additional pollution or contamination will be disclosed over the course of the County's 5 year monitoring and testing program. At the end of the first fiscal quarter of 1997 and at fiscal year end 1996, 1995 and 1994, respectively, the accrued balance for probable legal costs was $900,000. Management does not believe there to be any reasonably possible losses for legal costs beyond the existing accrual for probable losses which could be material to future financial position or results of operations. No provision has been made to cover any future costs to the Company of any remedial action or clean-up activities because those costs, if any, can not be determined at this time. Given the inherent uncertainty in environmental matters, limited information available with respect to any future remedial measures, uncertainty of the results of future monitoring tests, limited information as to the number of PRP's and PLP's, the uncertainty as to whether the Company will be designated a PRP or PLP with respect to the site and the complexity of the circumstances surrounding this matter, management's estimate is subject to and will change as facts and circumstances warrant.
Based upon publicly available cost estimates of remediation and clean-up at the site and the contributions to date of designated PRP's and PLP's, management believes that insurance coverage is probable for any reasonably possible future remedial or clean-up costs to the Company.

     Pursuant to the Amended and Restated Purchase and Sale Agreement between Honeywell, Inc. and Key Tronic Corporation, dated as of July 30, 1993 (the "Agreement"), the Company assumed known and unknown product liabilities and unknown but potentially incurred environmental liabilities for a portion of any pre-existing claims against Honeywell, Inc. ("Honeywell") which are asserted after the closing date relating to environmental matters and to product liability matters associated with products manufactured by Honeywell prior to its ceasing manufacture of those products on the closing date of the Agreement. Honeywell retained responsibility for unasserted claims not assumed by the Company as follows: Honeywell retained responsibility for environmental and product liability claims, incurred but not reported as of the closing date, in excess of $1,000,000 in the aggregate which 1) in the case of environmental claims are asserted within two years following the closing date or which 2) in the case of product liability claims are asserted within five years following the closing date. Management estimated on the closing date of the acquisition that it was probable that $1.0 million of incurred but not reported product liability claims would be recorded during the 5 year period following the closing of the Agreement and the Company recorded this liability as part of the acquisition costs. At the end of the first fiscal quarter of 1997, the accrued balance for these product liability claims was $0. At fiscal year ends
1996, 1995, and 1994, respectively, the accrued balance for these product liability claims was $29,000, $610,000 and $949,000. The reduction in the accrued balances reflect charges for expenses in the first quarter of fiscal year 1997, fiscal years 1996, 1995 and 1994. Management does not believe there to be any reasonably possible product liability losses beyond the existing accrual for probable losses which could be material to future financial position or results of operations. The Company has not made a provision for Honeywell environmental claims which may be discovered and asserted after the closing date or product liability claims which may be asserted five or more years after the closing date, because management does not believe such potential liabilities are reasonably probable at this time. No environmental claims have been asserted as of the end of the first quarter of fiscal 1997. Given the inherent uncertainty in litigation, in environmental matters and in contract interpretation, the inherently limited information available with respect to unasserted claims and the complexity of the circumstances surrounding these matters, management's estimates are subject to and will change or be established as facts and circumstances warrant.

     The Company currently has one hundred ten suits by computer keyboard users which are in State or Federal Courts in Connecticut, Illinois, Kansas, Maryland, New Jersey, New York, Pennsylvania and Texas. These suits allege that specific keyboard products manufactured by the company were sold with manufacturing, design and warning defects which caused or contributed to their injuries. The alleged injuries are not specifically identified but are referred to as repetitive stress injuries (RSI) or cumulative trauma disorders (CTD). These suits seek compensatory damages and some seek punitive damages. It is more likely than not that compensatory damages, if awarded, will be covered by insurance, however the likelihood that punitive damages, if awarded, will be covered by insurance is remote. A total of thirty-four suits have been dismissed in California, Florida, Illinois, Kentucky, Massachusetts, Michigan, New Jersey, New York and Texas. Six of the thirty-four dismissed suits are on appeal, all in New York. The Company believes it has valid defenses and will vigorously defend these claims. These claims are in the early stages of discovery. Given the early stage of litigation, the complexity of the litigation, the inherent uncertainty of litigation and the ultimate resolution of insurance coverage issues, the range of reasonably possible losses in connection with these suits is not estimable at this time. Therefore no provision has been made to cover any future costs. Management's position will change if warranted by facts and circumstances.

The Company's total accrual for litigation related matters, including compensatory damages, and legal costs, was $.9 million, $1.0 million and $1.4 million as of September 28, 1996, June 29, 1996, and September 30, 1995 respectively.

The Company has filed suit against its insurers for reimbursement of costs associated with the Colbert landfill (a Superfund site). Settlements have been reached with all but one insurer. Certain negotiations have commenced, with the remaining insurer, and any recovery will be recorded upon settlement.

3.   LONG-TERM OBLIGATIONS

On October 24, 1994 the Company entered into a secured financing agreement with The CIT Group/Business Credit, Inc. (CIT). The agreement contains a $12 million term note and a revolving loan for up to $28 million. The agreement is secured by the assets of the Company. This agreement replaced a $5.0 million secured revolving credit agreement and a $20.9 million note payable to a financial institution. At September 28, 1996 and June 29,1996, the company was in compliance with all debt covenants and restrictions.

Details of the CIT agreement are more fully reported on Form 8-K dated October 31, 1994.

Long-term obligations consist of:

                                          September 28,       June 29,
                                                   1996           1996
                                          -------------       --------
                                                 (in thousands)

Note Payable - CIT                              $ 8,875        $ 9,375
Revolving Line                                   14,102          8,508
Litigation Reserve                                  900            900
Deferred compensation obligation                    618            618
Capital lease obligations                           128            187
                                                -------        -------
                                                 24,623         19,588
Less current portion                             (2,324)        (2,265)
                                                -------        -------
                                                $22,299        $17,323
                                                =======        =======

4.   SUPPLEMENTAL CASH FLOW INFORMATION

                                              First Quarter Ended
                                          September 28,  September 30,
                                                   1996           1995
                                          -------------       --------
                                                 (in thousands)

Interest payments                                  $754           $801
Income tax payments                                   0              0


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CAPITAL RESOURCES AND LIQUIDITY

     The Company used cash flows of $3.6 million in operating activities for the first quarter of fiscal 1997 versus $2.9 million of cash provided from operating activities during the same period of the prior year.

     During the first quarter of 1997, $2.0 million was expended in capital additions. During the first quarter of the prior year, $1.6 million was expended in capital additions. The Company anticipates capital expenditures of approximately $9.3 million through the remainder of the current fiscal year ending June 28, 1997. Actual capital expenditures may vary from anticipated expenditures depending upon future results of operations. See RISKS AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS, pages 13-15 Capital expenditures are expected to be financed with the combination of internally generated funds, capital leases, and limited amounts of secured indebtedness along with several operating leases.

     The Company has a secured financing agreement which contains a $12,000,000 term note and a revolving loan for up to $28,000,000. The agreement is secured by the assets of the corporation. The agreement contains covenants that relate to minimum net worth, minimum working capital, income statement and balance sheet ratios and restricts investments, disposition of assets, and payment of dividends. At September 28, 1996 and June 29, 1996, the company was in compliance with all debt covenants.

     The term note is payable in quarterly installments of principal, each in the amount of $500,000, commencing in November 1995 and maturing in November 2001. This note bears interest at one and three quarters percent (1.75%) in excess of the Chase Manhattan Bank Rate, which approximates prime (8.25% at September 28, 1996).

     The revolving loan is renewable and covers an initial period of approximately three years expiring on the first business day of November 1997. This loan bears interest at one and one half percent (1.50%) in excess of the Chase Manhattan Bank Rate, which approximates prime. At September 28, 1996, there was $8.9 million available for use under the revolving loan. The loan balance increased $5.6 million over the first quarter due mainly to increased receivables as a result of slower customer payments. To achieve maximum cash availability and to decrease interest expense, management is currently engaged in lengthy negotiations with the Company's current lenders and other potential lenders with the intention of refinancing its debt prior to the November 1997 expiration date of its current agreement.

     Real estate held for sale is carried at net realizable value based upon appraisals and management's intentions for sale or investment. Management is actively marketing the properties through real estate brokers and has obtained independent appraisals. The property is recorded at the lower of cost or net realizable value.

     During the first three months of fiscal year 1997 accounts receivable increased by $4.9 million. This increase is due primarily to increased sales in the last month of the first quarter and increased days sales outstanding.

     The Company believes that cash, cash equivalents, funds available under the line of credit, and internally generated funds can satisfy cash requirements for a period in excess of 12 months.

NET SALES
     Net sales for the fiscal 1997 first quarter, which ended September 28, 1996, were $45.3 million compared to $60.6 million for the first quarter of the previous year. The decrease in revenue is a result of decreased sales to existing customers. Decreased sales of the Microsoft Natural Keyboard and the phase out of the IBM Shuffleboard program were the largest contributors.

     Keyboard shipments decreased 16.3% from the first quarter of the prior year while the average selling price decreased approximately 18.1%. The decrease in units shipped is due primarily to decreased customer orders. The decrease in average selling price is due primarily to the sale of new lower cost, lower margin products. Non-keyboard revenue accounted for 20.4% of total revenue in the first quarter versus 13.2% in the first quarter of the prior year.

COST OF SALES
     Cost of sales were 85.0% of revenue in the first quarter of 1997 compared to 85.3% for the first quarter of 1996. The cost of sales percentage decreased due to increased cost reductions. The company continues to emphasize cost reduction whenever feasible by utilizing excess capacity in its Juarez, Mexico facility to manufacture an increasing number of products.

RESEARCH, DEVELOPMENT AND ENGINEERING
     Research, development and engineering expenses were $1.58 million in the first quarter of fiscal 1997 and $1.56 million for the same period of fiscal 1996. As a percentage of sales, R, D & E expenditures were 3.5% in the first quarter of 1997 compared to 2.6% in the first quarter of 1996. As a percent of revenue the increase is due primarily to static activity over a decreased revenue base.

SELLING EXPENSES
     Selling expenses were $1.7 million in the first quarter of 1997 compared to $1.0 million in the first quarter of 1996. Selling expenses as a percentage of revenue were 3.9% for the quarter compared to 1.6% in the same quarter of fiscal 1996. Selling expenses increased in dollars due primarily to the introduction of new products into the retail market. As a percentage of revenue, selling expenses increased due to a combination of the decrease in revenue and the increase in expenses as previously stated.

GENERAL AND ADMINISTRATIVE
     General and administrative expenses were $2.5 million in the first quarter of 1997 compared to $3.0 million in the first quarter of fiscal 1996. As a percent of revenue G&A expenses were 5.6% in the first quarter compared to 5.0% during the first quarter of the prior year. As a percent of revenue the increase is primarily due to the decreased revenue base. The decrease in dollar spending is primarily due to decreases in both hiring costs and insurance rates.

INTEREST
     Interest expense was $672,000 in the first quarter of 1997 compared to $815,000 for the first quarter of 1996. This decrease is due to lower interest rates as well as decreased debt due to payment in full of the Honeywell note and additional paydown of the CIT note.

INCOME TAXES
     Income taxes provision was $95,000 and $914,000 for the first quarter of 1997 and 1996, respectively. In the first quarter of 1997 $67,000 of this provision and $58,000 of 1996's first quarter provision relate to taxes on earnings of foreign subsidiaries. The remaining $28,000 of the first quarter 1997 provision relates to taxes on U.S. earnings. The Company has tax loss carryforwards of approximately $30.3 million which expire in varying amounts in the years 2003 through 2010.

ESOP
     No contributions to the Employee Stock Ownership Plan (ESOP) were made during the first quarter of fiscal years 1997 and 1996.

BACKLOG
     The Company's backlog at the end of the first fiscal quarter of 1997 was $27.7 million compared to $24.6 million at the end of the 1996 fiscal year and $42.9 million at the end of the first quarter of fiscal 1996. The increase in the backlog from fiscal year end is attributable primarily to increased orders from a major OEM.

RISKS AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS

The following risks and uncertainties could affect the Company's actual results and could cause results to differ materially from past results or those contemplated by the Company's forward-looking statements. When used herein, the words "expects", "believes", "anticipates" and similar expressions are intended to identify forward-looking statements.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS The Company's quarterly operating results have varied in the past and may vary in the future due to a variety of factors, including changes in overall demand for computer products, success of customers' programs, timing of new programs, new product introductions or technological advances by the Company, its customers and its competitors and changes in pricing policies by the Company, its customers and its competitors. For example, the Company relies on customers' forecasts to plan its business.
If those forecasts are overly optimistic, the Company's revenues and profits may fall short of expectations. Conversely, if those forecasts are too conservative, the Company could have an unexpected increase in revenues and profits.

COMPETITION The keyboard and other input device industry is intensely competitive. Most of the Company's principal competitors are headquartered in Asian countries that have a low cost labor force. Those competitors may be able to offer customers lower prices on certain high volume programs. This could result in price reductions, reduced margins and loss of market share, all of which would materially and adversely affect the Company's business, operating results and financial condition. In addition, competitors can copy the Company's non-proprietary designs after the Company has invested in development of products for customers, thereby enabling such competitors to offer lower prices on such products due to savings in development costs.

CONCENTRATION OF MAJOR CUSTOMERS At present, the Company's customer base is highly concentrated, and there can be no assurance that its customer base will not become more concentrated. Three of the Company's OEM customers accounted for 34%, 10% and 8% individually, of net sales during fiscal 1996. In 1995, the same customers accounted for 23%, 19% and 12% of the Company's net sales. There can be no assurance that the Company's principal customers will continue to purchase products from the Company at current levels. Moreover, the Company typically does not enter into long-term volume purchase contracts with its customers, and the Company's customers have certain rights to extend or delay the shipment of their orders. The loss of one or more of the Company's major customers or the reduction, delay or cancellation of orders from such customers could materially and adversely affect the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL   The Company's future success depends in large part
on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified employees. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of key employees could have a material adverse effect on the Company's business, operating results and financial condition.

LITIGATION The Company currently is a party to approximately 110 lawsuits brought by computer keyboard users in state and federal courts. These lawsuits allege that specific keyboard products manufactured by the Company were sold with manufacturing, design and warning defects which caused or contributed to the claimants' alleged injuries, generally referred to as repetitive stress injuries (RSI) or cumulative trauma disorders (CTD). The Company believes it has valid defenses to these claims, and it will vigorously defend them. These lawsuits are in the early stages of discovery. At this time, management believes that it is not likely that the ultimate outcome of these lawsuits will have a material adverse effect on the Company's financial position. However, given the limited information currently available, the complexity of the litigation, the inherent uncertainty of litigation and the ultimate resolution of insurance coverage issues, management's position will change if warranted by facts and circumstances.

TECHNOLOGICAL CHANGE AND NEW PRODUCT RISK The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and relatively short product life cycles.
The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. The Company's success will depend upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products that keep pace with technological developments and emerging industry standards and address evolving and increasingly sophisticated customer requirements. Failure to do so could substantially harm the Company's competitive position. There can be no assurance that the Company will be successful in identifying, developing, manufacturing and marketing products that respond to technological change, emerging industry standards or evolving customer requirements.

DILUTION AND STOCK PRICE VOLATILITY As of June 29, 1996, there were outstanding options and warrants for the purchase of approximately 3,670,000 shares of common stock of the Company ("Common Stock"), of which options for approximately 2,671,000 shares were vested and exercisable. Holders of the Common Stock will suffer immediate and substantial dilution to the extent outstanding options and warrants to purchase the Common Stock are exercised. The stock price of the Company may be subject to wide fluctuations and possible rapid increases or declines over a short time period. These fluctuations may be due to factors specific to the Company such as variations in quarterly operating results or changes in analysts' earnings estimates, or to factors relating to the computer industry or to the securities markets in general, which, in recent years, have experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded.

CONTROL BY HILLER KEY TRONIC PARTNERS, L.P. AND THE HILLER GROUP Hiller Key Tronic Partners, L.P. ("HKT Partners") is a limited partnership created by The Hiller Group, a corporate management organization. Pursuant to an agreement, which terminates March 1, 1997, between The Hiller Group and the Company, HKT Partners received options to purchase 2,396,923 shares of Common Stock at an exercise price of $4.50 per share. The options terminate on March 1, 1997. HKT Partners beneficially owns approximately 24% of the outstanding shares of Common Stock. This concentration of ownership, in conjunction with the agreement between the Company and The Hiller Group, enables The Hiller Group to exert significant control over corporate actions and potentially over any change in control of the Company.


PART II.  OTHER INFORMATION:

Item 1.   Legal Proceedings
          None

Item 4.   Submission of Matters to a Vote of Security Holders
          None

Item 5.   Other Events

Item 6.   Exhibits and Reports on Form 8-K
          (a) Exhibits

              Share
          (b) Reports on Form 8-K
              None


                                   SIGNATURES


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                             KEY TRONIC CORPORATION

             /s/ Fred Wenninger
             Fred Wenninger                           Date:  11/12/96
             President


             /s/ Ronald F. Klawitter
             Ronald F. Klawitter                      Date:  11/12/96
             Principal Financial Officer


             /s/ Keith D. Cripe
             Keith D. Cripe                           Date:  11/12/96
             Principal Accounting Officer


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 10-Q


                   QUARTERLY REPORT UNDER SECTION 13 or 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



For Quarter Ended December 28, 1996                Commission File Number
                                                    Number 0-11559

                             KEY TRONIC CORPORATION

Washington                                              91-0849125
(State of Incorporation)                             (I.R.S. Employer
                                                    Identification No.)


                             ----------------------

                              North 4424 Sullivan
                           Spokane, Washington 99216
                                 (509) 928-8000


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such
filing requirements for the past 90 days.  Yes / X /  No /   /.

     At January 9, 1997, 8,540,434 shares of Common Stock, no par value (the only class of common stock), were outstanding.

                                       1

                             KEY TRONIC CORPORATION

                                     Index
                                                                    Page No.
PART I.   FINANCIAL INFORMATION:

Item 1.   Financial Statements:

          Consolidated Balance Sheets - December 28, 1996
          and June 29, 1996                                             3-4

          Consolidated Statements of Income - Second Quarters
          Ended December 28, 1996 and December 30, 1995                   5

          Consolidated Statements of Income - Two Quarters
          Ended December 28, 1996 and December 30, 1995                   6

          Consolidated Statements of Cash Flows - Two Quarters
          Ended December 28, 1996 and December 30, 1995                   7

          Notes to Consolidated Financial Statements                    8-11

Item 2.   Management's Discussion and Analysis of the
          Financial Condition and Results of Operations                11-18

PART II.  OTHER INFORMATION:

Item 1.   Legal Proceedings                                               19

Item 4.   Submission of Matters to a Vote of Security Holders             19

Item 5.   Other Events                                                    19

Item 6.   Exhibits and Reports on Form 8-K                                19

SIGNATURES                                                                20
                                       2


                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                    December 28,       June 29,
                                                            1996           1996
                                                     (Unaudited)      (Audited)
                                                              (in thousands)

ASSETS

Current Assets:

Cash and cash equivalents                            $  1,451          $  2,569
Trade receivables, less allowance for doubtful
 accounts of $905 and $932                             31,125            23,358
Inventories (Note 1)                                   22,572            21,966
Real estate held for sale                               2,243             2,243
Deferred income tax asset - current                     1,216             1,295
Other                                                   4,901             3,322
                                                       ------            ------
      Total current assets                             63,508            54,753
                                                       ------            ------

Property, Plant and Equipment - at cost                97,734            94,609
 Less accumulated depreciation                         66,273            63,264
                                                       ------            ------

      Total property, plant and equipment              31,461            31,345
                                                       ------            ------


Other Assets:

Deferred income tax asset - non-current                 4,479             4,211
Goodwill(net of accumulated amortization
      of $319 and $255)                                 1,467             1,531
Other                                                   1,210             1,692
                                                       ------            ------

      Total other assets                                7,156             7,434
                                                       ------            ------
                                                     $102,125           $93,532
                                                      =======           =======

See accompanying notes to consolidated financial statements.

                                       3


                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (continued)

                                                    December 28,       June 29,
                                                            1996           1996
                                                       ------            ------
                                                     (Unaudited)      (Audited)
                                                              (in thousands)


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:

Current portion of long-term obligations              $ 2,175           $ 2,265
Accounts payable                                       16,724            15,577
Accrued compensation and vacation                       3,091             2,936
Accrued taxes other than income taxes                     927             1,125
Interest payable                                          202               253
Other                                                   3,142             4,577
                                                       ------            ------
      Total current liabilities                        26,261            26,733
                                                       ------            ------
Long-term Obligations, less current portion            26,095            17,323
                                                       ------            ------

Commitments and Contingencies (Note 2)

Shareholders' Equity:

Common stock, no par value, authorized
 25,000 shares; issued and outstanding
 8,540 and 8,534 shares                                38,164            38,142
Retained earnings                                      11,170            10,906
Foreign currency translation adjustment                   435               428
                                                       ------            ------

      Total shareholders' equity                       49,769            49,476
                                                       ------            ------
                                                     $102,125           $93,532
                                                      =======           =======


See accompanying notes to consolidated financial statements.

                                       4

                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                                        Second Quarter Ended
                                                    December 28,   December 30,
                                                            1996           1995
                                                      ----------        -------
                                                        (in thousands, except
                                                           per share amounts)

Net Sales                                            $ 47,102           $56,624
Cost of sales (including warranty
 provision of $344 and $318)                           40,240            48,581
                                                       ------            ------
Gross Profit on Sales                                   6,862             8,043

Operating Expenses:
Research, development and engineering                   1,296             1,412
Selling                                                 2,473             1,283
General and administrative (including provision
 for doubtful accounts receivable of $25
 and $25)                                               2,533             3,464
                                                       ------            ------

Operating Income                                          560             1,884
                                                       ------            ------

Interest Expense                                          759               854
Other (income) expense                                   (258)              (34)
                                                       ------            ------

Earnings before federal taxes on income                    59             1,064

Income Tax Provision                                        3               368
                                                       ------            ------

Net Income                                                $56              $696
                                                       ======            ======


Earnings Per Share (See exhibit 11):

Primary Earnings Per Common Share                       $0.01            $ 0.07
Fully Diluted Earnings Per Common Share                 $0.01            $ 0.07

Primary Shares Outstanding                              9,610             9,996
Fully Diluted Shares Outstanding                        9,610             9,996

See accompanying notes to consolidated financial statements.

                                       5



                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                                        Two Quarters Ended
                                                   December 28,   December 30,
                                                           1996            1995
                                                       ------            ------
                                                           (in thousands, except
                                                           per share amounts)

Net Sales                                            $ 92,439          $117,174
Cost of sales (including warranty
 provision of $771 and $469)                           78,797           100,207
                                                       ------            ------
Gross Profit on Sales                                  13,642            16,967

Operating Expenses:
Research, development and engineering                   2,871             2,970
Selling                                                 4,223             2,262
General and administrative (including provision
 for doubtful accounts receivable of $50
 and $25)                                               5,063             6,502
                                                       ------            ------

Operating Income                                        1,485             5,233
                                                       ------            ------

Interest Expense                                        1,431             1,701
Other (income)expense                                    (307)              (63)
                                                       ------            ------

Earnings before federal taxes on income                   361             3,595

Income Tax Provision                                       98             1,282
                                                       ------            ------

Net Income                                               $263            $2,313
                                                       ======            ======

Earnings Per Share (See exhibit 11):

Primary Earnings Per Common Share                       $0.03            $ 0.23
Fully Diluted Earnings Per Common Share                 $0.03            $ 0.23

Primary Shares Outstanding                              9,521            10,220
Fully Diluted Shares Outstanding                        9,521            10,220


See accompanying notes to consolidated financial statements.

                                       6



                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)


                                                          Two Quarters Ended
                                                    December 28,   December 30,
                                                           1996            1995
                                                       ------            ------
                                                            (in thousands)

Increase (decrease) in Cash and Cash Equivalents:
Cash Flows from Operating Activities:
 Net income                                            $  264            $2,313
Adjustments to Reconcile Net Income to
 Cash Provided by Operating Activities:
  Depreciation and amortization                         4,118             4,934
  Provision for obsolete inventory                        274               868
  Provision for doubtful receivables                       50                25
  Provision for warranty                                  771               469
  (Gain) or loss on disposal of property and equipment   (247)               (6)
  Deferred income tax asset                              (189)            1,075
Changes in Operating Assets and Liabilities:
  Trade receivables                                    (7,817)            4,263
  Inventories                                            (880)           (1,304)
  Other assets                                           (993)              468
  Accounts payable                                      1,147            (5,441)
  Employee compensation and accrued vacation              155            (1,774)
  Other liabilities                                    (2,454)             (228)
                                                       ------            ------
Cash provided (used) by operating activities           (5,801)            5,662
                                                       ------            ------

Cash Flows from Investing Activities:
Proceeds from sale of property and equip.               1,146                54
Purchase of property and equipment                     (4,846)           (4,296)
                                                       ------            ------
Cash used in investing activities                      (3,700)           (4,242
                                                       ------            ------
Cash Flows from Financing Activities:
  Other financing fees                                   (328)              (23)
  Issuance of common stock                                 22               678
  Proceeds from long-term obligations                   9,797             2,506
  Payments on long-term obligations                    (1,115)           (7,589)
                                                       ------            ------
Cash Provided by (used in) financing activities         8,376            (4,428)
                                                       ------            ------

Effect of exchange rate changes on cash                     7               (55)
                                                       ------            ------
Net decrease in cash and cash equivalents              (1,118)           (3,063)

Cash and cash equivalents, beginning of quarter         2,569             4,455
                                                       ------            ------
Cash and cash equivalents, end of quarter              $1,451            $1,392
                                                       ======            ======
Non-Cash Investing and Financing Activities:

See note 4 to these financial statements

See accompanying notes to consolidated financial statements.

                                       7



                    KEY TRONIC CORPORATION AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

The interim financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of results of operations for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's annual report for the year ended June 29, 1996.

------------------------------------------------------------------------

1.  INVENTORIES


                                                    December 28,   December 30,
                                                            1996           1996
                                                       ------            ------
                                                     (Unaudited)      (Audited)
                                                            (in thousands)

     Finished goods                                   $ 7,205            $5,381
     Work-in-process                                    3,092             3,640
     Raw materials and supplies                        15,318            17,267
     Reserve for obsolescence                          (3,043)           (4,322)
                                                       ------            ------
                                                      $22,572           $21,966
                                                      =======           =======


2.  COMMITMENTS AND CONTINGENCIES

CAPITAL COMMITMENTS - The amount of firm commitments to contractors and suppliers for capital expenditures was approximately $1,023,000 at December 28, 1996.

     Litigation

     The Company used Mica Sanitary landfill, a public dump site operated by the County of Spokane, until early 1975. Mica landfill is a state lead National Priority List site ("NPL"). Mica landfill was placed on the NPL in 1985. In l988 the Washington Department of Ecology and Spokane County entered into a Consent Decree requiring the County to conduct a Remedial Investigation (RI) followed by appropriate Remedial Action (RA). The County's RI was completed by the County in September 1992. An interim remedial action plan was completed in late 1993 and instituted in mid 1994 to be followed by a 5 year performance monitoring program to be conducted by the County to determine if additional remedial measures are needed. The 5 year performance monitoring program commenced in the Spring of 1995. The Company has not been named as a Potentially Liable Party ("PLP") under the State Toxic Control Act ("STCA") or as a Potentially Responsible Party ("PRP") under CERCLA, as amended ("CERCLA"). To date, test results have not shown the waste disposed of by the Company at
                                      8

Mica to be a source of pollution or contamination. Prior to 1989 certain third parties were designated PRP's and PLP's. The Company made a provision prior to the beginning of fiscal year 1992 based on information then currently available to it and the Company's prior experience in connection with another NPL landfill site where the Company disposed of a similar type of waste which it disposed of at Mica, for its estimate of probable legal costs to be associated with this matter. No provision has been made for probable liability for remedial action, because management does not believe a range of probable or reasonably possible costs is estimable at this time based upon the fact that the Company to date has not been named a PRP or PLP and the uncertainty as to what additional pollution or contamination will be disclosed over the course of the County's 5 year monitoring and testing program. At the end of the second and first fiscal quarters of 1997 and at fiscal year end 1996, respectively, the accrued balance for probable legal costs was $900,000. Management does not believe there to be any reasonably possible losses for legal costs beyond the existing accrual for probable losses which could be material to future financial position or results of operations. No provision has been made to cover any future costs to the Company of any remedial action or clean-up activities because those costs, if any, can not be determined at this time. Given the inherent uncertainty in environmental matters, limited information available with respect to any future remedial measures, uncertainty of the results of future monitoring tests, limited information as to the number of PRP's and PLP's, the uncertainty as to whether the Company will be designated a PRP or PLP with respect to the site and the complexity of the circumstances surrounding this matter, management's estimate is subject to and will change as facts and circumstances warrant. Based upon publicly available cost estimates of remediation and clean-up at the site and the contributions to date of designated PRP's and PLP's, management believes that insurance coverage is probable for any reasonably possible future remedial or clean-up costs to the Company.

     Pursuant to the Amended and Restated Purchase and Sale Agreement between Honeywell, Inc. and Key Tronic Corporation, dated as of July 30, 1993 (the "Agreement"), the Company assumed known and unknown product liabilities and unknown but potentially incurred environmental liabilities for any pre-existing claims against Honeywell, Inc. ("Honeywell") which are asserted two or more years after the closing date relating to environmental matters and five or more years after the closing date with respect to product liability matters associated with products manufactured by Honeywell prior to its ceasing manufacture of those products on the closing date of the Agreement. The Company has not made a provision for Honeywell environmental claims which may be discovered and asserted two or more years after the closing date or product liability claims which may be discovered and asserted five or more years after the closing date, because management does not believe such potential liabilities are reasonably probable at this time. No environmental claims have been asserted as of the end of the second quarter of fiscal 1997. Given the inherent uncertainty in litigation, in environmental matters and in contract interpretation, the inherently limited information available with respect to unasserted claims and the complexity of the circumstances surrounding these
                                      9
matters, management's estimates are subject to and will change or be established as facts and circumstances warrant.

     The Company currently has one hundred nine suits by computer keyboard users which are in State or Federal Courts in Connecticut, Illinois, Maryland, New Jersey, New York, Pennsylvania and Texas. These suits allege that specific keyboard products manufactured by the company were sold with manufacturing, design and warning defects which caused or contributed to their injuries. The alleged injuries are not specifically identified but are referred to as repetitive stress injuries (RSI) or cumulative trauma disorders (CTD). These suits seek compensatory damages and some seek punitive damages. It is more likely than not that compensatory damages, if awarded, will be covered by insurance, however the likelihood that punitive damages, if awarded, will be covered by insurance is remote. A total of thirty-five suits have been dismissed in California, Florida, Kansas, Illinois, Kentucky, Massachusetts, Michigan, New Jersey, New York and Texas. Six of the thirty-five dismissed suits are on appeal, all in New York. The Company believes it has valid defenses and will vigorously defend these claims. These claims are in the early stages of discovery. Given the early stage of litigation, the complexity of the litigation, the inherent uncertainty of litigation and the ultimate resolution of insurance coverage issues, the range of reasonably possible losses in connection with these suits is not estimable at this time. Therefore no provision has been made to cover any future costs. Management's position will change if warranted by facts and circumstances.

     The Company's total accrual for litigation related matters, including compensatory damages, and legal costs, was $.9 million, $1.0 million, and $1.2 million as of December 28, 1996, June 29, 1996, and December 30, 1995 respectively.

     The Company has filed suit against its insurers for reimbursement of costs associated with the Colbert landfill (a Superfund site). Settlements have been reached with all but one insurer. Certain negotiations have commenced, with the remaining insurer, and any recovery will be recorded upon settlement.

3.  LONG-TERM OBLIGATIONS

     On October 24, 1994 the Company entered into a secured financing agreement with The CIT Group/Business Credit, Inc. (CIT). The agreement contains a $12 million term note and a revolving loan for up to $28 million. The agreement is secured by the assets of the Company. This agreement replaced a $5.0 million secured revolving credit agreement and a $20.9 million note payable to a financial institution. At December 28, 1996 and June 29,1996, the company was in compliance with all debt covenants and restrictions.

     Details of the CIT agreement are more fully reported on Form 8-K dated October 31, 1994.
                                       10
Long-term obligations consist of:

                                                  December 28,         June 29,
                                                          1996            1996
                                                       ------            ------
                                                             (in thousands)


Note Payable - CIT                                     $8,375            $9,375
Revolving Line                                         18,304             8,508
Litigation Reserve                                        900               900
Deferred compensation obligation                          618               618
Capital lease obligations                                  73               187
                                                       ------            ------
                                                       28,270            19,588
Less current portion                                   (2,175)           (2,265)
                                                       ------            ------
                                                      $26,095           $17,323
                                                       ======           =======

4.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                        Second Quarter Ended
                                                    December 28,   December 30,
                                                            1996           1995
                                                       ------            ------
                                                            (in thousands)


Interest payments                                      $  727            $  869
Income tax payments                                       221               168


5.   SUBSEQUENT EVENT

     On December 31, 1996, the Company entered into a secured financing agreement with General Electric Capital Corporation (GECC). The agreement contains an $11 million term note and a revolving loan for up to $30 million. The agreement is secured by the assets of the Company. This agreement replaced a secured revolving credit agreement for up to $28 million and an $8.4 million note payable to CIT (see note 3 above). Details of the GECC agreement are more fully reported on Form 8-K dated January 14, 1997.

     Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations


CAPITAL RESOURCES AND LIQUIDITY
-------------------------------

     The Company used cash flows of $5.8 million in operating activities for the first two quarters of fiscal 1997 versus $5.7 million of cash provided from operating activities during the same period of the prior year.

     During the first two quarters of fiscal 1997, $4.8 million was expended in capital additions. During the first two quarters of the prior year, $4.3 million was expended in capital additions. The Company anticipates capital expenditures of approximately $5.7 million through the remainder of the current fiscal year
                                      11
ending June 28, 1997. Actual capital expenditures may vary from anticipated expenditures depending upon future results of operations. See RISKS AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS, pages 13-15. Capital expenditures are expected to be financed with the combination of internally generated funds, capital leases, and secured indebtedness along with several operating leases.

     At December 28, 1996, the Company had a secured financing agreement which contained an $8.4 million term note and an $18.3 million revolving loan. The agreement was secured by the assets of the corporation. The agreement contained covenants that related to minimum net worth, minimum working capital, income statement and balance sheet ratios and restricts investments, disposition of assets, and payment of dividends. At December 28, 1996 and June 29, 1996, the company was in compliance with all debt covenants.

     Subsequent to the end of the company's second fiscal quarter, on December 31, 1996, the Company refinanced it's debt with General Electric Capital Corporation (GECC). This secured financing agreement contains an $11 million term note and a revolving credit agreement for up to $30 million. The agreement is secured by the assets of the corporation. The agreement contains financial covenants that relate to maximum capital expenditures, minimum debt service coverage, minimum earnings before income tax, depreciation, and amortization, and maximum leverage percentages. In addition to these financial covenants the financing agreement restricts investments, disposition of assets, and payment of dividends.

     The term note with GECC is payable in quarterly installments of principal, each in the amount of $250,000, commencing in March 1997 and ending in December 1997. Thereafter, the quarterly installment payments of principal will be $500,000 commencing in March 1998 and maturing in December 2002. If debt service coverage is greater than 1.4, this note bears interest at one and three-quarters percent (1.75%) in excess of the applicable London Interbank Offered Rate (LIBOR). If debt service coverage is less than or equal to 1.4, this note bears interest at two percent (2.00%) in excess of the applicable LIBOR rate.
At December 31, 1996, the applicable LIBOR rate was five and one-half percent (5.50%), and the interest rate applicable to the term note was seven and one-half percent (7.50%).

     The revolving loan with GECC is renewable and covers an initial period of approximately five years expiring on December 31, 2001. If debt service coverage is greater than 1.4, the applicable interest rate is one and one-half percent (1.50%) in excess of the applicable LIBOR rate. If debt service coverage is less than or equal to 1.4, the applicable interest rate is one and three-quarters percent (1.75%) in excess of the applicable LIBOR rate. At December 31, 1996, the applicable LIBOR rate was five and one-half percent (5.50%), and the applicable interest rate was seven and one-quarter percent (7.25%). At December 31, 1996, there was $15.7 million borrowed on the revolving loan and approximately $5.3 million available for use under the revolving loan.
                                       12
     Real estate held for sale is carried at net realizable value based upon appraisals and management's intentions for sale or investment. Management is actively marketing the properties through real estate brokers and has obtained independent appraisals. The property is recorded at the lower of cost or net realizable value.

     During the first six months of fiscal 1997 accounts receivable increased by $7.8 million. This increase is due primarily to increased sales in the last month of the second quarter, and increased days sales outstanding.

     The Company believes that cash, cash equivalents, funds available under the line of credit, and internally generated funds can satisfy cash requirements for a period in excess of 12 months.

NET SALES
---------

     Net sales for the fiscal 1997 second quarter, which ended December 28, 1996, were $47.1 million compared to $56.6 million for the second quarter of the previous year. For the six months ended December 28, 1996, sales were $92.4 million compared to $117.2 million for the same period of the previous year.
The decreased sales were due primarily to the phase out of two major OEM customer programs.

     Keyboard shipments decreased 2.4% from the second quarter of the prior year while the average selling price decreased approximately 18.6%. For the six months ended December 28, 1996, unit shipments decreased approximately 9.5% over the same period of the prior year while the average selling price decreased 18.4%. The decrease in units shipped from the second quarter of fiscal year 1996 to the second quarter of fiscal year 1997 is due primarily to decreased customer orders. The decrease in average selling price is due primarily to the sale of new lower cost, lower margin products. In fiscal year 1996, the Company experienced 60% of its keyboard sales in the first six months of the year. As the above mentioned customer programs decreased, sales over the next two quarters gradually declined. In the first six months of fiscal 1997, the Company's keyboard shipments have remained fairly consistent with those experienced at the end of fiscal 1996 with some increase in the second quarter.

     Non-keyboard revenue accounted for 18.4% of total revenue in the second quarter of fiscal 1997 versus 14.6% in the second quarter of the prior year. For the six months ended December 28, 1996, non-keyboard revenue accounted for 19.4% of total revenue versus 13.9% for the same period of the prior year. The increase in this segment of the Company's revenue base is attributable primarily to increasing shipments to a major OEM customer.

COST OF SALES
-------------

     Cost of sales were 85.4% of revenue in the second quarter of 1997 compared to 85.8% for the second quarter of 1996. Cost of sales were 85.2% of revenue for the six months ended December 28, 1996, compared to 85.5% for the same
                                         13
period of the prior year. The cost of sales percentage decreased despite lower unit pricing primarily due to additional cost reductions. The company continues to emphasize cost reduction whenever feasible by utilizing excess capacity in its Juarez, Mexico facility to manufacture an increasing number of products.

RESEARCH, DEVELOPMENT AND ENGINEERING
-------------------------------------

     Research, development and engineering expenses were $1.3 million in the second quarter of fiscal 1997 and $1.4 million for the same period of fiscal 1996. As a percentage of sales, R D & E expenditures were 2.8% in the second quarter of 1997 compared to 2.5% in the second quarter of 1996. Research, development, and engineering expenses were $2.9 million for the six months ended December 28, 1996 compared to $3.0 million for the same period of the prior year. As a percentage of sales, R D & E expenditures were 3.1% for the current six month period versus 2.5% for the same period of the prior fiscal year. As a percent of revenue the increase is due primarily to static activity over a decreased revenue base.

SELLING EXPENSES
----------------

     Selling expenses were $2.5 million in the second quarter of 1997 compared to $1.3 million in the second quarter of 1996. Selling expenses as a percentage of revenue were 5.3% for the quarter compared to 2.3% in the same quarter of fiscal 1996. For the six months ended December 28, 1996, selling expenses were $4.2 million compared to $2.3 million for the same period of the prior year. As a percentage of revenue for the current six month period, selling expenses were 4.6% compared to 1.9% for the same period of the prior year. Selling expenses increased in dollars due primarily to the introduction of new products into the retail market. As a percentage of revenue, selling expenses increased due to a combination of the decrease in revenue and the increase in expenses as previously stated.

GENERAL AND ADMINISTRATIVE
--------------------------

     General and administrative expenses were $2.5 million in the second quarter of 1997 compared to $3.5 million in the second quarter of fiscal 1996. As a percentage of revenue, G&A expenses were 5.4% in the second quarter of fiscal 1997 compared to 6.1% for the second quarter of the prior year. For the six months ended December 28, 1996, G&A expenses were $5.1 million compared to $6.5 million for the same period of the prior year. As a percentage of revenue G&A expenses for the first six months of fiscal 1997 were 5.5% versus 5.6% for the same period of the prior year. As a percentage of revenue the decrease is primarily due to the decreased revenue base. The decrease in dollar spending is primarily due to decreases in hiring costs and decreases or eliminations of other G&A costs as a result of the fourth quarter 1996 restructuring of the Company's facility in Ireland.
                                        14
INTEREST
--------

     Interest expense was $759,000 in the second quarter of 1997 compared to $854,000 for the second quarter of 1996. For the six months ended December 28, 1996, interest expense was $1.4 million compared to $1.7 million for the same period of the prior year. This decrease is due primarily to a decrease in the average outstanding debt throughout the quarter.

INCOME TAXES
------------

     Income tax provisions were $3,000 and $368,000 for the second quarter of 1997 and 1996, respectively. In the second quarter of 1997 $88,000 of this provision and $38,000 of 1996's second quarter provision relate to taxes on earnings of foreign subsidiaries. The remaining ($85,000) of the second quarter 1997 provision relates to tax benefits on U.S. earnings. For the six months ended December 28, 1996, the income tax provision was $98,000 compared to $1.3 million for the same period of the prior year. Taxes on earnings of foreign subsidiaries account for $307,000 and $97,000, respectively, for the six month periods ending December 28, 1996 and December 30, 1995. The remaining ($209,000) of the 1997 provision relates to tax benefits on U.S. earnings. The Company has tax loss carryforwards of approximately $30.3 million which expire in varying amounts in the years 2004 through 2010.

ESOP
----

     No contributions to the Employee Stock Ownership Plan (ESOP) were made during the second quarter of fiscal years 1997 and 1996.

BACKLOG
-------

     The Company's backlog at the end of the second fiscal quarter of 1997 was $26.4 million compared to $24.6 million at the end of the 1996 fiscal year and $28.4 million at the end of the second quarter of fiscal 1996. The increase in the backlog from fiscal year end is attributable primarily to increased orders from a major OEM.

RISKS AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS

     The following risks and uncertainties could affect the Company's actual results and could cause results to differ materially from past results or those contemplated by the Company's forward-looking statements. When used herein, the words "expects", "believes", "anticipates" and similar expressions are intended to identify forward-looking statements.

Potential Fluctuations in Quarterly Results
-------------------------------------------

     The Company's quarterly operating results have varied in the past and may vary in the future due to a variety of factors, including changes in overall demand for computer products, success of customers' programs, timing of new programs, new product introductions or technological advances by the Company,
                                        15
its customers and its competitors and changes in pricing policies by the Company, its customers and its competitors. For example, the Company relies on customers' forecasts to plan its business. If those forecasts are overly optimistic, the Company's revenues and profits may fall short of expectations. Conversely, if those forecasts are too conservative, the Company could have an unexpected increase in revenues and profits.

Competition
-----------

     The keyboard and other input device industry is intensely competitive. Most of the Company's principal competitors are headquartered in Asian countries that have a low cost labor force. Those competitors may be able to offer customers lower prices on certain high volume programs. This could result in price reductions, reduced margins and loss of market share, all of which would materially and adversely affect the Company's business, operating results and financial condition. In addition, competitors can copy the Company's non-proprietary designs after the Company has invested in development of products for customers, thereby enabling such competitors to offer lower prices on such products due to savings in development costs.

Concentration of Major Customers
--------------------------------

     At present, the Company's customer base is highly concentrated, and there can be no assurance that its customer base will not become more concentrated. Three of the Company's OEM customers accounted for 34%, 10% and 8% individually, of net sales during fiscal 1996. In 1995, the same customers accounted for 23%, 19% and 12% of the Company's net sales. There can be no assurance that the Company's principal customers will continue to purchase products from the Company at current levels. Moreover, the Company typically does not enter into long-term volume purchase contracts with its customers, and the Company's customers have certain rights to extend or delay the shipment of their orders. The loss of one or more of the Company's major customers or the reduction, delay or cancellation of orders from such customers could materially and adversely affect the Company's business, operating results and financial condition.

Dependence on Key Personnel
---------------------------

     The Company's future success depends in large part on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified employees. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of key employees could have a material adverse effect on the Company's business, operating results and financial condition.

Litigation
----------

     The Company currently is a party to approximately 109 lawsuits brought by computer keyboard users in state and federal courts. These lawsuits allege that specific keyboard products manufactured by the Company were sold with
                                        16
manufacturing, design and warning defects which caused or contributed to the claimants' alleged injuries, generally referred to as repetitive stress injuries
(RSI) or cumulative trauma disorders (CTD). The Company believes it has valid defenses to these claims, and it will vigorously defend them. These lawsuits are in the early stages of discovery. At this time, management believes that it is not likely that the ultimate outcome of these lawsuits will have a material adverse effect on the Company's financial position. However, given the limited information currently available, the complexity of the litigation, the inherent uncertainty of litigation and the ultimate resolution of insurance coverage issues, management's position will change if warranted by facts and circumstances.

Technological Change and New Product Risk
-----------------------------------------

     The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and relatively short product life cycles. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. The Company's success will depend upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products that keep pace with technological developments and emerging industry standards and address evolving and increasingly sophisticated customer requirements. Failure to do so could substantially harm the Company's competitive position. There can be no assurance that the Company will be successful in identifying, developing, manufacturing and marketing products that respond to technological change, emerging industry standards or evolving customer requirements.

Dilution and Stock Price Volatility
-----------------------------------

     As of June 29, 1996, there were outstanding options and warrants for the purchase of approximately 3,670,000 shares of common stock of the Company ("Common Stock"), of which options for approximately 2,671,000 shares were vested and exercisable. Holders of the Common Stock will suffer immediate and substantial dilution to the extent outstanding options and warrants to purchase the Common Stock are exercised. The stock price of the Company may be subject to wide fluctuations and possible rapid increases or declines over a short time period. These fluctuations may be due to factors specific to the Company such as variations in quarterly operating results or changes in analysts' earnings estimates, or to factors relating to the computer industry or to the securities markets in general, which, in recent years, have experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded.

Control by Hiller Key Tronic Partners, L.P. and The Hiller Group
----------------------------------------------------------------

     Hiller Key Tronic Partners, L.P. ("HKT Partners") is a limited partnership created by The Hiller Group, a corporate management organization. Pursuant to an agreement, which terminates March 1, 1997, between The Hiller Group and the
                                        17
Company, HKT Partners received options to purchase 2,396,923 shares of Common Stock at an exercise price of $4.50 per share. The options terminate on March
1, 1997.   HKT Partners beneficially owns approximately 24% of the outstanding shares of Common Stock. This concentration of ownership, in conjunction with the agreement between the Company and The Hiller Group, enables The Hiller Group to exert significant control over corporate actions and potentially over any change in control of the Company.

                                      18

PART II.    OTHER INFORMATION:

Item 1.     Legal Proceedings
            None

Item 4.     Submission of Matters to a Vote of Security Holders
            None

Item 5.     Other Events

Part II.    Other Information (continued)

Item 6.     Exhibits and Reports on Form 8-K

            (a) Exhibits

            (b) Reports on Form 8-K

                Form 8-K dated January 14, 1997 reporting the secured financing agreement with General Electric Capital Corporation
                (GECC).*

* Previously filed.

                                       19
                                   SIGNATURES


      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                              KEY TRONIC CORPORATION




               /s/ Fred Wenninger
               -----------------------
               Fred Wenninger                                  Date: 2/11/97
               President




               /s/ Ronald F. Klawitter
               -----------------------
               Ronald F. Klawitter                             Date: 2/11/97
               Principal Financial Officer




               /s/ Keith D. Cripe
               -----------------------
               Keith D. Cripe                                  Date: 2/11/97
               Principal Accounting Officer

                                          20